Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 27, 2018.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kiniksa Pharmaceuticals, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	98-1327726 (I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton HM11, Bermuda +1 (441) 295-5950

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kiniksa Pharmaceuticals Corp.
100 Hayden Avenue
Lexington, MA 02421
(781) 431-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Johan V. Brigham Nathan Ajiashvili Stephen W. Ranere Latham & Watkins LLP 200 Clarendon Street, 27th Floor Boston, Massachusetts 02116 (617) 948-6000	Alan Dickson Chiara T. Nannini Conyers Dill & Pearman Limited Clarendon House, 2 Church Street PO Box HM 666 Hamilton, HM CX, Bermuda +1 (441) 295-1422	Patrick O'Brien Michael S. Pilo Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

              If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

              If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Class A Common Shares, par value $0.0001 per share	$100,000,000	$12,450

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction. where the offer or sale is not permitted

Subject to Completion, Dated April 27, 2018

PRELIMINARY PROSPECTUS

Shares

Class A Common Shares

           This is an initial public offering of our Class A common shares. All                  Class A common shares are being sold by us.

           Prior to this offering, there has been no public market for our Class A common shares. It is currently estimated that the initial public offering price per share will be between $             and $             . We have applied to have our Class A common shares listed on The Nasdaq Global Market under the symbol "KNSA."

           We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012, and as such have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See "Prospectus Summary — Implications of Being an Emerging Growth Company."

           Investing in our Class A common shares involves risk. See "Risk Factors" beginning on page 12 to read about factors you should consider before buying our Class A common shares.

           Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Kiniksa Pharmaceuticals, Ltd.	$	$

(1)
See "Underwriting" beginning on page 198 for additional information regarding underwriting compensation.

           Following this offering, we will have four classes of common shares outstanding: Class A common shares, Class A1 common shares, Class B common shares and Class B1 common shares. All classes of our common shares will be economically equivalent to each other. The rights of the holders of our Class A common shares, Class A1 common shares, Class B common shares and Class B1 common shares will be identical, except with respect to voting, conversion and transferability. Each Class A common share will be entitled to one vote and will not be convertible into any other class of our share capital. Each Class B common share will be entitled to ten votes and will be convertible at any time at the election of the holder into one Class A common share or one Class B1 common share and will automatically convert into Class A common shares upon transfer to an unaffiliated party. The rights of the holders of our Class A1 common shares and Class B1 common shares will be identical, except with respect to conversion. Each Class A1 common share and Class B1 common share will have no associated voting rights. Each Class A1 common share will be convertible into one Class A common share, subject to certain limitations, as described in this prospectus. Each Class B1 common share will be convertible into one Class A common share or one Class B common share, subject to certain limitations, as described in this prospectus. Immediately following this offering, the holders of Class A common shares will account for         % of our aggregate voting power and the holders of Class B common shares will account for the remaining         % of our aggregate voting power. See "Description of Share Capital — Common Shares" for more information on the rights of the holders of our Class A common shares, Class A1 common shares, Class B common shares and Class B1 common shares.

           We have granted the underwriters the option to purchase up to an additional                  of our Class A common shares for a period of 30 days after the date of this prospectus.

           The underwriters expect to deliver the Class A common shares to investors against payment on or about                  , 2018.

Goldman Sachs & Co. LLC	J.P. Morgan
JMP Securities	Wedbush PacGrow

Prospectus dated                  , 2018

          We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our Class A common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

          For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A common shares and the distribution of this prospectus outside the United States.

i

TRADEMARKS

          We own or have rights to trademarks that we use in connection with the operation of our business, including Kiniksa™ and ARCALYST®. Kiniksa™ is a trademark of Kiniksa Pharmaceuticals, Ltd. and ARCALYST® is a trademark of Regeneron Pharmaceuticals, Inc. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus, including Kiniksa and ARCALYST, are listed without the ®, SM and ™ symbols. We will assert, to the fullest extent under applicable law, our rights to our intellectual property. Trademarks, service marks and trade names of third parties are the intellectual property of such parties.

ii

 PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common shares. You should read this entire prospectus carefully, especially the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements."

          As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," the "Company" and "Kiniksa" refer to Kiniksa Pharmaceuticals, Ltd. and its consolidated subsidiary, together.

Overview

          We are a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. We have a pipeline of product candidates across various stages of development, currently focused on autoinflammatory and autoimmune conditions. We have three clinical-stage product candidates, one of which is anticipated to commence a Phase 3 clinical trial in 2018. We follow a disciplined and methodical approach to selectively identify and acquire product candidates with strong biologic rationales or validated mechanisms of action. We believe that each of our product candidates has the potential to address multiple indications.

Our Programs

  •
  Rilonacept (ARCALYST) is a protein for inhibiting interleukin-1a and interleukin-1b. Cytokines are small proteins that play a key role in cell signaling. Rilonacept is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of cryopyrin-associated periodic syndromes, or CAPS, and has been commercially available from Regeneron Pharmaceuticals, Inc., or Regeneron, for this indication since 2008. We are initially developing rilonacept for the treatment of recurrent pericarditis, a debilitating inflammatory cardiovascular disease. We are not aware of any therapy currently approved by the FDA for the treatment of recurrent pericarditis. We are currently conducting an open-label Phase 2 proof-of-concept clinical trial in this disease and expect to report preliminary data in 2018. The trial is divided into five parts to evaluate rilonacept in various subgroups of patients with pericarditis. As of April 23, 2018, a total of four subjects have been enrolled in the clinical trial. Three of the four subjects were experiencing symptomatic recurrent pericarditis at the time of enrollment. All three subjects showed a reduction in C-reactive protein measurements, as well as a reduction in scores of an 11-point Numerical Rating Scale instrument for assessing pericardial-associated chest pain, in the first week of treatment, which was sustained as of April 23, 2018. The fourth subject, in a separate patient cohort, was on corticosteroids at the time of enrollment but not experiencing active symptoms, and has a history of corticosteroid dependence. This subject is being treated with rilonacept and is scheduled to taper off of corticosteroids in the extension period of the trial. As of April 23, 2018, this subject has been free of pericarditis flares for three weeks. Among these subjects, the most commonly reported adverse reaction associated with rilonacept has been injection-site reactions.

  •
  Mavrilimumab is a monoclonal antibody that antagonizes the signaling of granulocyte macrophage colony stimulating factor, or GM-CSF. We are focusing our initial development efforts for mavrilimumab on giant cell arteritis, or GCA, an inflammatory disease of the blood vessels with unmet medical need that can lead to blindness if left untreated. MedImmune Limited, or MedImmune, initially developed mavrilimumab for the treatment of rheumatoid arthritis, or RA. MedImmune's Investigational New Drug application, or IND, for the clinical development of mavrilimumab for the treatment of RA was initially put on clinical hold in 2010 before human data had been generated due to certain effects that were observed in non-clinical studies, which coincides with a theoretical risk of developing pulmonary alveolar proteinosis, or PAP, possibly in the setting of GM-CSF inhibition. Since then, in 2014, the FDA acknowledged that clinical studies in refractory RA may be appropriate based on MedImmune's clinical studies in Europe in which it dosed over 550 RA patients with mavrilimumab and generated an aggregate of over 900 patient years of exposure with no evidence of PAP. Patient years of exposure is a statistical measure of cumulative drug exposure and reflects the total number of years that the RA patients in these studies were treated with mavrilimumab in the aggregate. MedImmune has since withdrawn the IND for mavrilimumab for the treatment of RA. We intend to develop mavrilimumab for the treatment of GCA under a new IND in the United States and new Clinical Trial Application, or CTA, in Europe, and plan to initiate a Phase 2 clinical trial in 2018.

  •
  KPL-716 is a monoclonal antibody that simultaneously inhibits the signaling of the cytokines interleukin-31, or IL-31, and oncostatin M, or OSM, by targeting their common receptor subunit, oncostatin M receptor beta, or OSMRb. We plan to study KPL-716 in a variety of pruritic and fibrotic indications driven by these cytokines and we believe KPL-716 is the only monoclonal antibody in development that simultaneously targets both pathways. We are currently enrolling subjects in a Phase 1a/1b clinical trial in healthy volunteers and in subjects with atopic dermatitis as a proof-of-concept for pruritic conditions. We have completed dosing in the single ascending intravenous and subcutaneous portions of the trial and have initiated a repeat single subcutaneous dose portion of the trial. We expect to report preliminary data from the single dose cohorts of the trial in the second half of 2018. If the data are favorable, we expect our two initial targeted indications for future development of KPL-716 to be prurigo nodularis and atopic dermatitis, both inflammatory, pruritic skin conditions with unmet medical need.

  •
  KPL-045 is a monoclonal antibody inhibitor of the CD30/CD30L interaction, a T-cell co-stimulatory receptor involved in activated T-memory cell function. We are planning IND-enabling studies in T-cell dependent, B-cell mediated diseases, and expect to file an IND with the FDA for this program in 2019.

  •
  KPL-404 is a monoclonal antibody inhibitor of the CD40/CD40L interaction, a central control node of T-cell-dependent, B-cell-mediated humoral adaptive immunity. We are planning IND-enabling studies in T-cell dependent, B-cell mediated diseases, and expect to file an IND with the FDA for this program in 2019.

          The following table summarizes our current pipeline of product candidates:

          In addition to the indications described above, we plan to evaluate rilonacept, mavrilimumab and KPL-716 in other indications. We also plan to be opportunistic in our business development activities to identify and potentially acquire the rights to additional programs. We have also initiated our own internal research efforts to discover and develop molecules to address areas of unmet medical need.

          We intend to directly commercialize our product candidates, if approved, in the United States and select international markets. In parallel with our product development timelines, we plan to build our own commercial and operational organizations around the world. We anticipate building targeted medical affairs and sales teams focused on specialist physicians who treat the patient populations addressed by our product candidates.

Our Team

          We have assembled an experienced management team with a successful track record, many of whom have previously worked together at companies that developed and commercialized therapeutics for underserved, rare and specialty-focused patient populations. Our team has expertise across the spectrum of global drug discovery, development, manufacturing and commercialization activities in diseases within both large and orphan indications. Our Chairman and Chief Executive Officer, Sanj K. Patel, has more than 25 years of scientific, clinical and commercial experience in the pharmaceutical and biotechnology industries. Our Chief Medical Officer, John F. Paolini, M.D., Ph.D., has more than 15 years of experience planning, operating and executing clinical development programs across a range of disease indications from orphan diseases to large cardiovascular diseases, and ten years as a practicing cardiologist.

Our Strategy

          Our vision is to build a fully-integrated global biopharmaceutical company by discovering, acquiring, developing and commercializing life-changing therapies for debilitating diseases. We are currently developing a pipeline of novel drug product candidates for the treatment of autoinflammatory and autoimmune diseases, and we aim to be an industry leader in these areas. We are pursuing multiple programs in parallel, with the goal of delivering safe and effective therapies to patients as efficiently as possible.

          Critical components of our business strategy include the following:

  •
  Efficiently and rapidly advance our product candidates through the development process.  We believe that our product candidates have the potential to address significant unmet medical needs and intend to develop them as efficiently and rapidly as possible. In 2018, we expect to report preliminary Phase 2 data for rilonacept and, if the Phase 2 data are favorable, we plan to initiate a Phase 3 clinical trial for rilonacept in recurrent pericarditis. For KPL-716, we anticipate reporting preliminary data from the single dose cohorts in our Phase 1a/1b clinical trial in normal healthy volunteers and subjects with atopic dermatitis in the second half of 2018. We also expect to initiate a Phase 2 clinical trial of mavrilimumab in GCA in 2018.

  •
  Commercialize our product candidates to bring new or improved therapies to patients in need.  We intend to market and commercialize our product candidates, if approved, in the United States and select international markets by developing our own sales, marketing, medical affairs and reimbursement organizations. We anticipate creating a targeted sales organization that supports specialist physicians who treat these specific patient populations and plan to build out this organization as our product candidates approach potential regulatory approval. We believe this approach will allow us to effectively reach patients and prescribers that our product candidates target and leverage the commercial potential of our product candidates.

  •
  Maximize our existing portfolio opportunity by expanding use across multiple indications.  A core component of our approach to product development is identifying assets that each have the potential to treat multiple diseases. We aim to develop and commercialize our product candidates to produce meaningful impact for patients across all relevant indications. Our assets are designed to specifically modulate signaling pathways that are implicated across a spectrum of autoimmune and autoinflammatory conditions. For example, our lead product candidate, rilonacept, is being studied in recurrent pericarditis, and we believe it may be effective in other IL-1a-mediated diseases characterized by painful serosal inflammation. We also believe that both mavrilimumab and KPL-716 have potential in additional indications.

  •
  Leverage our value-driven approach to identify, acquire, discover and develop new therapies.  We follow a disciplined and methodical approach to our review of new opportunities. We focus on research-based and comprehensive indication mapping exercises to categorize and prioritize indications of interest. We evaluate a variety of factors for potential product candidates and discovery targets, including biologic rationale for addressing the disease, potential for regulatory approval, commercial viability, intellectual property position, prospects for favorable pricing and reimbursement and the impact of competition. We also look at assets that could potentially address multiple indications. In building our current pipeline, we evaluated a large number of opportunities and negotiated agreements with parties for the assets that met our criteria and have acquired the rights to develop and commercialize five separate biologics. Going forward, we intend to be opportunistic in our business development activities.

  •
  Build our core capability in autoimmune and autoinflammatory diseases to establish a leadership position in the field. Our current pipeline consists of protein therapeutics across various stages of drug development, including a cytokine trap, rilonacept, and four monoclonal antibodies—mavrilimumab, KPL-716, KPL-045 and KPL-404. Both categories of therapeutics functionally inhibit signaling pathways that are implicated in autoinflammatory- or autoimmune-driven pathologies. We intend to leverage our internal discovery efforts and business development capabilities to complement our existing portfolio to build our core capability and establish a leadership position in the field.

Our Capital Structure

          Following this offering, we will have four classes of common shares: Class A, Class A1, Class B and Class B1. All classes of our common shares will be economically equivalent to each other. The rights of the holders of our Class A common shares, Class A1 common shares, Class B common shares and Class B1 common shares will be identical, except with respect to voting, conversion and transferability. Holders of our Class A common shares — the only class of common shares being sold in this offering — will be entitled to one vote per Class A common share, while holders of our Class B common shares will be entitled to ten votes per Class B common share. Our Class A1 common shares and Class B1 common shares will have no associated voting rights. Following this offering, the Class A common shares will account for          % of our aggregate voting power and the Class B common shares will account for the remaining         % of the aggregate voting power. In addition, the number of Class A1 common shares to be outstanding after this offering will be             and the number of Class B1 common shares to be outstanding after this offering will be             . See "Principal Shareholders" and "Description of Share Capital" for more information on beneficial ownership immediately following this offering.

          As a result of the Class A common shares and Class B common shares that they will hold upon the closing of this offering, our senior management team will be able to exercise voting rights with respect to an aggregate of                      shares of Class A common shares and                             shares of Class B common shares, which will represent approximately         % of the voting power of our outstanding share capital immediately following this offering. As a result, our senior management team will have the ability to control the outcome of all matters submitted to our shareholders for approval, including the election, removal, and replacement of directors and any merger, consolidation, or sale of all or substantially all of our assets. However, this percentage may change depending on any conversion of Class A1 common shares, Class B1 common shares or Class B common shares. Each holder of Class A1 common shares may elect to convert its Class A1 common shares into voting Class A common shares at any time, unless, as a result of such conversion, the holder and its affiliates would own more than 9.99% of the combined voting power of our share capital outstanding immediately after giving effect to the conversion. Each holder of Class B1 common shares may elect to convert its Class B1 common shares into voting Class A common shares or Class B common shares at any time, unless, as a result of such conversion, the holder and its affiliates would own more than 9.99% of the combined voting power of our share capital outstanding immediately after giving effect to the conversion. Any such holder of Class A1 common shares or Class B1 common shares will have the right to increase, decrease or waive this beneficial ownership limitation at its sole discretion by providing us with 61-days' prior written notice.

          This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other shareholders support. Conversely, this concentrated control could allow our senior management team to consummate a transaction that our other shareholders do not support. See "Risk Factors — Risks Related to Our Common Shares and This Offering — After this offering, members of our senior management team will have the ability to control all matters submitted to shareholders for approval."

Risks Associated with Our Business

          Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this prospectus summary. Some of these risks are:

  •
  we have a limited operating history, have never generated any product revenue, have incurred significant operating losses since our inception, expect to incur significant operating losses for the foreseeable future and may never achieve or maintain profitability;

  •
  we may not be successful in our efforts to identify, discover, develop or acquire additional product candidates;

  •
  we depend heavily on the success of our product candidates and cannot give any assurance that our product candidates will receive regulatory approval for any indication, which is necessary before they can be commercialized;

  •
  we will need additional funding to complete the development and commercialization of our product candidates, if approved, and to acquire additional product candidates, and if we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or future commercialization efforts;

  •
  we had no involvement with or control over the pre-clinical and clinical development of our current product candidates prior to our acquisition of them, and we are dependent on the parties from whom we licensed or acquired such product candidates having conducted their research and development in accordance with the applicable protocols and standards, accurately reported the results of all clinical trials conducted prior to our acquisition and correctly collected and interpreted the data from these trials;

  •
  we have acquired product candidates with positive clinical data in diseases other than our target indications, and we cannot be certain that our product candidates will prove to be effective in treating our target indications;

  •
  we rely, and expect to continue to rely, on third parties to conduct our clinical trials and to manufacture our product candidates for pre-clinical and clinical testing, including our sole source of supply for each of our active pharmaceutical ingredients, and those third parties may not perform satisfactorily, which could delay our product development activities;

  •
  all of our product candidates have been licensed or acquired from other parties; if we are unable to adequately protect our product candidates, or to secure and maintain freedom to operate, others could preclude us from commercializing our product candidates or compete against us more directly;

  •
  we face significant competition from other biotechnology and pharmaceutical companies;

  •
  concentration of ownership of the voting power of our common shares may prevent new investors in this offering from influencing significant corporate decisions; and

  •
  we will likely be classified as a passive foreign investment company and we believe we have been classified as a controlled foreign corporation in the current taxable year and may be classified as a passive foreign investment company or controlled foreign corporation in any future taxable year, which may result in adverse U.S. federal income tax consequences to U.S. holders of our Class A common shares.

Our Corporate Information

          We are an exempted company incorporated under the laws of Bermuda in July 2015. Our registered office is located in Bermuda at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. The telephone number of our registered office is +1 (441) 295-5950. Our website address is www.kiniksa.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Class A common shares.

Implications of Being an Emerging Growth Company

          We qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An "emerging growth company" may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies. These exceptions include:

  •
  being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure in this prospectus;

  •
  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

  •
  an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor's report on the financial statements;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

          We may take advantage of these exemptions until the last day of our fiscal year following the fifth anniversary of the closing of this offering. However, we will cease to be an emerging growth company prior to the end of such five-year period if (i) we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period.

          We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

          In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

 The Offering

Class A common shares offered by us	shares
Option to purchase additional Class A common shares	shares
Class A common shares to be outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional Class A common shares in full)
Class B common shares to be outstanding after this offering	shares
Class A1 common shares to be outstanding after this offering	shares
Class B1 common shares to be outstanding after this offering	shares
Total common shares to be outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional Class A common shares in full)
Voting rights

Following this offering, we will have four classes of common shares outstanding: Class A common shares, Class A1 common shares, Class B common shares and Class B1 common shares. Each Class A common share will entitle its holder to one vote per Class A common share. Each Class B common share will entitle its holder to ten votes per Class B common share. Our Class A1 common shares and Class B1 common shares will not have voting rights. Immediately following this offering, the holders of our Class A common shares will account for             % of our aggregate voting power and the holders of our Class B common shares will account for the remaining             % of our aggregate voting power. See "Principal Shareholders" and "Description of Share Capital" for additional information.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $             million (or approximately $             million if the underwriters exercise their option to purchase additional Class A common shares in full), based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering to advance the clinical development of rilonacept, mavrilimumab and KPL-716, and to fund other research and development activities and for working capital and general corporate purposes. See "Use of Proceeds" beginning on page 82.

Risk factors

See "Risk Factors" beginning on page 12 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A common shares.

Proposed Nasdaq Global Market symbol	"KNSA"

          The total number of common shares to be outstanding after this offering is based on              Class A common shares and              Class B common shares outstanding as of March 31, 2018 and assumes the conversion of all of our preferred shares outstanding as of March 31, 2018 into              Class A common shares,               Class B common shares,              Class A1 common shares and              Class B1 common shares, in each case upon the closing of this offering. This amount excludes:

  •
  12,848,232 Class A common shares issuable upon exercise of share options outstanding as of March 31, 2018, at a weighted average exercise price of $1.98 per share;

  •
  221,641 Class A common shares reserved for future issuance under our 2015 Equity Incentive Plan as of March 31, 2018; and

  •
                    Class A common shares that will become available for future issuance under our 2018 Equity Incentive Plan, which will become effective in connection with this offering upon the effectiveness of the registration statement of which this prospectus forms a part.

          Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  a 1-for         reverse share split of our common shares effected on                  , 2018;

  •
  the conversion of all of our preferred shares into                          Class A common shares,                           Class A1 common shares,                           Class B common shares and                          Class B1 common shares, in each case upon the closing of this offering;

  •
  no exercise of outstanding share options after March 31, 2018;

  •
  the effectiveness of our amended and restated bye-laws immediately prior to the closing of this offering; and

  •
  no exercise by the underwriters of their option to purchase additional Class A common shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

          You should read the following summary consolidated financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. We have derived the consolidated statement of operations data for the years ended December 31, 2016 and 2017 from our audited consolidated financial statements appearing at the end of this prospectus. We have derived the consolidated statement of operations data for the three months ended March 31, 2017 and 2018 and the consolidated balance sheet data as of March 31, 2018 from our unaudited consolidated financial statements appearing at the end of this prospectus, which have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Our historical results are not necessarily indicative of results that may be expected in any future period, and our results for any interim period are not necessarily indicative of results that may be expected for any full year.

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018

	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$17,439	$56,357	$3,145	$12,630
General and administrative	6,563	9,043	1,903	3,710

Total operating expenses	24,002	65,400	5,048	16,340

Loss from operations	(24,002)	(65,400)	(5,048)	(16,340)
Interest income	65	529	74	305

Loss before benefit (provision) for income taxes	(23,937)	(64,871)	(4,974)	(16,035)
Benefit (provision) for income taxes	(36)	(2)	33	53

Net loss	$(23,973)	$(64,873)	$(4,941)	$(15,982)

Net loss per share attributable to common shareholders—basic and diluted(1)	$(33.53)	$(13.12)	$(1.29)	$(2.36)

Weighted average common shares outstanding—basic and diluted(1)	715,045	4,944,889	3,840,055	6,773,251

Pro forma net loss per share attributable to common shareholders—basic and diluted (unaudited)(1)		$(1.00)		$(0.18)

Pro forma weighted average common shares outstanding—basic and diluted (unaudited)(1)		65,588,468		88,711,164

(1)
See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details on the calculation of basic and diluted net loss per share attributable to common shareholders and on the calculation of pro forma basic and diluted net loss per share attributable to common shareholders.

	As of March 31, 2018

	Actual		Pro Forma(2)		Pro Forma As Adjusted(3)

	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$221,108	$		$
Working capital(1)	203,185
Total assets	224,775
Convertible preferred shares	310,592
Total shareholders' (deficit) equity	(105,115)

(1)
We define working capital as current assets less current liabilities.

(2)
The pro forma balance sheet data give effect to the conversion of all of our outstanding preferred shares into an aggregate of              common shares upon closing of this offering.

(3)
The pro forma as adjusted balance sheet data give further effect to our issuance and sale of             Class A common shares in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total shareholders' equity by $              million, assuming that the number of Class A common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of Class A common shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total shareholders' equity by $              million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

          Investing in our Class A common shares involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," before deciding whether to invest in our Class A common shares. The occurrence of any of the events or developments described below could adversely affect our business, financial condition, results of operations and growth prospects. In such an event, the market price of our Class A common shares could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

 Risks Related to Our Financial Position and Capital Needs

We are a clinical-stage biopharmaceutical company with a limited operating history and have not generated any revenue from product sales. We have incurred significant operating losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

          We have incurred losses in each year since our inception in 2015 and anticipate incurring losses for the foreseeable future. To date, we have invested substantially all of our efforts and financial resources in identifying, acquiring, in-licensing and developing our product candidates, including commencing and conducting clinical trials and providing general and administrative support for these operations. Our future success is dependent on our ability to develop, obtain regulatory approval for and successfully commercialize one or more of our product candidates. We have not yet demonstrated our ability to initiate or successfully complete any Phase 3 or other pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale drug, or conduct sales and marketing activities. We currently generate no revenue from sales of any products, and we may never be able to develop or commercialize a marketable product. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Typically, it takes many years to develop one new drug from the time it is discovered to when it is available for treating patients, and development may cease for a number of reasons. Consequently, predictions about our future success or viability could be more accurate if we had a longer operating history.

          We have incurred significant losses related to expenses for research and development and our ongoing operations. Our net losses for the years ended December 31, 2016 and 2017 and three months ended March 31, 2017 and 2018 were $24.0 million, $64.9 million, $4.9 million and $16.0 million, respectively. As of March 31, 2018, we had an accumulated deficit of $107.0 million. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase substantially as we:

  •
  continue our research and pre-clinical and clinical development of our product candidates, including our ongoing open-label Phase 2 proof-of-concept clinical trial for rilonacept for the treatment of recurrent pericarditis and our ongoing Phase 1a/1b clinical trial of KPL-716 in healthy volunteers and in subjects with atopic dermatitis, and commence our Phase 2 clinical trial of mavrilimumab for the treatment of GCA;

  •
  expand the scope of our current clinical trials for our product candidates;

  •
  advance our programs into more expensive clinical trials, including our plans to commence a Phase 3 clinical trial for rilonacept for the treatment of recurrent pericarditis;

  •
  initiate additional pre-clinical studies and clinical trials for our product candidates;

  •
  increase our manufacturing needs or add additional manufacturers or suppliers;

  •
  seek regulatory and marketing approvals for our product candidates that successfully complete clinical trials, if any;

  •
  establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

  •
  seek to identify, assess, acquire or develop additional product candidates;

  •
  make milestone or other payments under any license or purchase agreements;

  •
  seek to maintain, protect and expand our intellectual property portfolio;

  •
  seek to attract and retain skilled personnel;

  •
  create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts; and

  •
  experience any delays or encounter issues with any of the above, including but not limited to failed trials, complex results, safety issues, other regulatory challenges that require longer follow-up of existing trials, additional major trials or additional supportive trials in order to pursue marketing approval.

          Further, the net losses we incur may fluctuate significantly from quarter-to-quarter and year to year, such that a period to period comparison of our results of operations may not be a good indication of our future performance. Once we are a public company, we will incur additional costs associated with operating as a public company. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our shareholders' equity and working capital.

We will require substantial additional financing, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

          The development and commercialization of biopharmaceutical products is capital intensive. We are advancing our product candidates through pre-clinical and clinical development and, in 2018, anticipate beginning new clinical trials for our product candidates, rilonacept, mavrilimumab and KPL-716. We expect our expenses to increase in connection with our ongoing activities as we continue the research and development of, and, if successful, seek marketing approval for, our product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to manufacturing, product sales, marketing, and distribution. As our product candidates progress through development and towards commercialization, we will need to make milestone payments to the licensors and other third parties from whom we have acquired our product candidates. We may also need to raise additional funds sooner if we choose to pursue additional indications for our product candidates or otherwise expand more rapidly than we presently anticipate. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed on attractive terms, if at all, we will be forced to delay, reduce or eliminate certain of our clinical development plans, research and development programs or future commercialization efforts.

          The development process for our product candidiates is highly uncertain, and we cannot estimate with certainty the actual amounts necessary to successfully complete the development,

regulatory approval process and commercialization of our product candidates. Our operating plans may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than expected, through public or private equity, debt financings or other sources. Our future capital requirements will depend on and could increase significantly as a result of many factors, including:

  •
  the results, time and cost necessary for completing our open-label Phase 2 proof-of-concept clinical trial of rilonacept for the treatment of recurrent pericarditis and our Phase 1a/1b clinical trials of KPL-716 for the treatment of atopic dermatitis and commencing our planned Phase 3 clinical trial for rilonacept for the treatment of recurrent pericarditis, our planned Phase 2 clinical trial for mavrilimumab for the treatment of GCA and our planned Phase 2 clinical trial for KPL-716 for the treatment of prurigo nodularis;

  •
  the number, size and type of any additional clinical trials;

  •
  the costs, timing and outcomes of seeking and potentially obtaining approvals from the FDA or comparable foreign regulatory authorities, including the potential for the FDA or comparable regulatory authorities to require that we conduct more studies than those that we currently expect to conduct and the costs of post-marketing studies or risk evaluation and mitigation strategies, or REMS, that could be required by regulatory authorities;

  •
  the costs and timing of transferring manufacturing technology to third-party manufacturers, producing product candidates to support clinical trials and preparing to manufacture mavrilimumab and KPL-716 on a commercial scale, as well as producing rilonacept in potential new final form configurations;

  •
  the timing and amount of milestone or other payments we must make under our agreements with Regeneron Pharmaceuticals, Inc., or Regeneron, MedImmune, Limited, or MedImmune, Biogen MA Inc., or Biogen, Novo Nordisk A/S, or Novo Nordisk, and the other third parties from whom we have acquired or in-licensed our product candidates or from whom we may in the future acquire or in-license product candidates or in connection with the exercise of our option to purchase all of the outstanding capital stock of Primatope Therapeutics, Inc., or Primatope;

  •
  our ability to successfully commercialize any of our product candidates, including the cost and timing of forming and expanding our sales organization and marketing capabilities;

  •
  the amount of sales revenues from our product candidates, if approved, including the sales price and the availability of coverage and adequate third-party reimbursement;

  •
  competitive and potentially competitive products and technologies and patients' receptivity to our product candidates and the technology underlying them in light of competitive products and technologies;

  •
  the cash requirements of any future acquisitions, developments or discovery of additional product candidates, including any licensing or collaboration agreements;

  •
  the time and cost necessary to respond to technological and market developments;

  •
  the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

  •
  any product liability or other lawsuits related to our product candidates or any products;

  •
  the costs associated with being a public company;

  •
  our need and ability to hire additional personnel; and

  •
  the receptivity of the capital markets to financings by biotechnology companies generally and companies with product candidates and technologies such as ours specifically.

          Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Dislocations in the financial markets may make equity and debt financing more difficult to obtain, and may have a material adverse effect on our ability to meet our fundraising needs when they arise. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our pre-clinical studies, clinical trials or other research or development programs, the commercialization of any product candidate. We may also be unable to expand our operations or otherwise capitalize on our business opportunities or may be required to relinquish rights to our product candidates or products. Any of these occurrences could materially affect our business, financial condition and results of operations.

Raising additional capital may cause dilution to our shareholders, including purchasers of shares in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.

          Until such time as we can generate substantial product revenues, if ever, we expect to finance our cash needs through securities offerings or debt financings, or possibly, license and collaboration agreements or research grants. The terms of any financing may adversely affect the holdings or the rights of our shareholders and our issuance of additional securities, whether equity or debt, or the possibility of such issuance, may cause the market price of our Class A common shares to decline. The sale of additional equity or convertible securities would dilute all of our shareholders, including your ownership interest. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies, product candidates or future revenue streams, or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects. If we raise funds through research grants, we may be subject to certain requirements, which may limit our ability to use the funds or require us to share information from our research and development. Raising additional capital through any of these or other means could adversely affect our business and the holdings or rights of our shareholders, and may cause the market price of our shares to decline.

Risks Related to Product Development and Regulatory Approval

We depend heavily on the success of rilonacept, mavrilimumab and KPL-716, which are in various stages of clinical development. If we are unable to advance our product candidates in clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

          We do not currently generate any revenue from sales of any products, and we may never be able to develop or commercialize marketable products. Each of our product candidates require additional clinical development, management of pre-clinical, clinical or manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization, and significant marketing efforts before we generate any revenue from product sales.

          We have three product candidates in various stages of clinical development and two at the pre-clinical development stage. None of them have been previously studied in the indications for which we are developing them. We may not be able to demonstrate that they are safe or effective in the indications for which we are studying them and they may not be approved. Although rilonacept is approved and marketed for human use for the treatment of CAPS in the United States by Regeneron, we are studying rilonacept for the treatment of recurrent pericarditis in an open-label Phase 2 proof-of-concept clinical trial, and, if the preliminary data are favorable, we plan to advance development to a Phase 3 clinical trial in 2018. Mavrilimumab has been through Phase 2 clinical trials conducted by MedImmune for the treatment of rheumatoid arthritis, or RA, but we plan to enter into Phase 2 clinical trials with mavrilimumab for the treatment of GCA. Our third product candidate, KPL-716, is currently undergoing a Phase 1a clinical trial in healthy volunteers and a Phase 1b clinical trial in subjects with atopic dermatitis and, if the data from our Phase 1a/1b clinical trial are favorable, we intend to commence Phase 2 clinical trials for atopic dermatitis as well as prurigo nodularis. Our assumptions about why these product candidates are worthy of future development and potential approval in these, or any, indications are based on indirect data primarily collected by other companies. We also have pre-clinical product candidates that will need to progress through IND-enabling studies prior to clinical development. None of our product candidates have advanced into a pivotal study for the indications for which we are studying. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities.

          We have not submitted, and we may never submit marketing applications to the FDA or comparable foreign regulatory authorities for our product candidates. We cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Further, our product candidates may not receive regulatory approval even if they are successful in clinical trials. If we do not receive regulatory approvals for one or more of our product candidates, we may not be able to continue our operations.

          Each of our product candidates will require additional pre-clinical and/or clinical development, regulatory approval in one or more jurisdictions, obtaining manufacturing supply, capacity and expertise, building of a commercial organization, substantial investment and significant marketing efforts before we are able to generate any revenue from product sales. The success of our product candidates will depend on several factors, including the following:

  •
  successful completion of pre-clinical studies, including toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, conducted, where applicable, under the FDA's Good Laboratory Practice, or GLP, regulations;

  •
  submission to the FDA of INDs and of clinical trial applications to foreign governmental authorities, for our product candidates to commence planned clinical trials or future clinical trials;

  •
  successful enrollment in, and completion of, clinical trials, the design and implementation of which are agreed to by the applicable regulatory authorities, and the conduct of clinical trials by contract research organizations, or CROs, to successfully conduct such trials within our planned budget and timing parameters and without materially adversely impacting our trials;

  •
  successful data from our clinical programs that support an acceptable risk-benefit profile of our product candidates for the targeted indications in the intended populations to the satisfaction of the applicable regulatory authorities;

  •
  timely receipt, if at all, of regulatory approvals from applicable regulatory authorities;

  •
  establishment of arrangements with third-party manufacturers, as applicable, for continued clinical supply and commercial manufacturing;

  •
  successful development of our manufacturing processes and transfer to new third-party facilities to support future development activities and commercialization that are operated by contract manufacturing organizations, or CMOs, in a manner compliant with all regulatory requirements;

  •
  establishment and maintenance of patent and trade secret protection or regulatory exclusivity for our product candidates;

  •
  successful commercial launch of our product candidates, if and when approved;

  •
  acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

  •
  effective competition with other therapies;

  •
  establishment and maintenance of adequate healthcare coverage and reimbursement;

  •
  enforcement and defense of intellectual property rights and claims;

  •
  continued compliance with any post-marketing requirements imposed by regulatory authorities, including any required post-marketing clinical trials or REMS; and

  •
  maintenance of a continued acceptable safety profile of the product candidates following approval.

          If we do not accomplish one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. If we do not receive regulatory approvals for one or more of our product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to manufacture and market our product candidates, our revenues will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights. If the markets for patient subsets that we are targeting are not as significant as we estimate, we may not generate significant revenues from sales of such products, if approved.

          We plan to seek regulatory approval to commercialize our product candidates in the United States and potentially in foreign countries. While the scope of regulatory approval is similar in many countries, to obtain separate regulatory approval in multiple countries will require us to comply with numerous and varying regulatory requirements of each such country or jurisdiction regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution, and we cannot predict success in any such jurisdictions.

Clinical drug development is a lengthy and expensive process with uncertain timelines and uncertain outcomes. We may encounter substantial delays in our clinical trials, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities. We may therefore be unable to obtain required regulatory approvals and be unable to commercialize our product candidates on a timely basis, if at all.

          Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all.

          Subject to obtaining favorable preliminary data from our ongoing open-label Phase 2 proof-of-concept clinical trial of rilonacept, we plan to initiate a Phase 3 clinical trial for rilonacept as a treatment for recurrent pericarditis in 2018. We have not yet had any discussions with the FDA regarding the design of a Phase 3 clinical trial for rilonacept for treatment of recurrent pericarditis. We also plan to initiate a Phase 2 clinical trial of mavrilimumab for the treatment of GCA in 2018. Subject to favorable data from our Phase 1a/1b clinical trial of KPL-716 in healthy volunteers and subjects with atopic dermatitis, we plan to commence Phase 2 clinical trials of KPL-716 for the treatment of atopic dermatitis as well as prurigo nodularis. We are also continuing preparation for IND-enabling studies of KPL-045 and KPL-404 prior to initiating clinical trials. Commencing our planned clinical trials is subject to acceptance by the FDA of an IND or an IND amendment, or acceptance by European regulatory authorities of a CTA, as applicable, and finalizing the trial design based on discussions with the FDA, European regulatory authorities or other applicable regulatory authorities. Even after we receive and incorporate guidance from these regulatory authorities, the FDA or other regulatory authorities could disagree that we have satisfied their requirements to commence our clinical trials, disagree with our interpretation of data from the relevant pre-clinical studies, clinical trials or CMC data, or disagree or change their position on the acceptability of our trial designs including the proposed dosing schedule, our definitions of the patient populations or the clinical endpoints selected, which may require us to complete additional pre-clinical studies, clinical trials, CMC development, other studies or impose stricter approval conditions than we currently expect. For example, prior to us licensing mavrilimumab, MedImmune submitted an IND to the FDA to conduct a clinical trial of mavrilimumab in RA, and the FDA issued a clinical hold based on its review of certain effects in the lungs observed in non-human primates in pre-clinical toxicity studies. However, following subsequent discussions between MedImmune and the FDA regarding the clinical hold and the availability of additional clinical safety data that MedImmune generated in human clinical trials conducted outside of the United States subsequent to the original IND submission, the FDA acknowledged that the risk/benefit assessment for investigation of mavrilimumab in a clinical trial may differ depending on the patient population studied. Specifically, the FDA acknowledged that the risk/benefit assessment for initiation of a clinical trial may be considered favorable in a patient population with high morbidity and limited effective treatment options, including refractory RA. We believe that the FDA's communications with MedImmune suggest that the FDA could find an acceptable risk/benefit for a clinical trial of mavrilimumab in the United States in GCA, a disease with high morbidity and limited treatment options, which we are pursuing. However, the FDA may disagree and may require that we generate additional data, or that we implement additional monitoring or other trial design changes prior to initiating clinical trials of mavrilimumab in the United States.

          Further, we could discover that our clinical trial design leads to enrollment difficulties which could require protocol amendments and further delay our study. Successful completion of our clinical trials is a prerequisite to submitting a biologics license application, or BLA, to the FDA and a marketing authorization application, or MAA, to the European Medicines Agency, or EMA, for each product candidate and, consequently, to obtaining approval and initiating commercial marketing of our current and future product candidates. We do not know whether any of our clinical trials will begin or be completed on schedule, if at all.

          A failure of one or more clinical trials can occur at any stage of testing, and our future clinical trials may not be successful. We may experience delays in our ongoing clinical trials and we do not know whether planned clinical trials will begin on time, will be allowed by regulatory authorities, need to be redesigned, enroll patients on time or will be completed on schedule, if at all. Events that may prevent successful or timely completion of clinical development include but are not limited to:

  •
  inability to generate sufficient pre-clinical, toxicology or other in vivo or in vitro data to support the initiation of human clinical trials;

  •
  delays in reaching a consensus with regulatory agencies on trial design or implementation;

  •
  delays in establishing the appropriate dosage levels or frequency of dosing or treatment in clinical trials;

  •
  delays in reaching, or failing to reach, agreement on acceptable terms with prospective CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

  •
  difficulties in obtaining required Institutional Review Board, or IRB, approval at each clinical trial site;

  •
  delays in or failure to obtain regulatory approval to commence a trial, or imposition of a clinical hold by regulatory agencies, after review of an IND, application or amendment, or equivalent application or amendment, or an inspection of our clinical trial operations or study sites;

  •
  challenges in recruiting and enrolling suitable patients to participate in our clinical trials;

  •
  amendments to protocols amending study criteria and design;

  •
  difficulty collaborating with patient groups and investigators;

  •
  failure by our CROs, other third parties, or us to adhere to clinical trial requirements or to perform their obligations in a timely or compliant manner;

  •
  failure to perform in accordance with the FDA's good clinical practices requirements, or GCPs, or applicable regulatory guidelines in other countries;

  •
  patients not completing participation in a clinical trial or return for post-treatment follow-up;

  •
  clinical trial sites or patients dropping out of a clinical trial;

  •
  participating patients experiencing serious adverse events or undesirable side effects or are exposed to unacceptable health risks;

  •
  safety issues, including occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

  •
  difficulty in identifying the populations that we are trying to enroll in a particular trial, which may delay enrollment and reduce the power of a clinical trial to detect statistically significant results;

  •
  changes in regulatory requirements, policies and guidance that require amending or submitting new clinical protocols;

  •
  the cost of clinical trials of our product candidates being greater than we anticipate;

  •
  clinical trials of our product candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical trials or abandon drug development programs; and

  •
  delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our product candidates for use in clinical trials or the inability to do any of the foregoing.

          We could encounter delays if a clinical trial is suspended or terminated by us, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board, for such trial or the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects that arise in our trial, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

          Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authority. The FDA or other regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of our product candidates.

          If we experience delays in the completion of any clinical trial of our product candidates or any clinical trial of our product candidates is terminated, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from our product candidates, if any, will be delayed. Moreover, any delays in completing our clinical trials will increase our costs, slow down the development and approval process of our product candidates and jeopardize our ability to commence product sales and generate revenue, if any. Significant clinical trial delays could also allow our competitors to bring products to market before we do or shorten any periods during which we have the exclusive right to commercialize our product candidates and could impair our ability to commercialize our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

          Clinical trials must be conducted in accordance with the laws and regulations of the FDA, European Union rules and regulations and other applicable regulatory authorities' legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of our product candidates produced under current good manufacturing practice, or cGMP, requirements and other regulations. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. We depend on our collaborators and on medical institutions and CROs to conduct our clinical trials in compliance with GCP requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical trials, fail to conduct the study to GCP standards or are delayed for a significant time in the execution of trials, including achieving full enrollment, we may be affected by increased costs, program delays or both. In addition, clinical trials that are conducted in countries outside the European Union and the United States may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-EU and non-U.S. CROs, as well as expose us to risks associated with clinical investigators who are unknown to the FDA or the EMA, and different standards of diagnosis, screening and medical care.

          Further, conducting clinical trials in foreign countries, as we may do for certain of our product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

          We must produce, through third parties, sufficient stable quantities of our product candidates for use in our clinical trials. Any delays in the production of our product candidates may lead to a delay in our clinical trials. If we make manufacturing or formulation changes to our product candidates or change manufacturers or manufacturing processes, we may be unsuccessful in producing the product as compared to the process or manufacturer used in prior clinical trials, and therefore may need to conduct additional trials to bridge our modified product candidates to earlier versions, which could impact the timing of commencing or completing our clinical trials. Moreover, there is no assurance that future clinical trials utilizing a new formulation of a product candidate manufactured by different manufacturers or pursuant to a new process will result in the favorable result observed in the prior clinical trials of such product candidates as we have observed to date. For example, we will need to produce mavrilimumab using different media and feed compared to the processes that were used by MedImmune to develop our existing inventory. Further, we will need to identify a third party to manufacture mavrilimumab for any Phase 3 clinical trials and commercialization efforts, if any, and will need to transfer the manufacturing process of mavrilimumab to such third-party CMOs. This manufacturer may be unsuccessful in producing the product in quantities or quality necessary to support our clinical trials or commercialization efforts, if any, which would delay development of the mavrilimumab.

          Clinical trial delays could also shorten any periods during which our products have patent protection and may allow our competitors to bring products to market before we do, which could impair our ability to obtain orphan exclusivity and to successfully commercialize our product candidates and may harm our business and results of operations. Any inability to successfully complete pre-clinical and clinical development could result in additional costs to us or impair our ability to generate revenue and harm our business, financial condition and prospects significantly.

We may find it difficult to enroll patients in our clinical trials in a timely manner given the limited number of patients who have the diseases for which our product candidates are being studied, as well as particular enrollment criteria. Difficulty in enrolling patients could delay or prevent clinical trials of our product candidates, and our research and development efforts could be adversely affected.

          Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. Patient enrollment depends on many factors, including the size and nature of the patient population, eligibility criteria for the clinical trial, the proximity of patients to clinical sites, the design of the clinical protocol, the availability of competing clinical trials, the availability of new drugs approved for the indication the clinical trial is investigating, the risk that patients enrolled in clinical trials will drop out of the trials before completion of their treatment and clinicians' and patients' perceptions as to the safety and potential advantages of the product candidate being studied in relation to other available therapies.

          Many of the conditions for which we plan to evaluate our current product candidates in the near future are in small disease populations. Accordingly, there are limited patient pools from which to draw for clinical trials.

          In addition to the rarity of these diseases, the eligibility criteria of our clinical trials in any of our clinical trials will further limit the pool of available trial participants as we will require patients to have specific characteristics that we can measure or to assure their disease is either severe enough or not too advanced to include them in a trial. Further, we could learn that our clinical trial design increased the difficulty to enroll patients and could delay our trials. The process of finding and diagnosing patients may prove costly, especially since the rare diseases we are studying are commonly under diagnosed. We also may not be able to identify, recruit, enroll and retain a sufficient number of patients to complete our clinical trials because of the perceived risks and benefits of the product candidate under trial, the proximity and availability of clinical trial sites for prospective patients and the patient referral practices of physicians. The availability and efficacy of competing therapies and clinical trials, and clinicians' and patients' perceptions as to the potential advantages of the product candidate being studied in relation to those available competing therapies and clinical trials, can also adversely impact enrollment. If patients are unwilling to participate in our trials for any reason, the timeline for recruiting patients, conducting trials and obtaining regulatory approval of potential products may be delayed, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented. Moreover, failure to obtain and maintain patient consents can also lead to delay or prevent completion of clinical trials of our product candidates.

          In addition, our clinical trials may compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition may further reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials in such clinical trial site. Delays in patient enrollment will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our product candidates may cause undesirable side effects or have other safety risks that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences, including withdrawal of approval, following any potential marketing approval.

          Treatment with our product candidates may produce undesirable side effects or adverse reactions or events. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities.

          All of our product candidates modulate the immune system and carry risks associated with immunosuppression, including the theoretical risk of serious infections and cancer. Some common side effects of rilonacept include, cold symptoms, nausea, stomach pain, diarrhea, numbness or tingly feeling and injection site reaction. For mavrilimumab, there is a theoretical risk for the development of pulmonary alveolar proteinosis, or PAP. PAP is a rare lung disorder in which surfactant-derived lipoproteins accumulate excessively within pulmonary alveoli due to loss of GM-CSF function. The disease can range in severity from a sub-clinical reduction in diffusion capacity to significant dyspnea during mild exertion. In pre-clinical studies conducted by MedImmune, certain effects were observed in the lungs of non-human primates, which led the FDA to issue a clinical hold with respect to MedImmune's proposed clinical trial in rheumatoid arthritis. Pre-clinical data generated to date suggest mavrilimumab does not reach the lungs in sufficient quantities to induce PAP at clinically relevant doses and human trials thus far have not shown a clinical effect on pulmonary function tests attributable to mavrilimumab. If the results of our trials reveal a high or unacceptable severity and prevalence of these or other side effects, the FDA or applicable foreign regulatory agency may not authorize us to initiate our trials, or if initiated, our clinical trials could be suspended or terminated. The FDA or comparable foreign regulatory authorities could order us to cease further development of, or deny or withdraw approval of, any of our product candidates for any or all targeted indications.

          Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result, including but not limited to:

  •
  regulatory authorities may withdraw approvals of such product and require us to take them off the market;

  •
  regulatory authorities may require the addition of labeling statements, specific warnings, contraindications or field alerts to physicians and pharmacies;

  •
  we may be required to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers and/or other elements to assure safe use;

  •
  we may be required to change the way a product is administered, conduct additional clinical trials or change the labeling of products;

  •
  we may be subject to limitations on how we promote the product, or sales of the product may decrease significantly;

  •
  we could be sued and held liable for harm caused to patients;

  •
  the product may become less competitive; and

  •
  our reputation may suffer.

          Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Prior to our in-license or acquisition of rilonacept, mavrilimumab, KPL-716, KPL-045, and KPL-404, we were not involved in the development of these product candidates and, as a result, we are dependent on Regeneron, MedImmune, Biogen, Novo Nordisk and Primatope having accurately reported the results and correctly collected and interpreted the data from all pre-clinical and clinical trials conducted prior to our acquisition.

          We had no involvement with or control over the pre-clinical and clinical development of any of our product candidates prior to our in-license or acquisition of them. We are dependent on Regeneron, MedImmune, Biogen, Novo Nordisk, and Primatope having conducted their research and development in accordance with the applicable protocols and legal, regulatory and scientific standards; having accurately reported the results of all pre-clinical studies and clinical trials conducted prior to our in-license or acquisition; and having correctly collected and interpreted the data from these trials. If these activities were not compliant, accurate or correct, the clinical development, regulatory approval, or commercialization of one or more of our product candidates will be adversely affected.

If we cannot replicate positive results from earlier pre-clinical studies conducted by us or the companies from whom we have licensed or acquired or may in the future license or acquire our product candidates in our later clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates. We have not yet generated any human data demonstrating efficacy in the diseases in which we are studying our product candidates, and we may never be able to do so.

          Positive results from our pre-clinical studies, and any positive results we may obtain from our early clinical trials of our product candidates or from the clinical trials conducted by the companies from whom we licensed or acquired or may in the future license or acquire our product candidates, may not necessarily be predictive of the results from our required later pre-clinical studies and clinical trials. Similarly, even if we are able to complete our planned pre-clinical studies or clinical trials of our product candidates, the positive results from the pre-clinical studies and clinical trials of our product candidates may not be replicated in our subsequent pre-clinical studies or clinical trial results. None of our product candidates have been studied for the indications in which we are developing them, and we cannot provide any assurance that their development will be successful. For example, although rilonacept is FDA-approved for the treatment of CAPS, and mavrilimumab has been studied in Phase 2 clinical trials for the treatment of RA, their safety and efficacy has not been determined in recurrent pericarditis or GCA, respectively, and each may fail to receive regulatory approval for those indications.

          Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, pre-clinical findings made while clinical trials were underway or safety or efficacy observations made in pre-clinical studies and clinical trials, including previously unreported adverse events. Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials nonetheless failed to obtain FDA or EMA approval. Furthermore, the approval policies or regulations of the FDA or the applicable foreign regulatory agencies may significantly change in a manner rendering our clinical data insufficient for approval, which may lead to the FDA or any foreign regulatory bodies delaying, limiting or denying approval of our product candidates.

Interim "top-line" and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

          From time to time, we may publish interim "top-line" or preliminary data from our clinical trials. Preliminary or interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or interim data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

Regulatory approval processes are lengthy, time consuming and inherently unpredictable. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates, we will not be able to commercialize, or will be delayed in commercializing, our product candidates and our ability to generate revenue will be materially impaired.

          Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. Before we can commercialize any of our product candidates, we must obtain marketing approval. We have not received approval or clearance to market any of our product candidates from regulatory authorities in any jurisdiction and it is possible that none of our product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval or clearance. We have only limited experience in filing and supporting the applications necessary to gain regulatory approvals and may need to rely on third-party CROs and regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive pre-clinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate's safety and efficacy. Securing regulatory approval also requires the submission of information about the biologic manufacturing process to and inspection of manufacturing facilities by, the relevant regulatory authority. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use. The FDA and other regulatory authorities have substantial discretion in the approval process, and determining when or whether regulatory approval will be obtained for a product candidate. Even if we believe the data collected from clinical trials are promising, such data may not be sufficient to support approval by the FDA or any other regulatory authority.

          The process of obtaining regulatory approvals, both in the United States and in other countries, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted BLA, or equivalent application types, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional pre-clinical, clinical or other trials. Approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:

  •
  the FDA or comparable foreign regulatory authorities may disagree with the number, design or implementation of our clinical trials to support further development or approval;

  •
  we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;

  •
  the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

  •
  we may be unable to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;

  •
  the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from pre-clinical studies or clinical trials;

  •
  the FDA or comparable foreign regulatory authorities may disagree that we have provided sufficient safety data or adequately demonstrated clinical benefit in a patient population or subpopulation studied in the clinical trial;

  •
  the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

  •
  the FDA or comparable foreign regulatory authority could require us to collect additional data or conduct additional clinical studies;

  •
  the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or we may fail to recruit suitable patients to participate in a trial;

  •
  our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

  •
  the FDA or comparable foreign regulatory authorities may not believe that we have sufficiently demonstrated our ability to manufacture the products to the requisite level of quality standards, or they may fail to approve our manufacturing processes or facilities, or the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

  •
  the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;

  •
  our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the clinical trials; and

  •
  the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

          In addition, even if we were to obtain approval for one or more of our product candidates, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request. For example, in connection with our KPL-716 program, regulatory authorities may recognize a narrower patient population as having prurigo nodularis or define the disease differently than we do. Furthermore, regulatory authorities may not approve the price we intend to charge, may grant approval contingent on the performance of costly post-marketing clinical trials, may impose certain post-marketing requirements that impose limits on our marketing and distribution activities, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

          If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenue will be materially impaired.

Our product candidates regulated as biologics in the United States may face competition sooner than anticipated.

          In the United States, the Biologics Price Competition and Innovation Act of 2009, or BPCIA, created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity running from this 2008 approval, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor's own pre-clinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty. While it is uncertain when processes intended to implement the BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects of our product candidates.

          Rilonacept was approved as a biological product under a BLA for the treatment of CAPS in 2008, and we believe it should qualify for the 12-year period of exclusivity against any biosimilars. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider rilonacept, or any of our other product candidates, to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. In addition, we plan to submit a supplemental BLA for rilonacept for the treatment of recurrent pericarditis, and the 12-year exclusivity period does not attach to the approval of a supplemental BLA.

          Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for a reference product in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Even if we obtain marketing approval of our product candidates in a major pharmaceutical market such as the United States or the European Union, we may not obtain approval or commercialize our product candidates in other markets, which would limit our ability to realize their full market potential.

          In order to market any products in a country or territory, we must establish and comply with numerous and varying regulatory requirements of such country or territory regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking regulatory approvals in all markets may require additional pre-clinical studies or clinical trials, which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries.

We may seek orphan drug designation for some of our product candidates and we may be unsuccessful, or may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity, for any product candidate for which we obtain orphan drug designation.

          As part of our business strategy, we intend to seek orphan drug designation for certain of our product candidates, such as rilonacept, and we may be unsuccessful or unable to maintain the associated benefits. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs or biologics intended to treat relatively small patient populations as orphan drug products. Under the U.S. Orphan Drug Act, the FDA may designate a drug or biologic as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States.

          In the European Union, the European Commission grants orphan drug designation after receiving the opinion of the EMA's Committee for Orphan Medicinal Products on an Orphan Drug Designation application. In the European Union, Orphan Drug Designation is intended to promote the development of drugs that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union and for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, orphan designation is granted for drugs intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug. In the European Union, Orphan Drug Designation entitles a party to financial incentives such as reduction of fees or fee waivers, as well as potential marketing exclusivity.

          In addition, if a drug or biologic with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug or biologic is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug and indication for that time period, except in limited circumstances. If our competitors are able to obtain orphan drug exclusivity prior to use, for products that constitute the "same drug" and treat the same indications as our product candidates, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time. The applicable period is seven years in the United States and ten years in the European Union. The European Union exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

          Even if we obtain orphan drug exclusivity for any of our product candidates, that exclusivity may not effectively protect those product candidates from competition because different drugs can be approved for the same condition, and orphan drug exclusivity does not prevent FDA from approving the same or a different drug in another indication. Even after an orphan drug is approved, the FDA can subsequently approve a later application for the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer in a substantial portion of the target populations, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. While we intend to seek Orphan Drug Designation for our other product candidates in addition to rilonacept, we may never receive such designations. Even if we do receive such designations, there is no guarantee that we will enjoy the benefits of those designations.

We may seek Breakthrough Therapy designation or Fast Track designation by the FDA for one or more of our product candidates, but we may not receive such designation, and even if we do, such designation may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

          We may seek a Breakthrough Therapy or Fast Track designation for some of our product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs or biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs or biologics designated as breakthrough therapies by the FDA may also be eligible for accelerated approval.

          If a product candidate is intended for the treatment of a serious or life-threatening condition and clinical or pre-clinical data demonstrate the potential to address unmet medical needs for this condition, the sponsor may apply for Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we have obtained Fast Track Designation for one or more of our product candidates, we may not experience a faster development process, review or approval compared to non-expedited FDA review procedures. In addition, the FDA may withdraw Fast Track Designation for any product candidate that is granted if it believes that the designation is no longer supported. Fast Track Designation alone does not guarantee qualification for the FDA's priority review procedures.

          Whether to grant Breakthrough Therapy or Fast Track Designation is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for these designations, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of either of these designations for a product candidate may not result in a faster development process, review or approval compared to product candidates considered for approval under non-expedited FDA review procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify for either of these designations, the FDA may later decide that the product candidates no longer meet the conditions for qualification.

We have never completed a Phase 3 clinical trial or obtained marketing approval for any product candidate and we may be unable to successfully do so for any of our product candidates. Failure to successfully complete any of these activities in a timely manner for any of our product candidates could have a material adverse impact on our business and financial performance.

          Conducting a pivotal clinical trial and preparing, and obtaining marketing approval for, a product candidate is a complicated process. Although members of our management team have participated in pivotal trials and obtained marketing approvals for product candidates in the past while employed at other companies, we as a company have not done so. As a result, such activities may require more time and cost more than we anticipate. Failure to successfully complete, or delays in, any of our eventual pivotal trials or related regulatory submissions would prevent us from or delay us in obtaining regulatory approval for, or clearance of, our product candidates. In addition, it is possible that the FDA may refuse to accept for substantive review any BLA submissions that we submit for our product candidates or may conclude after review of our applications that they are insufficient to obtain marketing approval or clearance of our product candidates. If the FDA does not accept our applications or issue marketing authorizations for our product candidates, it may require that we conduct additional clinical, pre-clinical or manufacturing validation trials and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA-required trials, approval of any BLA or receipt of other marketing authorizations for any other applications that we submit may be delayed by several years, or may require us to expend more resources than we have available. It is also possible that additional trials, if performed and completed, may not be considered sufficient by the FDA to approve our BLAs or grant other marketing authorizations. Any delay in obtaining, or an inability to obtain, marketing approvals would prevent us from commercializing our product candidates, generating revenues and achieving and sustaining profitability. If any of these outcomes occur, we may be forced to abandon our development efforts for our product candidates, which could significantly harm our business.

Risks Related to Manufacturing and Our Dependence on Third Parties

We contract with third parties for manufacturing our product candidates and for pre-clinical and clinical development and expect to continue to do so for our commercial supply. This reliance on third parties increases the risk that we may not have sufficient quantities of our product candidates or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

          We do not currently own or operate any manufacturing facilities. Although we may build small scale manufacturing facilities for the production of drug substance to support our clinical trials, we rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for the majority of our pre-clinical development and clinical testing, as well as for the commercial manufacture of our product candidates, if approved. We rely on these third parties to develop the processes necessary to produce our product candidates at sufficient quality and quantity to support our development and commercialization efforts. Our reliance increases the risk that we will have insufficient quantities of our product candidates or that our product candidates are not produced at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

          We plan to enter into agreements with CMOs to produce mavrilimumab beyond our current inventory. We will need to transfer the technology to manufacture mavrilimumab to these CMOs, and these CMOs may decide or be required to adopt different manufacturing protocols or processes. In addition, we will need to produce mavrilimumab using different media and feed compared to the processes that were used by MedImmune to develop our existing inventory. We cannot provide any assurance that the technology transfer or process development will be successful, or that any CMO will be successful in producing mavrilimumab in sufficient quantities or of acceptable quality, if at all. We also contract with Regeneron to produce rilonacept, with CMOs for the manufacture of KPL-716 drug substance and drug product, and CMOs to produce our pre-clinical product candidates, KPL-045 and KPL-404.

          The facilities used by our contract manufacturers to manufacture our product candidates may be inspected by the FDA and other comparable regulatory authorities in connection with the submission of our marketing applications to, and review by, the FDA. While we provide oversight of manufacturing activities, we do not and will not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs and other regulatory requirements in connection with the manufacture of our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Further, our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our product candidates.

          Although we have entered into certain agreements for the manufacture of clinical material for our product candidates, we may be unable to establish new agreements on acceptable terms, if at all, with third-party manufacturers for those product candidates. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

  •
  reliance on the third-party for regulatory compliance and quality assurance;

  •
  the possible breach of the manufacturing agreement by the third-party;

  •
  the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

  •
  the possible termination or nonrenewal of the agreement by the third-party at a time that is costly or inconvenient for us.

          Our product candidates may compete with other product candidates and approved products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Further, Regeneron has an exclusive right to produce rilonacept for a period of time.

          Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. If our current CMOs cannot perform as agreed, we may be required to replace such manufacturers. Although we believe that there are several potential alternative manufacturers who could manufacture our product candidates, we may incur added costs and delays in identifying and qualifying any such replacement.

          Finding new CMOs or third-party suppliers involves additional cost and requires our management's time and focus. In addition, there is typically a transition period when a new CMO commences work. Although we generally do not begin a clinical trial unless we believe we have on hand, or will be able to obtain, a sufficient supply of our product candidates to complete the clinical trial, any significant delay in the supply of our product candidates or the raw materials needed to produce our product candidates, could considerably delay conducting our clinical trials and potential regulatory approval of our product candidates.

          Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

          Our research and development activities and our third-party manufacturers' and suppliers' activities involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product and product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers' facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

Manufacturing issues at the facilities of our third-party service providers could cause product shortages, disrupt or delay our clinical trials or regulatory approvals, delay or stop commercialization of our products, and adversely affect our business.

          The manufacture of our product candidates is highly regulated, complex and difficult, requiring a multi-step and controlled process, and even minor problems or deviations could result in defects or failures, such as defective products or manufacturing failures. We have limited experience overseeing the manufacturing process of KPL-716 and no experience overseeing the manufacturing process of rilonacept, mavrilimumab, KPL-404 and KPL-045. Due to the highly technical requirements of manufacturing our products and the strict quality and control specifications, we and our third-party providers may be unable to manufacture or supply our product candidates despite our and their efforts. Failure to produce sufficient quantities of our product candidates could delay their development, result in supply shortages for our patients, result in lost revenue, diminish our potential profitability, any of which may lead to lawsuits or could accelerate introduction of competing products to the market.

          The manufacture of our product candidates is at high risk of product loss due to contamination, equipment malfunctions, human error or raw material shortages. Deviations from established manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or manufacturing facilities, any related production lot could be lost and the relevant manufacturing facilities may need to close for an extended period of time to investigate and remediate the contaminant. Many additional factors could cause production interruptions at our facilities or at the facilities of our third-party providers, including natural disasters, accidents, labor disputes, acts of terrorism or war. The occurrence of any such event could adversely affect our ability to satisfy the required supply for any of our product candidates, successfully complete pre-clinical and clinical development which would result in additional costs to us or impair our ability to generate revenue and harm our business, financial condition and prospects significantly.

          Our third-party providers are required to maintain compliance with cGMP and other stringent requirements and are subject to inspections by the FDA and comparable agencies in other jurisdictions to confirm such compliance. Any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging or storage of our product candidates as a result of a failure of the facilities or operations of third parties to pass any regulatory agency inspection could significantly impair our ability to supply our products and product candidates. Significant noncompliance could also result in the imposition of monetary penalties or other civil or criminal sanctions and damage our reputation.

          Any adverse developments affecting the operations of our third-party providers could result in a product shortage of clinical or commercial requirements, withdrawal of our product candidates or any approved products, shipment delays, lot failures or recalls. We may also have to write-off inventory and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Such manufacturing issues could increase our cost of goods, cause us to lose potential revenue, reduce our potential profitability or damage our reputation.

The third parties upon whom we rely for the supply of the active pharmaceutical ingredient, drug product and drug substance used in our product candidates are our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

          The active pharmaceutical ingredients, or API, drug product and drug substance used in rilonacept, mavrilimumab and KPL-716 are supplied to us from single-source suppliers. For example, although Regeneron has been producing rilonacept for over 10 years, they have a contractual right to be our sole source manufacturer of the product, unless they have a persistent failure to satisfy our supply needs. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API, drug product and drug substance for these product candidates in accordance with regulatory requirements and in sufficient quantities for commercialization and clinical testing. We do not currently have arrangements in place for a redundant or second-source supply of any such API, drug product or drug substance in the event any of our current suppliers of such API, drug product and drug substance cease their operations or stop offering us sufficient quantities of these materials for any reason.

          We are not certain that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand on a timely basis in the past, they may subordinate our needs in the future to their other customers.

          In addition, to manufacture rilonacept, mavrilimumab and KPL-716 in the quantities that we believe would be required to meet anticipated market demand, our third-party manufacturers may need to increase manufacturing capacity and, in some cases, we could secure alternative sources of commercial supply, which could involve significant challenges and may require additional regulatory approvals. In addition, the development of commercial-scale manufacturing capabilities may require us and our third-party manufacturers to invest substantial additional funds and hire and retain the technical personnel who have the necessary manufacturing experience. Neither we nor our third-party manufacturers may successfully complete any required increase to existing manufacturing capacity in a timely manner, or at all.

          Moreover, if there is a disruption to one or more of our third-party manufacturers' or suppliers' relevant operations the supply of rilonacept, mavrilimumab and KPL-716 will be delayed until such manufacturer or supplier restores the affected facilities or we or they procure alternative manufacturing facilities or sources of supply. Our ability to progress our pre-clinical and clinical programs could be materially and adversely impacted if any of the third-party suppliers upon which we rely were to experience a significant business challenge, disruption or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory or reputational issues. Additionally, any damage to or destruction of our third-party manufacturers' or suppliers' facilities or equipment may significantly impair our ability to manufacture our product candidates on a timely basis.

          Establishing additional or replacement suppliers for the API, drug product and drug substance used in our product candidates, if required, may not be accomplished quickly and can take several years, if at all. Furthermore, despite our efforts, we may be unable to procure a replacement supplier or do so on commercially reasonable terms, which could have a material adverse impact upon our business. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory approval, which could result in further delay. While we seek to maintain adequate inventory of the API, drug product and drug substance used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API, drug product and drug substance from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

          Certain of the raw materials required in the manufacture and the formulation of our product candidates are derived from biological sources. Such raw materials are difficult to procure and may be subject to contamination or recall. Access to and supply of sufficient quantities of raw materials which meet the technical specifications for the production process is challenging, and often limited to single-source suppliers. Finding an alternative supplier could take a significant amount of time and involve significant expense due to the nature of the products and the need to obtain regulatory approvals. If we or our manufacturers are unable to purchase the raw materials necessary for the manufacture of our product candidates on acceptable terms in a timely manner, at sufficient quality levels, or in adequate quantities, if at all, our ability to produce sufficient quantities of our products for clinical or commercial requirements would be negatively impacted. A material shortage, contamination, recall or restriction on the use of certain biologically derived substances or any raw material used in the manufacture of our products could adversely impact or disrupt manufacturing, which would impair our ability to generate revenues from the sale of such product candidates, if approved or cleared.

We rely, and expect to continue to rely, on third parties, including independent investigators and CROs, to conduct our research, pre-clinical studies, clinical trials and other trials for our product candidates. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

          We do not have the ability to independently conduct pre-clinical studies or clinical trials that comply with the GLPs or GCP requirements, respectively. We rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support our GLP-compliant pre-clinical studies and GCP-compliant clinical trials for our product candidates properly and on time. We also rely on third parties to conduct other research related to our product candidates. We expect to rely heavily on these parties for execution of clinical trials for our product candidates and control only certain aspects of their activities. While we have agreements governing their activities, we control only certain aspects of their activities and have limited influence over their actual performance. The third parties with whom we contract for execution of our GLP-compliant pre-clinical studies and our GCP-compliant clinical trials play a significant role in the conduct of these trials and trials and the subsequent collection and analysis of data. These third parties are not our employees and, except for restrictions imposed by our contracts with such third parties, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we rely on these third parties to conduct our GLP-compliant pre-clinical studies and GCP-compliant clinical trials, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on these third parties does not and will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our clinical trials, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

          We and our CROs will be required to comply with regulations, including GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot ensure that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced under cGMPs regulations. Our failure or the failure of our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action. We also are required to register certain clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so when required can result in fines, adverse publicity and civil and criminal sanctions.

          Although we intend to design the clinical trials for our product candidates, CROs will conduct all of the clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, will be outside of our direct control. Our reliance on third parties to conduct future clinical trials will also result in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

  •
  have staffing difficulties;

  •
  fail to comply with contractual obligations;

  •
  experience regulatory compliance issues;

  •
  undergo changes in priorities or become financially distressed; or

  •
  form relationships with other entities, some of which may be our competitors.

          These factors may materially adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. If the CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of our product candidates may be delayed, we may not be able to obtain regulatory approval and commercialize our product candidates, or our development program materially and irreversibly harmed. If we are unable to rely on clinical data collected by our CROs, we could be required to repeat, extend the duration of or increase the size of any clinical trials we conduct and this could significantly delay commercialization and require significantly greater expenditures.

          These third parties are not our employees and we are not able to control, other than by contract, the amount of resources, including time, which they devote to our clinical trials. If our independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of our product candidates. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information is misappropriated.

          If the third parties conducting our pre-clinical studies or our clinical trials do not perform their contractual duties or obligations, experience significant business challenges, disruptions or failures, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our protocols or to GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be difficult, costly or impossible, and our pre-clinical studies or clinical trials may need to be extended, delayed, terminated or repeated. As a result, we may not be able to obtain regulatory approval in a timely fashion, or at all, for the applicable product candidate, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

          If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative third-party service providers, at all or on commercially reasonable terms. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such CROs are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

          Furthermore, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or a regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of the marketing application we submit. Any such delay or rejection could prevent or delay us from commercializing our current or future product candidates.

Any collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.

          We may seek collaboration arrangements for the commercialization, or potentially for the development, of certain of our product candidates depending on the merits of retaining commercialization rights for ourselves as compared to entering into collaboration arrangements. We will face, to the extent that we decide to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time-consuming to negotiate, document, implement and maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we so chose to enter into such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us. In addition, our right to grant a sublicense of intellectual property licensed to us under certain of our current agreements requires the consent of the applicable licensor.

          Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborations are subject to numerous risks, which may include risks that:

  •
  collaborators have significant discretion in determining the efforts and resources that they will apply to collaborations;

  •
  a collaborator with marketing, manufacturing and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

  •
  collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

  •
  collaborations may be terminated, and, if terminated, this may result in a need for additional capital to pursue further development or commercialization of the applicable current or future product candidates;

  •
  collaborators may own or co-own intellectual property covering products that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property;

  •
  disputes may arise with respect to the ownership of any intellectual property developed pursuant to our collaborations; and

  •
  a collaborator's sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

          Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor's discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may harm our business. To the extent that we share trade secrets of third parties that are licensed to us, unauthorized use or disclosure could expose us to liability.

Risks Related to Competition, Retaining Key Employees and Managing Growth

We face substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than we do.

          The development and commercialization of new drugs and biologics is highly competitive. We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell drugs or biologics are pursuing the development of therapies in the fields in which we are interested. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

          While we are not aware of any therapies currently approved or actively continuing clinical trials in recurrent pericarditis, there is one currently marketed product that modulates the signaling of IL-1a and IL-1b, anakinra (KINERET), and one currently marketed product that modulates the signaling of IL-1b, canakinumab (ILARIS). There are other therapies which modulate IL-1a and IL-1b in various stages of clinical development for diseases other than recurrent pericarditis from companies that include Abbvie, Inc., XBiotech Inc. and Handok Inc. We expect mavrilimumab, if approved, to experience competitive pressure from tocilizumab (ACTEMRA), which was approved in 2017 for use in GCA in combination with glucocorticoids. Additional competition may be experienced from upadacitinib from AbbVie, which is expected to enter clinical trials in GCA in 2018. In addition, Eli Lilly is conducting clinical trials in GCA for baricitinib, and Sanofi S.A.,/ Regeneron intend to initiate a Phase 3 clinical trial in GCA for sarilumab (KEVZARA) in 2018. KPL-716, if approved for atopic dermatitis, will face competitive pressure from dupilumab (DUPIXENT), which is approved to treat atopic dermatitis. KPL-716 may face additional competition from several systemically administered products currently in development for atopic dermatitis including upadacitinib, PF-04965842, ANB-020, nemolizumab, baricitinib, ASn002, GBR-830, ZPL-389, PF-06817024, MEDI9314, tralokinumab and lebrikizumab. Multiple therapies are in development for prurigo nodularis and any that receive FDA approval for this indication will be likely competitors to KPL-716. These products include nemolizumab, serlopitant and nalbuphine ER.

          Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

          Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any drugs that we or our collaborators may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the effectiveness of companion diagnostics in guiding the use of related products, market acceptance by physicians and patients, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

          We have a limited operating history and are highly dependent on the research and development, clinical, commercial and business development expertise of Sanj K. Patel, our Chairman and Chief Executive Officer, Stephen Mahoney, our President and Chief Operating Officer, and John F. Paolini, M.D., Ph.D., our Chief Medical Officer, as well as the other principal members of our management, scientific and clinical team. Although we have entered into employment agreements with our executive officers, each of them may terminate their employment with us at any time. We do not maintain "key person" insurance for any of our executives or other employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

          Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The failure to recruit, or the loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or growth.

We will need to develop and expand our company, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

          In connection with becoming a public company, we expect to increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, certain employees may need to perform activities that are beyond their regular scope of work, and we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

We may not be successful in executing our growth strategy to identify, discover, develop, in-license or acquire additional product candidates or our growth strategy may not deliver the anticipated results.

          We plan to source new product candidates that are complementary to our existing product candidates through our internal discovery program, or in-licensing or acquiring them from other companies or academic institutions. If we are unable to identify, discover, develop, in-license or acquire and integrate product candidates in accordance with this strategy, our ability to pursue this part of our growth strategy would be limited.

          Research programs and business development efforts to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. In-licensing and acquisitions of technology often require significant payments, expenses and will consume additional resources. We will need to devote a substantial amount of time and personnel to research, develop and commercialize any acquired technology, in addition to our existing portfolio of programs. Our research programs, business development efforts or licensing attempts may fail to yield additional complementary or successful product candidates for clinical development and commercialization for a number of reasons, including, but not limited to, the following:

  •
  our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates with a high probability of success for development progression;

  •
  we may not be able or willing to assemble sufficient resources or expertise to in-license, acquire or discover additional product candidates;

  •
  for product candidates we seek to in-license or acquire, we may not be able to agree to acceptable terms with the licensor or owner of those product candidates;

  •
  our product candidates may not succeed in pre-clinical studies or clinical trials;

  •
  we may not succeed in formulation or process development;

  •
  our product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive regulatory approval;

  •
  competitors may develop alternatives that render our product candidates obsolete or less attractive;

  •
  product candidates that we develop may be covered by third parties' patents or other exclusive rights;

  •
  product candidates that we develop may not allow us to leverage our expertise and our development and commercial infrastructure as currently expected;

  •
  the market for a product candidate may change during our program so that such a product may become unreasonable to continue to develop;

  •
  a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

  •
  a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

          If any of these events occurs, we may not be successful in executing our growth strategy or our growth strategy may not deliver the anticipated results.

Risks Related to Intellectual Property

If we are unable to adequately protect our proprietary technology or obtain and maintain patent protection for our technology and products, if the scope of the patent protection obtained is not sufficiently broad, or if the terms of our patents are insufficient to protect our product candidates for an adequate amount of time, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be materially impaired.

          Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in the United States and other countries for our product candidates, including rilonacept, mavrilimumab and KPL-716. We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.

          We acquire, in-license and file patent applications directed to our product candidates in an effort to establish intellectual property positions directed to their compositions of matter as well as uses of these product candidates in the treatment of diseases. Our intellectual property includes patents and patent applications that we own as well as patents and patent applications that we in-license. For example, we have a field-specific exclusive license under a license agreement with Regeneron, or the Regeneron Agreement, to patent applications and patents relating to rilonacept, an exclusive license under a license agreement with MedImmune, or the MedImmune Agreement, to patent applications and patents relating to mavrilimumab, and an exclusive license under our license agreement with Novo Nordisk, or the Novo Nordisk Agreement, to patent applications and patents relating to KPL-045.

          Certain provisions in our intellectual property agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could affect the scope of our rights to the relevant intellectual property or technology, or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

          We or our licensors have not pursued or maintained, and may not pursue or maintain in the future, patent protection for our products in every country or territory in which we may sell our products. In addition, we cannot be sure that any of our pending patent applications or pending trademark applications will issue or that, if issued, they have or will issue in a form that will be advantageous to us. The United States Patent and Trademark Office, or the USPTO, international patent offices or judicial bodies may deny or significantly narrow claims made under our patent applications and our issued patents may be successfully challenged, may be designed around, or may otherwise be of insufficient scope to provide us with protection for our commercial products. Further, the USPTO, international trademark offices or judicial bodies may deny our trademark applications and, even if published or registered, these trademarks may not effectively protect our brand and goodwill. Like patents, trademarks also may be successfully opposed or challenged.

          The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The degree of patent protection we require to successfully commercialize our product candidates may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our owned or in-licensed patents have, or that any of our owned or in-licensed pending patent applications that mature into issued patents will have, claims with a scope sufficient to protect rilonacept, mavrilimumab, KPL-716 or our other product candidates. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions and adjustments may be available; however, the life of a patent, and the protection it affords, is limited. The actual protection afforded by a patent varies on a product-by-product basis, from country-to-country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

          Patents may be eligible for limited patent term extension in the United States under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. Similar patent extensions exist in the European Union and Japan, subject to the applicable laws in those jurisdictions. We may not receive an extension if we fail to apply within applicable deadlines or fail to apply prior to expiration of relevant patents. For example, no patent term extension was obtained in the United States following the FDA's approval of rilonacept for the treatment of CAPS, and the deadline for applying for such extension has passed. Accordingly, patent term extension in the United States based on the FDA's approval of rilonacept for CAPS, or any other indication for which the FDA may grant approval in the future, is unavailable. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner, impacting our revenue.

          Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized, thereby limiting protection such patent would afford the respective product and any competitive advantage such patent may provide. In some cases, an in-licensed patent portfolio may have undergone a considerable loss of patent term prior to our initiation of development and commercialization of the product candidate. For example, the patents covering rilonacept as a composition of matter have a term that expires in 2019 in the United States, not including patent term adjustment, and in 2023 in Europe, not including any patent term extensions. As a result, our owned and in-licensed patent portfolio may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar or identical to our product candidates. In such cases, we expect to rely on regulatory exclusivity for our product candidates, such as orphan drug exclusivity, which generally grants seven years of marketing exclusivity under the Federal Food, Drug, and Cosmetic Act, and up to 10 years of marketing exclusivity in Europe. While, we expect to seek orphan drug designation for rilonacept in the United States for the treatment of recurrent pericarditis, we may not be successful in obtaining such designation or we may not be able to maintain the benefits of the designation. Even if we obtain orphan drug exclusivity for any of our product candidates, that exclusivity may not effectively protect those product candidates from competition because different drugs can be approved for the same condition, and orphan drug exclusivity does not prevent FDA from approving the same or a different drug in another indication. Even after an orphan drug is approved, the FDA can subsequently approve a later application for the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer in a substantial portion of the target populations, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. See "— We may seek orphan drug designation for some of our product candidates and we may be unsuccessful, or may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity, for any product candidate for which we obtain orphan drug designation."

          Other parties may have developed or may develop technologies that may be related or competitive to our own, and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our patent applications or issued patents, with respect to either the same methods or formulations or the same subject matter, in either case, that we may rely upon to dominate our patent position in the market. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights cannot be predicted with any certainty.

          In addition, the patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patent prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the USPTO is often significantly narrowed by the time they issue, if at all. The claims of our issued patents or patent applications when issued may not cover our product candidates, proposed commercial technologies or the future products that we develop, or even if such patents provide coverage, the coverage obtained may not provide any competitive advantage. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we do not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. In the case of our field limited license from Regeneron, another licensee may have the right to enforce patents covering the product in their field. As a result, we may need to coordinate enforcement with another party, and the other party could enforce the patents in a manner adverse to our interests or otherwise put the patents at risk of invalidation.

          The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or license may fail to result in issued patents in the United States or in foreign countries. Even if we acquire patent protection that we expect should enable us to maintain a competitive advantage, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. The issuance of a patent is not conclusive as to its inventorship, scope, validity, enforceability or term, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. For example, we may be subject to a third-party submission of prior art to the USPTO challenging the priority of an invention claimed within one of our patents, which submissions may also be made prior to a patent's issuance, precluding the granting of any of our pending patent applications. We may become involved in contested proceedings challenging our patent rights or the patent rights of others from whom we have obtained licenses to such rights. For example, patents granted by the USPTO may be subject to third-party challenges such as (without limitation) derivation, re-examination, interference, post-grant review or inter partes review proceedings, and patents granted by the European Patent Office may be challenged by any person in an opposition proceeding within nine months from the publication of the grant. Similar proceedings are available in other jurisdictions, and in some jurisdictions third parties can raise questions of validity with a patent office even before a patent has granted. Competitors may claim that they invented the inventions claimed in our issued patents or patent applications prior to us, or may file patent applications before we do. In such case, we may have to participate in interference or derivation proceedings in the USPTO, to determine which party is entitled to a patent on the disputed invention. We may also become involved in similar opposition proceedings in the European Patent Office or similar offices in other jurisdictions regarding our intellectual property rights with respect to our products and technology.

          Such proceedings can be expensive, time consuming and may divert the efforts of our technical and managerial personnel, which could in turn harm our business, whether or not we receive a determination favorable to us. We may not be able to correctly estimate or control our future operating expenses in relation to such proceedings, which could affect operating expenses. Our operating expenses may fluctuate significantly in the future as a result of a variety of factors, including the costs of such proceedings.

          Since patent applications are confidential for a period of time after filing, we cannot be certain that we or our licensors were the first to file any patent application related to our product candidates. Competitors may also contest our patents, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, rights to those challenged patents may be diminished or lost.

          In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees and consultants and any other partners or collaborators who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

          An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, without payment to us, or could limit the duration of the patent protection covering our technology and product candidates. Such challenges may also result in our inability to manufacture or commercialize our product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

          Even if they are unchallenged, our issued patents and our pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner. For example, a third-party may develop a competitive drug that provides benefits similar to one or more of our product candidates but that has a different composition that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is not sufficiently broad to impede such competition, or if the breadth, strength or term (including any extensions or adjustments) of protection provided by the patents and patent applications we hold or pursue with respect to our product candidates or any future product candidates is successfully challenged, our ability to successfully commercialize our product candidates could be negatively affected, which would harm our business. Further, if we encounter delays in our clinical trials, the period of time during which we could market our product candidates or any future product candidates under patent protection would be reduced.

Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. If we breach any of the agreements under which we acquired our product candidates, we could lose the ability to continue the development and commercialization of the related product. Additionally, our current licensing and acquisition agreements contain limitations and restrictions that could limit or adversely affect our ability to develop and commercialize other products in the future.

          We entered into agreements to acquire the rights to develop and commercialize our product candidates, rilonacept, mavrilimumab, KPL-716, KPL-045 and KPL-404. In September 2017, we entered into a license agreement with Regeneron to obtain an exclusive license under certain intellectual property rights controlled by Regeneron to develop and commercialize rilonacept. In December 2017, we entered into a license agreement with MedImmune to obtain exclusive worldwide rights to research, develop, manufacture, market and sell mavrilimumab and any other products covered by the licensed patent rights. In September 2016, pursuant to an asset purchase agreement with Biogen, we acquired all of Biogen's right, title and interest in and to certain assets used in or relating to KPL-716, including patents and other intellectual property rights, clinical data, know-how and inventory. Each of these agreements requires us to use commercially reasonable efforts to develop and commercialize the related product candidates, make timely milestone and other payments, provide certain information regarding our activities with respect to such product candidates and indemnify the other party with respect to our development and commercialization activities under the terms of the agreements. In addition, we licensed KPL-045 from Novo Nordisk in August 2017 and the right to conduct research and development of KPL-404 from Primatope in September 2017. These current agreements and any future such agreements that we enter into impose a variety of obligations.

          We are currently a party to a number of license and acquisition agreements of importance to our business and to our current product candidates, and we expect to be subject to additional such agreements in the future. Disputes may arise between us and any of these counterparties regarding intellectual property subject to and each parties' obligations under such agreements, including:

  •
  our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

  •
  the scope of rights granted under the agreement and other interpretation-related issues;

  •
  our obligations to make milestone, royalty or other payments under those agreements;

  •
  whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;

  •
  our right to sublicense patent and other rights to third parties;

  •
  the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners;

  •
  our right to transfer or assign the license; and

  •
  the effects of termination.

          These or other disputes over our obligations or intellectual property that we have licensed or acquired may prevent or impair our ability to maintain our current arrangements on acceptable terms, or may impair the value of the arrangement to us. Any such dispute could have an adverse affect on our business.

          If we fail to meet our obligations under these agreements in a material respect, the respective licensor/seller would have the right to terminate the respective agreement and upon the effective date of such termination, have the right to re-obtain the related technology as well as aspects of any intellectual property controlled by us and developed during the period the agreement was in force that relate to the applicable technology. This means that the licensor/seller to each of these agreements could effectively take control of the development and commercialization of our product candidates after an uncured, material breach of the agreement by us. This would also be the case if we voluntarily terminate the relevant agreement. While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under the technology licensed to or acquired by us, we may not be able to do so in a timely manner, at an acceptable cost or at all. Any uncured, material breach under the license could result in our loss of exclusive rights and may lead to a complete termination of our product development and any commercialization efforts for each of our product candidates.

          Regeneron has rights to develop rilonacept in its retained fields of local administration to the eye and ear, oncology, deficiency of the interleukin-1 receptor, or DIRA, and CAPS. Regeneron may also develop rilonacept in fields to which we have licensed the rights, but we retain the commercial benefit related to that development upon approval of rilonacept in any field that we have licensed. We and Regeneron communicate with each other concerning our related development activities, and we have approval rights over Regeneron's development in the fields that we have licensed, including pericarditis. Outside of the United States and Japan, Regeneron has granted a third-party licensee the right to develop and commercialize rilonacept in CAPS and certain periodic fever syndromes. The development of rilonacept in other fields could increase the possibility of identification of adverse safety results that impact our development of rilonacept for recurrent pericarditis. In addition, if approved, commercialization of rilonacept in other fields could result in an increased threat of off-label use to compete with the sale of rilonacept to treat these indications, which may diminish sales of rilonacept in fields licensed exclusively to us.

          Certain of our agreements may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, under the MedImmune Agreement, we cannot sublicense the rights licensed or sublicensed to us without the consent of MedImmune and certain applicable third-party licensors, if required by agreements between MedImmune and such third-party licensors. Under an asset purchase agreement with Biogen, or the Biogen Agreement, Biogen has a right of first negotiation under certain circumstances to purchase the assets we acquired from Biogen or to obtain a license to exploit the applicable products. This right of first negotiation remains in effect until the earlier of 12 years from the date of the agreement or the first commercial sale of a product under the agreement, and applies to a variety of transactions, including licensing transactions and the sale of our company. In addition, under the Biogen Agreement, we are subject to an exclusivity obligation, pursuant to which we may not conduct any activity alone or through a third party related to a product that modulates OSMR (other than for the development and commercialization of products that are the subject of the Biogen Agreement). This exclusivity obligation runs from the earlier of the eighth anniversary of the agreement or the first commercial sale of a product that is the subject of the agreement.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

          Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights and intellectual property of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and frequent litigation regarding patents and other intellectual property rights. We cannot assure you that our product candidates or any future product candidates, including methods of making or using these product candidates, will not infringe existing or future third-party patents. We may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our product candidates and technology, including contested proceedings before the USPTO. Our competitors or other third parties may assert infringement claims against us, alleging that our products are covered by their patents.

          Given the vast number of patents in our field of technology, we cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. Many companies have filed, and continue to file, patent applications related to immunomodulation. Some of these patent applications have already been allowed or issued, and others may issue in the future. For example, we are aware of third-party patents that contain claims potentially relevant to certain therapeutic uses of mavrilimumab and KPL-716. If the claims of any of these patents are asserted against us, we do not believe our proposed activities related to mavrilimumab and KPL-716 would be found to infringe any valid claim of these patents. While we may decide to initiate proceedings to challenge the validity of these or other patents in the future, we may be unsuccessful, and courts or patent offices in the United States and abroad could uphold the validity of any such patent. If we were to challenge the validity of any issued United States patent in court, we would need to overcome a statutory presumption of validity that attaches to every United States patent. This means that in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent's claims. In order to avoid infringing these or any other third-party patents, we may find it necessary or prudent to obtain licenses to such patents from such third-party intellectual property holders. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for our current or future product candidates. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may also pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

          Since our product candidates are being developed for use in fields that are competitive and of strong interest to pharmaceutical and biotechnology companies, we will likely seek to file additional patent applications and may have additional patents granted in the future, based on our future research and development efforts. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because pending patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use or sale of our product candidates. Regardless of when filed, we may fail to identify relevant third-party patents or patent applications, or we may incorrectly conclude that a third-party patent is invalid or not infringed by our product candidates or activities. If a patent holder believes our product candidate infringes its patent, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom our own patent portfolio may thus have no deterrent effect. If a patent infringement suit were threatened or brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product candidate that is the subject of the actual or threatened suit.

          If we are found to infringe a third-party's intellectual property rights, we could be required to obtain a license from such third-party to continue developing and marketing our product candidates and technology. Under any such license, we would most likely be required to pay various types of fees, milestones, royalties or other amounts. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain such a license, it could be granted on non-exclusive terms, thereby providing our competitors and other third parties access to the same technologies licensed to us. Without such a license, we could be forced, including by court order, to cease developing and commercializing the infringing technology or product candidate, or forced to redesign it, or to cease some aspect of our business operations. In addition, we could be found liable for monetary damages, including treble damages and attorneys' fees if we are found to have willfully infringed such third-party patent rights. We may be required to indemnify collaborators or contractors against such claims. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Even if we are successful in defending against such claims, litigation can be expensive and time consuming and would divert management's attention from our core business. Any of these events could harm our business significantly.

We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time consuming and unsuccessful.

          Competitors and other third parties may infringe, misappropriate or otherwise violate our patents and other intellectual property rights, whether owned or in-licensed. To counter infringement or unauthorized use, we or our current or future collaborators may be required to file infringement claims against these infringers. A court may disagree with our allegations, however, and may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the third-party technology in question. Further, such third parties could counterclaim that we infringe their intellectual property or that a patent we have asserted against them is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims challenging the validity, enforceability or scope of asserted patents are commonplace. In addition, third parties may initiate legal proceedings against us to assert such challenges to our intellectual property rights. The outcome of any such proceeding is generally unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Patents may be unenforceable if someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. It is possible that prior art of which we or our licensors and the patent examiner were unaware during prosecution exists, which could render our patents invalid. Moreover, it is also possible that prior art may exist that we are aware of but do not believe is relevant to our current or future patents, but that could nevertheless be determined to render our patents invalid.

          Some of our competitors may be able to devote significantly more resources to intellectual property litigation, and may have significantly broader patent portfolios to assert against us if we assert our rights against them. Further, because of the substantial discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be disclosed or otherwise compromised during litigation.

          An adverse result in any litigation proceeding could put one or more of our patents, whether owned or in-licensed, at risk of being invalidated or interpreted narrowly. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of our patents covering one of our product candidates, we would lose at least part, and perhaps all, of the patent protection covering such product candidate. Competing products may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor's patents, we could be prevented from marketing our products in one or more foreign countries. Any of these outcomes would have a materially adverse effect on our business.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

          Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

          We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating or from successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

          The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our products or technologies, we may not be able to stop a competitor from marketing products that are the same as or similar to our product candidates, which would have a material adverse effect on our business. In addition, if we fail to apply for applicable patent term extensions or adjustments, we will have a more limited time during which we can enforce our granted patents. In addition, if we are responsible for patent prosecution and maintenance of patent rights in-licensed to us, any of the foregoing could expose us to liability to the applicable patent owner.

We may not be able to effectively enforce our intellectual property rights throughout the world.

          Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly in developing countries. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. In addition, the patent laws of some foreign countries do not afford intellectual property protection to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. Varying filing dates in international countries may also permit intervening third parties to allege priority to patent applications claiming certain technology. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against certain parties, including government agencies or government contractors. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

          Proceedings to enforce our patent rights, whether owned or in-licensed, in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business. Furthermore, while we intend to pursue protection for our intellectual property rights in the major markets for our product candidates, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain and enforce adequate intellectual property protection for our technology.

Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

          As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or Leahy-Smith Act, signed into law on September 16, 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. In addition, the Leahy-Smith Act has transformed the U.S. patent system into a first-to-file system. The first-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions, whether owned or in-licensed, and increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, in each case whether owned or in-licensed, all of which could harm our business, results of operations and financial condition.

          Among some of the other changes introduced by the Leahy-Smith Act are changes that limit where a patentee may file a patent infringement suit and provide new opportunities for third parties to challenge issued patents in the USPTO. We may be subject to the risk of third-party prior art submissions on pending applications or become a party to opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patents. There is a lower standard of evidence necessary to invalidate a patent claim in a USPTO proceeding relative to the standard in U.S. district or federal court. This could lead third parties to challenge and successfully invalidate our patents that would not otherwise be invalidated if challenged through the court system.

          The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to obtain or maintain patent protection for our proprietary technology or our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents; enforce or shorten the term of our existing patents and patents that we might obtain in the future; shorten the term that has been lengthened by patent term adjustment of our existing patents or patents that we might obtain in the future; or challenge the validity or enforceability of patents that may be asserted against us by our competitors or other third parties.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position may be harmed.

          In addition to the protection afforded by patents, we may rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. Although we seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our collaborators, scientific advisors, contractors, employees and consultants, and invention assignment agreements with our consultants, scientific advisors and employees, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements. Moreover, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our confidential information or proprietary technology and processes. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the collaborators, scientific advisors, employees, contractors and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. Moreover, if confidential information that is licensed or disclosed to us by our partners, collaborators, or others is inadvertently disclosed or subject to a breach or violation, we may be exposed to liability to the owner of that confidential information. Enforcing a claim that a third-party illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.

          We cannot be certain that the steps we have taken will prevent unauthorized use or unauthorized reverse engineering of our technology. Monitoring unauthorized use of our intellectual property is difficult and costly. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property.

          We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any breach. In addition, our confidential information may otherwise become known or be independently discovered by competitors, in which case we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. We may in the future rely on trade secret protection, which would be subject to the risks identified above with respect to confidential information.

          Our trade secrets could otherwise become known or be independently discovered by our competitors. Competitors could purchase our product candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected so as to protect our market against competitors' products, our competitive position could be adversely affected, as could our business.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

          Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

We have not yet registered trademarks for a commercial trade name for our lead product candidates in the United States or foreign jurisdictions and failure to secure such registrations could adversely affect our business.

          We have not yet registered trademarks for a commercial trade name for some of our lead product candidates in the United States or any foreign jurisdiction. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Moreover, any name we propose to use with our product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

Risks Related to Commercialization

The incidence and prevalence for target patient populations of our product candidates have not been established with precision. If the market opportunities for our product candidates are smaller than we estimate, or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability may be materially adversely affected.

          The precise incidence and prevalence for all the conditions we aim to address with our programs are unknown. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new trials may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. We estimate that there are approximately:

  •
  3,000 to 12,000 addressable patients not well-managed with existing therapies with recurrent pericarditis in the United States;

  •
  100,000 to 200,000 prevalent patients in the United States with GCA, with similar rates in other major markets;

  •
  300,000 addressable patients with prurigo nodularis in the United States, of which we believe 20% to 30% to have severe systemic disease with similar prevalence rates in other major markets; and

  •
  300,000 addressable patients with moderate-to-severe atopic dermatitis in the United States with similar rates in other major markets.

          The total addressable market across all of our product candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our product candidates approved for sale for these indications, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the United States and other major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business. Further, even if we obtain significant market share for our product candidates, because the potential target populations are very small, we may never achieve profitability despite obtaining such significant market share.

If, in the future, we are unable to establish our own sales, marketing and distribution capabilities, or enter into agreements with third parties to sell and market our product candidates, we may not be successful in commercializing our product candidates if and when they are approved, and we may not be able to generate any revenue.

          We do not currently have a sales, marketing or distribution infrastructure. We have never sold, marketed or distributed any therapeutic products. To achieve commercial success for any approved product candidate, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We currently plan to establish our own sales and marketing capabilities and directly commercialize any approved product candidate.

          There are risks involved with both establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any drug launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

          Factors that may inhibit our efforts to commercialize our product candidates on our own include:

  •
  our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

  •
  the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future products;

  •
  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines;

  •
  our inability to equip medical and sales personnel with effective materials, including medical and sales literature to help them educate physicians and other healthcare providers regarding applicable diseases and our future products;

  •
  our inability to develop or obtain sufficient operational functions to support our commercial activities; and

  •
  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

          If we enter into arrangements with third parties to perform sales, marketing, distribution and other commercial support services, our product revenues or the profitability of these revenues to us are likely to be lower than if we were to market and sell any product candidates that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our product candidates effectively. Developing a sales and marketing organization requires significant investment, is time consuming and could delay the launch of our product candidates. We may not be able to build an effective sales and marketing organization in the United States, the European Union or other key global markets. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates. Further, our business, results of operations, financial condition and prospects will be materially adversely affected.

Our current or future product candidates may not gain market acceptance by physicians or patients, in which case our ability to generate product revenues will be compromised.

          Even if the FDA or any other regulatory authority approves the marketing of our product candidates, whether developed on our own or with a collaborator, physicians, healthcare providers, patients or the medical community may not accept or use our product candidates. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant product revenue or any profits from operations. The degree of market acceptance of our product candidates will depend on a variety of factors, including:

  •
  the timing of market introduction;

  •
  the number and clinical profile of competing products;

  •
  the potential and perceived advantages of our product candidates over alternative treatments;

  •
  the clinical indications for which our product candidates are approved;

  •
  our ability to provide acceptable evidence of safety and efficacy;

  •
  the prevalence and severity of any side effects;

  •
  product labeling or product insert requirements of the FDA or other regulatory authorities;

  •
  limitations or warnings contained in the labeling approved by the FDA or other regulatory authorities;

  •
  relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies;

  •
  cost-effectiveness, particularly in relation to alternative treatments;

  •
  the effectiveness of our sales, marketing and distribution support;

  •
  availability of adequate coverage, reimbursement and payment from health maintenance organizations and other insurers, both public and private; and

  •
  other potential advantages over alternative treatment methods.

          If our product candidates fail to gain market acceptance, our ability to generate revenues will be adversely affected. Even if our product candidates achieve market acceptance, the market may prove not to be large enough to allow us to generate significant revenues.

The successful commercialization of our product candidates will depend in part on the extent to which governmental authorities and health insurers establish adequate coverage, reimbursement levels and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

          Our ability to commercialize any product candidates successfully also will depend in part on the extent to which adequate coverage and reimbursement for these product candidates and related treatments will be available from government authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular products. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for products. We cannot be sure that adequate coverage will be available for any product candidate that we commercialize and, if coverage is available, that the level of reimbursement will be adequate or that will not require co-payments that patients may find unacceptably high. Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval. Any coverage or reimbursement that may become available may be decreased or eliminated in the future.

          There may be significant delays in obtaining reimbursement for newly approved products, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside the United States. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower-cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any approved drugs that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize drugs and our overall financial condition.

          There is significant uncertainty related to the insurance coverage and reimbursement of newly-approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered. The Medicare and Medicaid programs increasingly are used as models in the United States for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics.

Some third-party payors may require pre-approval of coverage for new or innovative drug therapies before they will reimburse healthcare providers who use such therapies. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

          Third-party payors increasingly are challenging prices charged for pharmaceutical or biologic products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs or biologics when an equivalent generic drug, biosimilar or a less expensive therapy is available. It is possible that a third-party payor may consider our product candidates as substitutable and only offer to reimburse patients for the less expensive product. Even if we show improved efficacy or improved convenience of administration with our product candidates, pricing of existing products may limit the amount we will be able to charge for our product candidates. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in our product candidates. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates, and may not be able to obtain a satisfactory financial return on our product candidates.

          The regulations that govern regulatory approvals, pricing and reimbursement for new products vary widely from country to country. Our operations are subject to extensive governmental price control or other market regulations in other countries outside of the United States, and we believe the increasing emphasis on cost-containment initiatives in European and other countries have and will continue to put pressure on the pricing and usage of our product candidates. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product candidate in a particular country, but then be subject to price regulations that delay our commercial launch of the product candidate, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product candidate in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval.

          Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.

Our future growth may depend, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

          Our future profitability may depend, in part, on our ability to commercialize our product candidates in foreign markets for which we may rely on collaboration with third parties. Although we do not have immediate plans to pursue the commercialization of rilonacept for recurrent pericarditis outside of the United States, we are evaluating the opportunities for the development and commercialization of our product candidates in foreign markets. We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the applicable regulatory authority in that foreign market, and we may never receive such regulatory approval for any of our product candidates. To obtain separate regulatory approval in many other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our product candidates, and we cannot predict success in these jurisdictions. If we obtain approval of our product candidates and ultimately commercialize our product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

  •
  our customers' ability to obtain reimbursement for our product candidates in foreign markets;

  •
  our inability to directly control commercial activities because we are relying on third parties;

  •
  the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

  •
  different medical practices and customs in foreign countries affecting acceptance in the marketplace;

  •
  import or export licensing requirements;

  •
  longer accounts receivable collection times;

  •
  longer lead times for shipping;

  •
  language barriers for technical training and the need for language translations;

  •
  reduced protection of intellectual property rights in some foreign countries;

  •
  the existence of additional potentially relevant third-party intellectual property rights;

  •
  foreign currency exchange rate fluctuations; and

  •
  the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

          Foreign sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

          In some countries, particularly the countries in Europe, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

          If the FDA or a comparable foreign regulatory authority approves any of our product candidates, it or they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, distribution, storage, advertising, promotion, sampling, record-keeping adverse event reporting, conduct of post-marketing trials and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

          Manufacturers and manufacturers' facilities are required to comply with extensive FDA, and comparable foreign regulatory authority, requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations. As such, we and our CMOs will be subject to user fees and continual review and inspections to assess compliance with cGMP and adherence to commitments made in any BLA or MAA. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

          Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. We will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance.

          We will have to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs and biologics are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product's approved label. As such, we may not promote our products for indications or uses for which they do not have approval. The holder of an approved BLA or MAA must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling or manufacturing process. We could also be asked to conduct post-marketing clinical trials to verify the safety and efficacy of our products in general or in specific patient subsets. If original marketing approval were obtained via the accelerated approval pathway, we could be required to conduct a successful post-marketing clinical trial to confirm clinical benefit for our products. An unsuccessful post-marketing trial or failure to complete such a trial could result in the withdrawal of marketing approval. The FDA also may place other conditions on approvals including the requirement for a REMS, to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS before it can obtain approval. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

          If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we discover previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with our manufacturing processes, or fail to comply with regulatory requirements, a regulatory agency or enforcement authority may, among other things:

  •
  issue warning letters;

  •
  impose civil or criminal penalties;

  •
  suspend or withdraw regulatory approval;

  •
  suspend any of our ongoing clinical trials;

  •
  refuse to approve pending applications or supplements to approved applications submitted by us;

  •
  impose restrictions on our operations, including closing our CMOs' facilities; or

  •
  seize or detain products, or require a product recall.

          Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected.

          If there are changes in the application of legislation or regulatory policies, or if problems are discovered with a product or the manufacture of a product, or if we or one of our distributors, licensees or co-marketers fails to comply with regulatory requirements, the regulatory authorities could take various actions. These include imposing fines on us, imposing restrictions on our product or its manufacture and requiring us to recall or remove a product from the market. The regulatory authorities could also suspend or withdraw our marketing authorizations, or require us to conduct additional clinical trials, change our product labeling or submit additional applications for marketing authorization. If any of these events occurs, our ability to sell our product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements.

          The policies of the FDA and other regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States, Europe or in other jurisdictions. For example, the current U.S. presidential administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA's ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance and review and approval of marketing applications. It is difficult to predict how these Executive Orders will be implemented, and the extent to which they will impact the FDA's ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA's ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. In addition, if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Our business operations and current and future relationships with investigators, healthcare professionals, consultants, customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, physician payment transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.

          Although we do not currently have any products on the market, once we begin commercializing our product candidates, if approved, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which we conduct our business. Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

  •
  the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The U.S. federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand;

  •
  the U.S. federal False Claims Act and civil monetary penalties laws, which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false of fraudulent claim for purposes of the False Claims Act. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the federal government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims;

  •
  the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

  •
  the U.S. federal physician payment transparency requirements, sometimes referred to as the "Sunshine Act" created under Section 60002 of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the Affordable Care Act, which requires manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid or the Children's Health Insurance Program to report to the Department of Health and Human Services information related to physician payments and other transfers of value and the ownership and investment interests of such physicians and their immediate family members;

  •
  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which also imposes obligations on certain covered entity healthcare providers, health plans and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information; and

  •
  analogous state laws and regulations, such as state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

          These laws and regulations, among other things, may constrain our business, marketing and other promotional activities by limiting the kinds of financial arrangements we may have with hospitals, physicians or other potential purchasers of our product candidates, if approved. We have entered into consulting and advisory board agreements with physicians, some of whom are paid in the form of shares or options to acquire our common shares. We could be adversely affected if regulatory agencies determine our financial relationships with such physicians to be in violation of applicable laws. Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations.

          Interactions between biopharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians' codes of professional conduct in the individual EU member states. The provision of any inducements to physicians to prescribe, recommend, endorse, order, purchase, supply, use or administer a drug product is prohibited. A number of EU member states have established additional rules requiring pharmaceutical companies to publicly disclose their interactions with physicians and to obtain approval from employers, professional organizations and/or competent authorities before entering into agreements with physicians.

          Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including anticipated activities to be conducted by our sales team, were to be found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidates that we may develop.

          We will face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any product candidates that we may develop. If we cannot successfully defend ourselves against claims that our product candidates caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for any product candidates that we may develop;

  •
  injury to our reputation and significant negative media attention;

  •
  regulatory investigations that could require costly recalls or product modifications;

  •
  withdrawal of clinical trial participants;

  •
  significant costs to defend the related litigation;

  •
  substantial monetary awards to trial participants or patients;

  •
  loss of potential revenue;

  •
  the diversion of management's attention away from managing our business; and

  •
  the inability to commercialize any product candidates that we may develop.

          Although we maintain product liability insurance coverage, it may not be adequate to cover all liabilities that we may incur and is subject to deductibles and coverage limitations. We anticipate that we will need to increase our insurance coverage when and if we successfully commercialize any product candidate. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our commercialization efforts.

Other Risks Related to Our Business

Enacted and future healthcare legislation may have a material adverse effect on our business and results of operations.

          In the United States, European Union and other jurisdictions, there have been and we expect there will continue to be a number of legislative and regulatory initiatives and proposed changes to the healthcare system that could affect our future operations. For example, in the United States, in March 2010, the Affordable Care Act was passed, which substantially changes the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, subjects biologic products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and biologics that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs and biologics, including our product candidates, and a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts which, through subsequent legislative amendments, was increased to 70%, off negotiated prices of applicable brand drugs and biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient products to be covered under Medicare Part D.

          Since its enactment, there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act. The current Presidential Administration and U.S. Congress have attempted and will likely continue to seek to modify, repeal or otherwise invalidate all, or certain provisions of, the Affordable Care Act. Most recently, the Tax Cuts and Jobs Act was enacted, which, among other things, removes penalties for not complying with the Affordable Care Act's individual mandate to carry health insurance. It is uncertain the extent to which any such changes may impact our business or financial condition.

          In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, led to aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2025 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers.

          Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug and biologic pricing, reduce the cost of prescription drugs and biologics under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs and biologics. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

          Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally-mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates or put pressure on our product pricing.

          In the European Union, similar political, economic and regulatory developments may affect our ability to profitably commercialize our product candidates, if approved. In addition to continuing pressure on prices and cost containment measures, legislative developments at the EU or member state level may result in significant additional requirements or obstacles that may increase our operating costs. The delivery of healthcare in the European Union, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of healthcare and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU member states have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to commercialize our product candidates, if approved.

          In markets outside of the United States and European Union, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.

          We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States, the European Union or elsewhere. If we or any third-party we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third-party are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

          Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, the global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the global financial crisis, could result in a variety of risks to our business, including, weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Doing business internationally involves a number of risks, including but not limited to:

  •
  multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions;

  •
  employment laws, regulatory requirements and other governmental approvals, permits and licenses;

  •
  failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

  •
  additional potentially relevant third-party patent rights;

  •
  complexities and difficulties in obtaining protection and enforcing our intellectual property;

  •
  difficulties in staffing and managing foreign operations;

  •
  complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

  •
  limits in our ability to penetrate international markets;

  •
  financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

  •
  natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease and boycotts;

  •
  curtailment of trade, and other business restrictions;

  •
  certain expenses including, among others, expenses for travel, translation and insurance; and

  •
  regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its books and records provisions or its anti-bribery provisions.

          Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Our internal computer systems, or those of our third-party CMOs, CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product candidates' development programs.

          Despite the implementation of security measures, our internal computer systems and those of our third-party CMOs, CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, theft, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure or theft of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

We face potential liability related to the privacy of health information we obtain from clinical trials sponsored by us.

          Most healthcare providers, including research institutions from which we obtain patient health information, are subject to privacy and security regulations promulgated under HIPAA, as amended by the HITECH. We are not currently classified as a covered entity or business associate under HIPAA and thus is not subject to its requirements or penalties. However, any person may be prosecuted under HIPAAs criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAAs requirements for disclosure of individually identifiable health information. In addition, we may maintain sensitive personally identifiable information, including health information, that we receive throughout the clinical trial process, in the course of our research collaborations, and directly from individuals (or their healthcare providers) who enroll in our patient assistance programs. As such, we may be subject to state laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA. Our clinical trial programs outside the United States may implicate international data protection laws, including the EU Data Protection Directive and legislation of the EU member states implementing it.

          Our activities outside the United States impose additional compliance requirements and generate additional risks of enforcement for noncompliance. Failure by our CROs and other third-party contractors to comply with the strict rules on the transfer of personal data outside of the European Union into the United States may result in the imposition of criminal and administrative sanctions on such collaborators, which could adversely affect our business. Furthermore, certain health privacy laws, data breach notification laws, consumer protection laws and genetic testing laws may apply directly to our operations and/or those of our collaborators and may impose restrictions on our collection, use and dissemination of individuals' health information. Moreover, patients about whom we or our collaborators obtain health information, as well as the providers who share this information with us, may have statutory or contractual rights that limit our ability to use and disclose the information. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. Claims that we have violated individuals' privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

          If we or third-party CMOs, CROs or other contractors or consultants fail to comply with applicable federal, state or local regulatory requirements, we could be subject to a range of regulatory actions that could affect our or our contractors' ability to develop and commercialize our product candidates and could harm or prevent sales of any affected products that we are able to commercialize, or could substantially increase the costs and expenses of developing, commercializing and marketing our products. Any threatened or actual government enforcement action could also generate adverse publicity and require that we devote substantial resources that could otherwise be used in other aspects of our business. Increasing use of social media could give rise to liability, breaches of data security or reputational damage.

We and our employees are increasingly utilizing social media tools as a means of communication both internally and externally.

          Despite our efforts to monitor evolving social media communication guidelines and comply with applicable rules, there is risk that the use of social media by us or our employees to communicate about our product candidates or business may cause us to be found in violation of applicable requirements. In addition, our employees may knowingly or inadvertently make use of social media in ways that may not comply with our social media policy or other legal or contractual requirements, which may give rise to liability, lead to the loss of trade secrets or other intellectual property or result in public exposure of personal information of our employees, clinical trial patients, customers and others. Furthermore, negative posts or comments about us or our product candidates in social media could seriously damage our reputation, brand image and goodwill. Any of these events could have a material adverse effect on our business, prospects, operating results and financial condition and could adversely affect the price of our Class A common shares.

Our employees, principal investigators, CROs, consultants and other third-party service providers may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

          We are exposed to the risk that our employees, principal investigators, CROs, consultants and other third-party service providers may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately.

          In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, including off-label promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our pre-clinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation.

          We intend to adopt, prior to the completion of this offering, a code of conduct applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We may acquire businesses, or products or product candidates, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

          We have acquired and in-licensed, and may acquire or in-license additional businesses or products, from other companies or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition or license, we will achieve the expected synergies to justify the transaction.

Risks Related to Our Common Shares and This Offering

After this offering, members of our senior management team will have the ability to control all matters submitted to shareholders for approval.

          Our Class A1 common shares and Class B1 common shares have no voting rights. As a result, all matters submitted to our shareholders will be decided by the vote of holders of our Class A common shares and Class B common shares. Each Class A common share is entitled to one vote per Class A common share and each Class B common share is entitled to ten votes per Class B common share. Following this offering, members of our senior management team will hold         % of our voting power and have the ability to control the outcome of all matters submitted to our shareholders for approval. This concentrated control limits other shareholders' ability to influence corporate matters and may have an adverse effect on the price of our Class A common shares. As a result of the Class A common shares and Class B common shares that they will hold upon the closing of this offering, our senior management team will be able to control our management and affairs and the outcome of matters submitted to our shareholders for approval, including the election of directors and any sale, merger, consolidation or sale of all or substantially all of our assets. Our senior management team may have interests, with respect to their investment, that are different from our other investors, including the investors in this offering. In addition, this concentration of ownership might adversely affect the market price of our Class A common shares by:

  •
  delaying, deferring or preventing a change of control of us;

  •
  impeding a merger, consolidation, takeover or other business combination involving us; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

          In addition, each holder of Class B1 common shares has the ability to convert any portion of its Class B1 common shares into Class A common shares or Class B common shares at any time, and each holder of our Class A1 common shares has the ability to convert any portion of its Class A1 common shares into Class A common shares at any time. However, our Class A1 common shares and Class B1 common shares cannot be converted if, as a result of such conversion, the holder and its affiliates would own more than 9.99% of the combined voting power of our share capital outstanding unless such holders provide us with 61-days' prior notice that they intend to increase their ownership of our voting share capital above such threshold upon conversion. Due to these conversion rights, holders of our Class A1 common shares and our Class B1 common shares could, at any time, significantly increase their voting control of us, which could result in their ability to significantly influence or control matters submitted to our shareholders for approval.

The price of our Class A common shares is likely to be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Class A common shares in this offering.

          Our share price is likely to be volatile. The shares market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Class A common shares at or above the initial public offering price. The market price for our Class A common shares may be influenced by many factors, including:

  •
  the results of clinical trials for our product candidates;

  •
  delays in in-licensing or acquiring additional complementary product candidates;

  •
  delays in the commencement, enrollment and the ultimate completion of clinical trials;

  •
  the results and potential impact of competitive products or technologies;

  •
  our ability to manufacture and successfully produce our product candidates;

  •
  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

  •
  the level of expenses related to any of our product candidates or clinical development programs;

  •
  variations in our financial results or those of companies that are perceived to be similar to us;

  •
  financing or other corporate transactions, or inability to obtain additional funding;

  •
  failure to meet or exceed expectations of the investment community;

  •
  regulatory or legal developments in the United States and other countries;

  •
  the recruitment or departure of key personnel;

  •
  developments or disputes concerning patent applications, issued patents or other proprietary rights;

  •
  the results of our efforts to discover, develop, acquire or in-license additional product candidates;

  •
  changes in the structure of healthcare payment systems;

  •
  market conditions in the pharmaceutical and biotechnology sectors;

  •
  general economic, industry and market conditions;

  •
  changes in voting control of our senior management team or affiliates who hold our shares; and

  •
  the other factors described in this "Risk Factors" section.

An active trading market for our Class A common shares may not develop, and you may not be able to resell your shares at or above the initial public offering price.

          Prior to this offering, there has been no public market for our Class A common shares. Although we anticipate that our Class A common shares will be approved for listing on The Nasdaq Global Market, an active trading market for our Class A common shares may never develop or be sustained following this offering. The initial public offering price of our Class A common shares will be determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our Class A common shares after this offering. In the absence of an active trading market for our Class A common shares, investors may not be able to sell their Class A common shares at or above the initial public offering price or at the time that they would like to sell.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports, about us, our business or our market, our shares price and trading volume could decline.

          The trading market for our Class A common shares will be influenced by the research and reports that equity research analysts publish about us and our business. We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our Class A common shares after this offering, and such lack of research coverage may adversely affect the market price of our Class A common shares. In the event we do have equity research analyst coverage, we will not have any control over the analysts or the content and opinions included in their reports. The price of our shares could decline if one or more equity research analysts downgrades our shares or issues other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our Class A common shares could decrease, which in turn could cause the price of our Class A common shares or its trading volume to decline.

Sales of a substantial number of our Class A common shares in the public market could cause our share price to fall.

          If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our Class A common shares in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the market price of our Class A common shares could decline. Based upon the number of common shares outstanding as of March 31, 2018, upon the completion of this offering, we will have outstanding a total of             Class A common shares,              Class A1 common shares,              Class B common shares and             Class B1 common shares

assuming the conversion of all of our preferred shares into common shares upon the closing of this offering, no exercise of options to purchase Class A common shares outstanding as of March 31, 2018 and no exercise of the underwriters' option to purchase additional Class A common shares. Of these shares, only the Class A common shares sold in this offering, plus any Class A common shares sold upon exercise of the underwriters' option to purchase additional Class A common shares, will be freely tradable, without restriction, in the public market immediately following this offering.

          Substantially all of our shareholders have entered into lock-up agreements pertaining to this offering with the underwriters that restrict their ability to sell or transfer their common shares, including common shares upon the conversion of preferred shares. The lock-up agreements will expire 180 days from the date of this prospectus. After the lock-up agreements expire, up to an additional             shares of Class A common shares will be eligible for sale in the public market. Approximately             of these Class A common shares will be held by our directors, executive officers and certain entities affiliated with our directors, and will, following the expiration of the lock-up, remain subject to certain limitations on sales made by affiliates pursuant to Rule 144 under the Securities Act. In addition, our Class A1 common shares, Class B common shares and Class B1 common shares automatically convert into Class A common shares upon transfer to non-affiliates. As a result, up to             of our Class A common shares may be issued upon such transfers. The representatives of the underwriters may, in their sole discretion, permit our officers, directors and other shareholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up.

          Upon completion of this offering,             of our Class A common shares that are subject to outstanding options or reserved for future issuance under our equity incentive plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional Class A common shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our Class A common shares could decline.

          After this offering, the holders of approximately             our Class A common shares will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these shareholders could have a material adverse effect on the market price of our Class A common shares.

If you purchase Class A common shares in this offering, you will suffer immediate dilution of your investment.

          The initial public offering price of our Class A common shares is substantially higher than the as adjusted net tangible book value per common share. Therefore, if you purchase Class A common shares in this offering, you will pay a price per Class A common share that substantially exceeds our as adjusted net tangible book value per common share after this offering. To the extent outstanding options are exercised, you will incur further dilution. Based on the assumed initial public offering price of $             per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $              per common share, representing the difference between our as adjusted net tangible book value per common share after giving effect to this offering and the assumed initial public offering price. In addition, purchasers of Class A common shares in this offering will have contributed approximately         % of the aggregate price paid by all purchasers of our common shares but will own only approximately         % of our common shares outstanding after this offering. See "Dilution."

Future sales and issuances of our common shares or rights to purchase common shares, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our shareholders and could cause our Class A common share price to fall.

          We will need additional capital in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. We may sell common shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common shares, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. These sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to our existing shareholders.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our shares price to decline.

          We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund our clinical and pre-clinical development programs, working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering to in-license, acquire or invest in additional businesses, technologies, products or assets, although currently we have no specific agreements, commitments or understandings in this regard. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We are an "emerging growth company," and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common shares less attractive to investors.

          We are an "emerging growth company," as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, which means the market value of our Class A common shares that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404;

  •
  an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor's report on the financial statements;

  •
  providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

  •
  reduced disclosure obligations regarding executive compensation; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company.

          We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have provided only two years of audited financial statements and have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A common shares less attractive if we rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and our shares price may be more volatile.

          In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

          As a public company, and particularly after we are no longer an "emerging growth company," we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

          Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We have anti-takeover provisions in our amended and restated bye-laws that may discourage a change of control.

          Our amended and restated bye-laws will contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions will provide for:

  •
  a classified board of directors with staggered three-year terms;

  •
  directors only to be removed for cause;

  •
  an affirmative vote of 66 2/3% of our voting shares for certain "business combination" transactions that have not been approved by our board of directors;

  •
  restrictions on the time period in which directors may be nominated; and

  •
  our board of directors to determine the powers, preferences and rights of our preferred shares and to issue the preferred shares without shareholder approval.

          These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company and may prevent our shareholders from receiving the benefit from any premium to the market price of our Class A common shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common shares if the provisions are viewed as discouraging takeover attempts in the future. These provisions could also discourage proxy contests, make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take corporate actions other than those you desire. See "Description of Share Capital."

Because we do not anticipate paying any cash dividends on our capital shares in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

          We have never declared or paid cash dividends on our capital shares. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. Additionally, the proposal to pay future dividends to shareholders will in addition effectively be at the sole discretion of our board of directors after taking into account various factors our board of directors deems relevant, including our business prospects, capital requirements, financial performance and new product development. As a result, capital appreciation, if any, of our Class A common shares will be your sole source of gain for the foreseeable future.

Risks Related to Owning Shares in a Bermuda Exempted Company and Certain Tax Risks

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

          We are a Bermuda exempted company. As a result, the rights of holders of our Class A common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. See "Enforcement of Civil Liabilities Under United States Federal Securities Laws" for additional information.

Bermuda law differs from the laws in effect in the United States and may afford less protection to our shareholders.

          We are organized under the laws of Bermuda. As a result, our corporate affairs are governed by the Bermuda Companies Act 1981, as amended, or the Companies Act, which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Shareholder class actions are not available under Bermuda law. The circumstances in which shareholder derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

          When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of our shareholders and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.

There are regulatory limitations on the ownership and transfer of our common shares.

          Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Companies Act and the Bermuda Investment Business Act 2003, as amended, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority must approve all issues and transfers of shares of a Bermuda exempted company. However, the Bermuda Monetary Authority has, pursuant to its statement of June 1, 2005, given its general permission under the Exchange Control Act 1972 and related regulations for the issue and free transfer of our common shares to and among persons who are non-residents of Bermuda for exchange control purposes as long as the shares are listed on an appointed shares exchange, which includes The Nasdaq Global Market. This general permission would cease to apply if we were to cease to be listed on The Nasdaq Global Market.

We may become subject to unanticipated tax liabilities.

          Although we are incorporated under the laws of Bermuda, we may become subject to income, withholding or other taxes in certain jurisdictions by reason of our activities and operations, and it is also possible that taxing authorities in any such jurisdictions could assert that we are subject to greater taxation than we currently anticipate. Any such non-Bermudan tax liability could materially adversely affect our results of operations.

Taxing authorities could reallocate our taxable income among our subsidiaries, which could increase our overall tax liability.

          We are incorporated under the laws of Bermuda and currently have a subsidiary in the United States. If we succeed in growing our business, we expect to conduct increased operations through our subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between us, our parent company and our subsidiaries. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arms' length and that appropriate documentation is maintained to support the transfer prices. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities.

          If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms' length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, resulting in double taxation. If tax authorities were to allocate income to a higher tax jurisdiction, subject our income to double taxation or assess interest and penalties, it would increase our consolidated tax liability, which could adversely affect our financial condition, results of operations and cash flows.

Changes in our effective tax rate may reduce our net income in future periods.

          Our tax position could be adversely impacted by changes in tax rates, tax laws, tax practice, tax treaties or tax regulations or changes in the interpretation thereof by the tax authorities in Europe (including the United Kingdom), the United States, Bermuda and other jurisdictions, as well as being affected by certain changes currently proposed by the Organization for Economic Co-operation and Development and their action plan on Base Erosion and Profit Shifting. Such changes may become more likely as a result of recent economic trends in the jurisdictions in which we operate, particularly if such trends continue. If such a situation was to arise, it could adversely impact our tax position and our effective tax rate. Failure to manage the risks associated with such changes, or misinterpretation of the laws providing such changes, could result in costly audits, interest, penalties and reputational damage, which could adversely affect our business, results of our operations and our financial condition.

          Our actual effective tax rate may vary from our expectation and that variance may be material. A number of factors may increase our future effective tax rates, including:

  •
  the jurisdictions in which profits are determined to be earned and taxed;

  •
  the resolution of issues arising from any future tax audits with various tax authorities;

  •
  changes in the valuation of our deferred tax assets and liabilities;

  •
  increases in expenses not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions;

  •
  changes in the taxation of share-based compensation;

  •
  changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles; and

  •
  challenges to the transfer pricing policies related to our structure.

We believe we will likely be classified as a passive foreign investment company for U.S. federal income tax purposes for the current year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our common shares.

          Because we do not expect to earn revenue from our business operations during the current taxable year, and because our sole source of income currently is interest on bank accounts held by us, we believe we will likely be classified as a "passive foreign investment company," or PFIC, for the current taxable year. A non-U.S. company will be considered a PFIC for any taxable year if (i) at least 75% of its gross income is passive income (including interest income), or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. If we are classified as a PFIC in any year with respect to which a U.S. Holder (as defined below under "Material Bermuda and U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders") owns our common shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the common shares, regardless of whether we continue to meet the PFIC test described above, unless the U.S. Holder makes or has made a specified election and we cease to be a PFIC. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) the obligation to comply with certain reporting requirements. See "Material Bermuda and U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Passive Foreign Investment Company."

If a U.S. person is treated as owning at least 10% of our common shares, such holder may be subject to adverse U.S. federal income tax consequences.

          We believe we are classified as a controlled foreign corporation for the current taxable year and may be classified as a controlled foreign corporation in future taxable years. Even if we were not classified as a controlled foreign corporation, if our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations. If a U.S. Holder (as defined below under "Material Bermuda and U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders") is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our common shares, such U.S. Holder may be treated as a "United States shareholder" with respect to us (if we are classified as a controlled foreign corporation) and each controlled foreign corporation in our group (if any). A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of "Subpart F income," "global intangible low-taxed income" and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject you to significant monetary penalties and may prevent the statute of limitations with respect to your U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurances that we will assist investors in determining whether we or any of our non-U.S. subsidiaries, if any, are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, we cannot provide any assurances that we will furnish to any United States shareholders information that may be necessary to comply with the reporting and tax paying obligations discussed above. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our common shares.

Comprehensive tax reform legislation could adversely affect our business and financial condition.

          The U.S. government has recently enacted comprehensive tax legislation that includes significant changes to the taxation of business entities, referenced herein as the Tax Reform Act. These changes include, among others, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system and introducing certain anti-base erosion provisions. We continue to examine the impact this tax reform legislation may have on our business. The effect of the Tax Reform Act on our business, whether adverse or favorable, is uncertain, and may not become evident for some period of time. U.S. Holders should consult with their legal and tax advisors regarding any such legislation and the potential tax consequences of investing in our common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products and product candidates, their expected properties, performance and impact on healthcare costs, the expected timeline for achievement of our clinical milestones, the timing of, and potential results from, clinical and other trials, marketing authorization from the FDA or regulatory authorities in other jurisdictions, coverage and reimbursement for procedures using our product candidates, if approved, research and development costs, timing of regulatory filings and feedback, timing and likelihood of success, plans and objectives of management for future operations and future results of anticipated products, are forward-looking statements.

          These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

          In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplate," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These forward-looking statements are subject to numerous risks, including, without limitation, the following:

  •
  our status as a development-stage company and our expectation to incur losses in the future;

  •
  our future capital needs and our need to raise additional funds;

  •
  our limited operating history;

  •
  the lengthy and expensive clinical development process with its uncertain outcome and potential for clinical failure or delay;

  •
  the decision by any applicable regulatory authority whether to clear our product candidates for clinical development and, ultimately, whether to approve them for marketing and sale;

  •
  our ability to anticipate and prevent adverse events caused by our product candidates;

  •
  our ability to identify, in-license, acquire, discover or develop additional product candidates;

  •
  our ability to have our product candidates manufactured;

  •
  the market acceptance of our product candidates;

  •
  our ability to timely and successfully develop and commercialize our existing and future product candidates, if approved;

  •
  physician awareness and adoption of our product candidates;

  •
  the size of the market for our product candidates;

  •
  our ability to meet the quality expectations of physicians or patients;

  •
  our ability to improve our product candidates;

  •
  the decision of third-party payors not to cover our product candidates or to require extensive and/or independently performed clinical trials prior to covering or maintaining coverage of our product candidates;

  •
  our ability to successfully manage our growth;

  •
  our ability to avoid product liability claims and maintain adequate product liability insurance;

  •
  our ability to obtain regulatory exclusivity;

  •
  our ability to obtain, maintain, protect and enforce our intellectual property rights related to our product candidates;

  •
  federal, state and foreign regulatory requirements applicable to our product candidates; and

  •
  our ownership concentration may prevent new investors in this offering from influencing significant corporate decisions.

          Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

          You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

 INDUSTRY AND OTHER DATA

          Unless otherwise indicated, certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

 USE OF PROCEEDS

          We estimate that the net proceeds to us from our issuance and sale of             Class A common shares in this offering will be approximately $          million (or $          million if the underwriters exercise in full their option to purchase additional Class A common shares), assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $          million, assuming the number of Class A common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Each increase (decrease) of 1,000,000 shares in the number of Class A common shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $          million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions.

          We anticipate that we will use the net proceeds from this offering, together with our existing cash resources, as follows:

  •
  approximately $            million to $            million to advance the clinical development of rilonacept for the treatment of recurrent pericarditis;

  •
  approximately $            million to $            million to advance the clinical development of mavrilimumab for the treatment of GCA;

  •
  approximately $            million to $            million to advance the clinical development of KPL-716 for the treatment of prurigo nodularis and atopic dermatitis; and

  •
  the remainder to fund new and ongoing research and development activities, including to advance the pre-clinical development of KPL-045 and KPL-404, and for working capital and other general corporate activities.

          This expected use of net proceeds from this offering represents our current intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds from this offering or the actual amounts that we will spend on the uses set forth above. We may also use a portion of the net proceeds to in-license, acquire or invest in additional businesses, technologies, products or assets, although currently we have no specific agreements, commitments or understandings in this regard. The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials, our ability to obtain marketing approval from the FDA for our product candidates and other development and commercialization efforts for our product candidates, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and as a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

          We anticipate that our existing cash and cash equivalents, together with the anticipated net proceeds from this offering, will enable us to fund our operating expenses and capital expenditure requirements through             . We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. In addition, the net proceeds from this offering, together with our existing cash resources, will not be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise additional capital to complete the development and commercialization of our product candidates.

          Pending the use of the proceeds described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

 DIVIDEND POLICY

          We have never declared or paid any cash dividends on our common shares. In October 2015, we distributed Class B common shares to the then-existing holders of our Class A common shares on a pro rata basis. We intend to retain all of our future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare and pay dividends to holders of our common shares will be made at the discretion of our board of directors, which may take into account several factors, including general economic conditions, our financial condition and results of operations, available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders and any other factors that our board of directors may deem relevant. In addition, pursuant to the Companies Act, a company may not declare or pay dividends if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our amended and restated bye-laws, which will be effective prior to the closing of this offering, each of our common shares is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preferred shares.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2018:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to:

  •
  the conversion of all outstanding preferred shares into                  Class A common shares,                            Class B common shares,                          Class A1 common shares and                  Class B1 common shares upon the closing of this offering; and

  •
  the effectiveness of our amended and restated bye-laws immediately prior to the closing of this offering; and

  •
  on a pro forma as adjusted basis to give further effect to our issuance and sale of                          Class A common shares in this offering at an assumed initial public offering price of $                  per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus and the sections of the prospectus titled "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Share Capital."

	As of March 31, 2018

	Actual		Pro Forma		Pro Forma As Adjusted

	(in thousands, except share and per share data)
Cash and cash equivalents	$221,108	$		$

Convertible preferred shares (Series A, B and C), par value of $0.0001 per share; 97,463,268 shares designated, issued and outstanding, actual; and no shares designated, issued and outstanding, pro forma and pro forma as adjusted	$310,592	$		$
Shareholders' equity (deficit):
Class A common shares, $0.0001 par value; 15,049,615 shares designated, 1,979,742 shares issued and outstanding, actual; shares designated, shares issued and outstanding, pro forma; shares designated, shares issued and outstanding, pro forma as adjusted	—
Class B common shares, $0.0001 par value; 9,750,005 shares designated, issued and outstanding, actual; shares designated, shares issued and outstanding, pro forma; shares designated, shares issued and outstanding, pro forma as adjusted	1
Class A1 common shares, $0.0001 par value; no shares designated, issued and outstanding, actual; shares designated, shares issued and outstanding, pro forma; shares designated, shares issued and outstanding, pro forma as adjusted	—
Class B1 common shares, $0.0001 par value; no shares designated, issued and outstanding, actual; shares designated, shares issued and outstanding, pro forma; shares designated, shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	1,864
Accumulated deficit	(106,980)

Total shareholders' equity (deficit)	(105,115)

Total capitalization	$205,477	$		$

          Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders' equity and total capitalization by $              million, assuming that the number of Class A common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of Class A common shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of

cash and cash equivalents, additional paid-in capital, total shareholders' equity and total capitalization by $              million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          The foregoing table excludes:

  •
  12,848,232 Class A common shares issuable upon exercise of share options outstanding as of March 31, 2018, at a weighted average exercise price of $1.98 per share;

  •
  221,641 Class A common shares reserved for future issuance under our 2015 Equity Incentive Plan as of March 31, 2018; and

  •
                    Class A common shares that will become available for future issuance under our 2018 Incentive Award Plan, or 2018 Plan, which will become effective in connection with this offering upon the effectiveness of the registration statement of which this prospectus forms a part.

 DILUTION

          If you invest in our Class A common shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per common share after this offering.

          Our historical net tangible book value (deficit) as of March 31, 2018 was $(106.7) million, or $(9.10) per common share. Our historical net tangible book value (deficit) represents our total tangible assets less our total liabilities and carrying value of our preferred shares, which is not included within our shareholders' equity (deficit). Historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 11,729,747 common shares outstanding as of March 31, 2018.

          Our pro forma net tangible book value as of March 31, 2018 was $              million, or $             per common share. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the conversion of all outstanding preferred shares into an aggregate of                  common shares upon the closing of this offering. Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the total number of shares outstanding as of March 31, 2018, after giving effect to the pro forma adjustments described above.

          After giving further effect to our issuance and sale of                  Class A common shares in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2018 would have been $              million, or $             per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $             per share to our existing shareholders and immediate dilution of $             per share to new investors purchasing Class A common shares in this offering. Dilution per share to new investors is determined by subtracting the pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per Class A common share paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of March 31, 2018	$(9.10)
Increase per share attributable to the pro forma adjustments described above
Pro forma net tangible book value per share as of March 31, 2018
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing Class A common shares in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing Class A common shares in this offering		$

          Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $             and the dilution per share to new investors by $             , assuming that the number of Class A common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Each increase of 1,000,000 shares in the number of Class A common shares offered by us would increase our pro forma as adjusted net tangible book value per share after this offering by $             and decrease the dilution per share to new investors by $             , assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions. Each decrease of 1,000,000 shares in the number of Class A common shares offered by us would decrease our pro forma as adjusted net tangible book value per share after this offering by $             and increase the dilution per share to new investors by $             , assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions.

          If the underwriters exercise in full their option to purchase additional Class A common shares, the pro forma as adjusted net tangible book value per share after this offering would be $             , and the dilution per share to new investors would be $             , in each case assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions.

          The following table summarizes, on the pro forma as adjusted basis as described above, the total number of common shares purchased from us, the total consideration paid and the average price per share paid or to be paid by existing shareholders and by new investors acquiring our Class A common shares in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased				Total Consideration				Average Price

	Number	Percent			Amount	Percent			Per Share

Existing shareholders			%	$			%	$
New investors

Total		100.0%		$		100.0%

          The table above assumes no exercise of the underwriters' option to purchase additional Class A common shares. If the underwriters exercise in full their option to purchase additional Class A common shares, the percentage of our common shares held by existing shareholders would be decreased to         % of the total number of our common shares outstanding after this offering, and the number of shares held by new investors participating in this offering would be increased to         % of the total number of our common shares outstanding after this offering.

          The foregoing tables exclude:

  •
  12,848,232 Class A common shares issuable upon exercise of share options outstanding as of March 31, 2018, at a weighted average exercise price of $1.98 per share;

  •
  221,641 Class A common shares reserved for future issuance under our 2015 Equity Incentive Plan as of March 31, 2018; and

  •
               Class A common shares that will become available for future issuance under our 2018 Equity Incentive Plan, which will become effective in connection with this offering.

          To the extent any of the outstanding share options are exercised, you will experience further dilution as a new investor in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

 SELECTED CONSOLIDATED FINANCIAL DATA

          You should read the following selected consolidated financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus. We have derived the consolidated statement of operations data for the years ended December 31, 2016 and 2017 and the consolidated balance sheet data as of December 31, 2016 and 2017 from our audited consolidated financial statements appearing at the end of this prospectus. We have derived the consolidated statement of operations data for the three months ended March 31, 2017 and 2018 and the consolidated balance sheet data as of March 31, 2018 from our unaudited consolidated financial statements appearing at the end of this prospectus, which have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Our historical results are not necessarily indicative of results that may be expected in any future period, and our results for any interim period are not necessarily indicative of results that may be expected for any full year.

	Year Ended December 31,		Three Months Ended March 31,

	2016	2017	2017	2018

	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$17,439	$56,357	$3,145	$12,630
General and administrative	6,563	9,043	1,903	3,710

Total operating expenses	24,002	65,400	5,048	16,340

Loss from operations	(24,002)	(65,400)	(5,048)	(16,340)
Interest income	65	529	74	305

Loss before benefit (provision) for income taxes	(23,937)	(64,871)	(4,974)	(16,035)
Benefit (provision) for income taxes	(36)	(2)	33	53

Net loss	$(23,973)	$(64,873)	$(4,941)	$(15,982)

Net loss per share attributable to common shareholders—basic and diluted(1)	$(33.53)	$(13.12)	$(1.29)	$(2.36)

Weighted average common shares outstanding—basic and diluted(1)	715,045	4,944,889	3,840,055	6,773,251

Pro forma net loss per share attributable to common shareholders—basic and diluted (unaudited)(1)		$(1.00)		$(0.18)

Pro forma weighted average common shares outstanding—basic and diluted (unaudited)(1)		65,588,468		88,711,164

(1)
See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details on the calculation of basic and diluted net loss per share attributable to common shareholders and on the calculation of pro forma basic and diluted net loss per share attributable to common shareholders.

	As of December 31,		As of March 31,

	2016	2017	2018

	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$55,970	$45,555	$221,108
Working capital(1)	54,032	29,674	203,185
Total assets	56,467	47,492	224,775
Convertible preferred shares	79,897	119,770	310,592
Total shareholders' deficit	(25,732)	(89,708)	(105,115)

(1)
We define working capital as current assets less current liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and the other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements.

Overview

          We are a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. We have a pipeline of product candidates across various stages of development, currently focused on autoinflammatory and autoimmune conditions. We have three clinical-stage product candidates, one of which is anticipated to commence a Phase 3 clinical trial in 2018. We follow a disciplined and methodical approach to selectively identify and acquire product candidates with strong biologic rationales or validated mechanisms of action. We believe that each of our product candidates has the potential to address multiple indications.

          Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, acquiring, in-licensing or discovering product candidates and securing related intellectual property rights and conducting research and development activities for our programs. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations to date primarily with proceeds from the sale of preferred shares. Through March 31, 2018, we had received net proceeds of $310.6 million from the sale of preferred shares.

          We have incurred significant operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates. Our net losses were $24.0 million and $64.9 million for the years ended December 31, 2016 and 2017, respectively and were $4.9 million and $16.0 million for the three months ended March 31, 2017 and 2018, respectively. As of December 31, 2017 and March 31, 2018, we had an accumulated deficit of $91.0 million and $107.0 million, respectively. We expect to continue to incur significant operating losses for at least the next several years as we advance our product candidates through all stages of development and clinical trials and, ultimately, seek regulatory approval. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. We may also incur expenses in connection with the in-licensing or acquisition of additional product candidates. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

          As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions.

          Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

          As of December 31, 2017 and March 31, 2018, we had cash and cash equivalents of $45.6 million and $221.1 million, respectively. We believe that our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See "— Liquidity and Capital Resources."

Components of Our Results of Operations

Revenue

          To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, we may generate revenue in the future from product sales.

Operating Expenses

Research and Development Expenses

          Research and development expenses consist primarily of costs incurred in connection with the discovery and development of our product candidates. We expense research and development costs as incurred. These expenses may include:

  •
  expenses incurred to conduct the necessary pre-clinical studies and clinical trials required to obtain regulatory approval;

  •
  expenses incurred under agreements with CROs, that are primarily engaged in the oversight and conduct of our clinical trials and CMOs, that are primarily engaged to provide pre-clinical and clinical drug substance and product for our research and development programs;

  •
  other costs related to acquiring and manufacturing pre-clinical studies and clinical trial materials, including manufacturing validation batches, as well as investigative sites and consultants that conduct our clinical trials, pre-clinical studies and other scientific development services;

  •
  payments made in cash or equity securities under third-party licensing, acquisition and option agreements;

  •
  employee-related expenses, including salaries and benefits, travel and share-based compensation expense for employees engaged in research and development functions;

  •
  costs related to compliance with regulatory requirements; and

  •
  allocated facilities-related costs, depreciation and other expenses, which include rent and utilities.

          We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

          Our direct research and development expenses are tracked on a program-by-program basis for our product candidates and consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our pre-clinical development, process development, manufacturing and clinical development activities. Our direct research and development expenses by program also include fees incurred under license, acquisition and option agreements. We do not allocate employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing our pre-clinical development, process development, manufacturing and clinical development activities.

          The table below summarizes our research and development expenses incurred by program:

	Year Ended December 31,		Three Months Ended March 31,

	2016	2017	2017	2018

	(in thousands)
Rilonacept(1)	$—	$6,301	$—	$1,223
Mavrilimumab(2)	—	18,000	—	278
KPL-716(3)	14,870	24,164	2,201	7,215
KPL-045(4)	—	1,654	—	437
KPL-404(5)	—	549	—	374
Unallocated research and development expenses	2,569	5,689	944	3,103

Total research and development expenses	$17,439	$56,357	$3,145	$12,630

(1)
The amount for the year ended December 31, 2017 includes expense of $5.0 million related to an upfront payment under our license agreement with Regeneron.

(2)
The amount for the year ended December 31, 2017 consists of expense of $18.0 million related to an upfront payment and an accrued milestone under our license agreement with MedImmune.

(3)
The amount for the year ended December 31, 2016 includes expense of $11.5 million related to an upfront payment and $0.5 million related to a technology transfer payment under our asset purchase agreement with Biogen. The amount for the year ended December 31, 2017 includes expense of $4.0 million related to a milestone payment under our asset purchase agreement with Biogen associated with the achievement of a specified clinical milestone event.

(4)
The amount for the year ended December 31, 2017 includes expense of $1.5 million related to an upfront payment under our license agreement with Novo Nordisk. The amount for the three months ended March 31, 2018 includes expense of $0.2 million related to a technology transfer payment under our license agreement with Novo Nordisk.

(5)
The amount for the year ended December 31, 2017 includes expense of $0.5 million related to upfront payments for the initial option period under our stock purchase option agreement with Primatope.

          Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years as we complete our ongoing and planned clinical trials for rilonacept, mavrilimumab and KPL-716, as well as conduct other pre-clinical and clinical development including regulatory filings for our other product candidates and our discovery research efforts and increase personnel costs, including costs associated with share-based compensation. We also expect to incur additional expenses related to milestone and royalty payments payable to third parties with whom we have entered into license, acquisition and option agreements to acquire the rights to our product candidates.

          The successful development and commercialization of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the pre-clinical and clinical development of any of our product candidates or when, if ever, material net cash inflows may commence from any of our product candidates. This uncertainty is due to the numerous risks and uncertainties associated with product development and commercialization, including the uncertainty of:

  •
  the scope, progress, outcome and costs of our pre-clinical development activities, clinical trials and other research and development activities;

  •
  establishing an appropriate safety and efficacy profile with IND-enabling and clinical studies;

  •
  successful patient enrollment in and the initiation and completion of clinical trials;

  •
  the timing, receipt and terms of any marketing approvals from applicable regulatory authorities including the FDA;

  •
  the extent of any required post-marketing approval commitments to applicable regulatory authorities;

  •
  establishing clinical and commercial manufacturing capabilities or making arrangements with third-party manufacturers in order to ensure that we or our third-party manufacturers are able to make product successfully;

  •
  development and timely delivery of clinical-grade and commercial-grade drug formulations that can be used in our clinical trials and for commercial launch;

  •
  obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

  •
  significant and changing government regulation;

  •
  launching commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others; and

  •
  maintaining a continued acceptable safety profile of the product candidates following approval if any of our product candidates are approved.

General and Administrative Expenses

          General and administrative expenses consist primarily of salaries and benefits, travel and share-based compensation expense for personnel in executive, business development, finance, human resources, legal and support personnel functions. General and administrative expenses also include insurance and professional fees for legal, patent, consulting, accounting and audit services.

          We expect that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with being a public company. Additionally, if and when we believe a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and expense as a result of our preparation for commercial operations, especially as it relates to the sales and marketing of our product candidate.

Interest Income

          Interest income consists of income recognized from investments in money market funds and U.S. Treasury securities.

Income Taxes

          As a company incorporated in Bermuda, we are principally subject to taxation in Bermuda. Under the current laws of Bermuda, tax on a company's income is assessed at a zero percent tax rate. As a result, we have not recorded any income tax benefits from our losses incurred in Bermuda during each reporting period, and no net operating loss carryforwards will be available to us for those losses. Our provision for income taxes relates to taxable income generated by our wholly owned U.S. subsidiary, Kiniksa Pharmaceuticals Corp., under a cost-plus arrangement with our parent company, Kiniksa Pharmaceuticals, Ltd. Kiniksa Pharmaceuticals Corp. is subject to federal and state income taxes in the United States.

          As of December 31, 2017, we had state research and development tax credit carryforwards of approximately $0.1 million available to reduce future tax liabilities, which begin to expire in 2031 through 2032.

Results of Operations

Comparison of the Three Months Ended March 31, 2017 and 2018

          The following table summarizes our results of operations for the three months ended March 31, 2017 and 2018:

	Three Months Ended March 31,

	2017	2018	Change

	(in thousands)
Operating expenses:
Research and development	$3,145	$12,630	$9,485
General and administrative	1,903	3,710	1,807

Total operating expenses	5,048	16,340	11,292

Loss from operations	(5,048)	(16,340)	(11,292)
Interest income	74	305	231

Loss before provision for income taxes	(4,974)	(16,035)	(11,061)
Benefit (provision) for income taxes	33	53	20

Net loss	$(4,941)	$(15,982)	$(11,041)

Research and Development Expenses

	Three Months Ended March 31,

	2017	2018	Change

	(in thousands)
Direct research and development expenses by program:
Rilonacept	$—	$1,223	$1,223
Mavrilimumab	—	278	278
KPL-716	2,201	7,215	5,014
KPL-045	—	437	437
KPL-404	—	374	374
Unallocated research and development expenses:
Personnel related (including share-based compensation)	738	2,457	1,719
Other	206	646	440

Total research and development expenses	$3,145	$12,630	$9,485

          Research and development expenses were $12.6 million for the three months ended March 31, 2018, compared to $3.1 million for the three months ended March 31, 2017. The increase of $9.5 million was primarily due to an increase in external fees related to our development programs, of which there were five in 2018 and one in 2017, as well as an increase of $2.2 million in unallocated research and development expenses.

          The direct costs of $1.2 million for our rilonacept program during the three months ended March 31, 2018 were due to expenses related to clinical research and development with our open-label Phase 2 proof-of-concept clinical trial. We had no direct costs for our rilonacept program during the three months ended March 31, 2017.

          The direct costs of $0.3 million for our mavrilimumab program during the three months ended March 31, 2018 were due to expenses related primarily to preparation for our planned Phase 2 clinical trial. We had no direct costs for our mavrilimumab program during the three months ended March 31, 2017.

          The direct costs of our KPL-716 program were $7.2 million during the three months ended March 31, 2018, compared to $2.2 million during the three months ended March 31, 2017. The increase in $5.0 million in direct costs for our KPL-716 program during the three months ended March 31, 2018 was primarily due to increased expenses related to our Phase 1a/1b clinical trial and our LOTUS-PN observational study including manufacturing and development costs related to clinical drug supply, partially offset by a decrease in other research and development studies related to this program.

          The direct costs of $0.4 million for our KPL-045 program during the three months ended March 31, 2018 were due to $0.2 million of direct costs related to clinical research and development as well as a $0.2 million payment related to technology transfer under our agreement with Novo Nordisk. We had no direct costs for our KPL-045 program during the three months ended March 31, 2017.

          The direct costs of $0.4 million for our KPL-404 program during the three months ended March 31, 2018 were due to expenses related to clinical research and development, including manufacturing development. We had no direct costs for our KPL-404 program during the three months ended March 31, 2017.

          Unallocated research and development expenses were $3.1 million for the three months ended March 31, 2018 compared to $0.9 million for the three months ended March 31, 2017. The increase of $2.2 million in unallocated research and development expenses was due to an increase of $1.7 million in personnel-related costs, including share-based compensation, and an increase of $0.4 million in other costs. The increase in personnel-related costs was primarily due to the hiring of additional personnel in our research and development functions, particularly those responsible for coordinating with CMOs on development and manufacturing of drug supply and coordinating with CROs on the conduct and oversight of our current and planned clinical trials as well as research studies and development programs for our product candidates. Personnel-related costs for the three months ended March 31, 2018 and 2017 included share-based compensation of $0.2 million and $29,700, respectively. The increase in other costs was primarily due to a $0.2 million increase in professional fees, a $0.1 million increase in travel expenses and a $0.1 million increase in certain allocated facilities-related costs.

General and Administrative Expenses

          General and administrative expenses were $3.7 million for the three months ended March 31, 2018 compared to $1.9 million for the three months ended March 31, 2017. The increase of $1.8 million was due to increases of $0.7 million in personnel-related costs and $1.1 million in professional fees. The increase in personnel-related costs was due to the hiring of additional personnel in our general and administrative functions, primarily in our corporate, finance and human resources departments, as we continued to expand our operations to support the organization. Personnel-related costs for the three months ended March 31, 2018 and 2017 included share-based compensation of $0.4 million and $0.1 million, respectively. Professional fees increased due to legal costs incurred in connection with maintaining and registering worldwide patents and costs associated with our ongoing business operations, as well as higher accounting, recruiting and market research expenses.

Interest Income

          Interest income was $0.3 million for the three months ended March 31, 2018 compared to $0.1 million for the three months ended March 31, 2017. The increase was due to both higher average invested cash balances and higher interest rates on U.S. Treasury securities in 2018.

Benefit (Provision) for Income Taxes

          We recorded an insignificant benefit for income taxes for the three months ended March 31, 2018 and 2017.

Comparison of the Years Ended December 31, 2016 and 2017

          The following table summarizes our results of operations for the years ended December 31, 2016 and 2017:

	Year Ended December 31,

	2016	2017	Change

	(in thousands)
Operating expenses:
Research and development	$17,439	$56,357	$38,918
General and administrative	6,563	9,043	2,480

Total operating expenses	24,002	65,400	41,398

Loss from operations	(24,002)	(65,400)	(41,398)
Interest income	65	529	464

Loss before provision for income taxes	(23,937)	(64,871)	(40,934)
Provision for income taxes	(36)	(2)	34

Net loss	$(23,973)	$(64,873)	$(40,900)

Research and Development Expenses

	Year Ended December 31,

	2016	2017	Change

	(in thousands)
Direct research and development expenses by program:
Rilonacept	$—	$6,301	$6,301
Mavrilimumab	—	18,000	18,000
KPL-716	14,870	24,164	9,294
KPL-045	—	1,654	1,654
KPL-404	—	549	549
Unallocated research and development expenses:
Personnel related (including share-based compensation)	1,837	4,576	2,739
Other	732	1,113	381

Total research and development expenses	$17,439	$56,357	$38,918

          Research and development expenses were $56.4 million for the year ended December 31, 2017, compared to $17.4 million for the year ended December 31, 2016. The increase of $38.9 million was primarily due to an increase in external fees related to our development programs as well as an increase of $3.1 million in unallocated research and development expenses.

          The direct costs of $6.3 million for our rilonacept program during the year ended December 31, 2017 were due to a $5.0 million upfront payment made under our license agreement with Regeneron, as well as $1.3 million of clinical research and development costs associated with the commencement of our open-label Phase 2 proof-of-concept clinical trial. We had no direct costs for our rilonacept program during the year ended December 31, 2016.

          The direct costs of $18.0 million for our mavrilimumab program during the year ended December 31, 2017 were due to an $8.0 million upfront payment made under our license agreement with MedImmune as well as an accrued milestone of $10.0 million, as we have determined the payment related to the milestone to be probable. We had no direct costs for our mavrilimumab program during the year ended December 31, 2016.

          The direct costs for our KPL-716 program were $24.2 million during the year ended December 31, 2017, compared to $14.9 million during the year ended December 31, 2016. The increase of $9.3 million in direct costs for our KPL-716 program during the year ended December 31, 2017 was primarily due to expenses related to our Phase 1a/1b clinical trial, including a $4.0 million milestone payment made to Biogen upon the achievement of a specified clinical milestone event, as well as expenses related to our LOTUS-PN observational study, manufacturing development costs for clinical drug supply and other research and development studies. During the year ended December 31, 2016, direct costs for our KPL-716 program included expenses of $11.5 million related to an upfront payment and $0.5 million related to a technology transfer payment, each under our agreement with Biogen.

          The direct costs of $1.7 million for our KPL-045 program during the year ended December 31, 2017 were primarily due to a $1.5 million upfront payment made under our license agreement with Novo Nordisk. We had no direct costs for our KPL-045 program during the year ended December 31, 2016.

          The direct costs of $0.5 million for our KPL-404 program during the year ended December 31, 2017 were due to $0.5 million of upfront payments made in connection with the initial option period under our stock purchase option agreement with Primatope. We had no direct costs for our KPL-404 program during the year ended December 31, 2016.

          Unallocated research and development expenses were $5.7 million for the year ended December 31, 2017, compared to $2.6 million for the year ended December 31, 2016. The increase of $3.1 million in unallocated research and development expenses was due to an increase of $2.7 million in personnel-related costs, including share-based compensation, and an increase of $0.4 million in other costs. The increase in personnel-related costs was primarily due to the hiring of additional personnel in our research and development functions, particularly those responsible for coordinating with CMOs on development and manufacturing of drug supply for our product candidates and coordinating with CROs on the conduct and oversight of our Phase 1a/1b clinical trial and LOTUS-PN observational study for our KPL-716 program and our open-label Phase 2 proof-of-concept clinical trial for our rilonacept program. Personnel-related costs for the years ended December 31, 2017 and 2016 included share-based compensation of $0.3 million and $0.1 million, respectively. The increase in other costs was primarily due to a $0.2 million increase in travel expense and a $0.1 million increase in certain allocated facilities-related costs and information technology expenses.

General and Administrative Expenses

          General and administrative expenses were $9.0 million for the year ended December 31, 2017, compared to $6.6 million for the year ended December 31, 2016. The increase of $2.5 million was primarily due to increases of $1.4 million in personnel-related costs and $1.1 million in professional fees. The increase in personnel-related costs was due to the hiring of additional personnel in our general and administrative functions, primarily in our legal and finance departments, as we continued to expand our operations to support the organization. Personnel-related costs for the years ended December 31, 2017 and 2016 included share-based compensation of $0.6 million and $0.3 million, respectively. Professional fees increased due to legal costs incurred in connection with maintaining and registering worldwide patents and costs associated with our ongoing business operations, as well higher accounting, consulting and market research expenses.

Interest Income

          Interest income was $0.5 million for the year ended December 31, 2017, compared to $0.1 million for the year ended December 31, 2016. The increase was due to both higher average invested cash balances and higher interest rates on U.S. Treasury securities in 2017.

Provision for Income Taxes

          We recorded an insignificant provision for income taxes for the years ended December 31, 2017 and 2016.

Liquidity and Capital Resources

          Since our inception, we have not generated any revenue from any sources, including from product sales, and have incurred significant operating losses and negative cash flows from our operations. We have funded our operations to date primarily with proceeds from the sale of preferred shares. Through March 31, 2018, we had received net proceeds of $310.6 million from sales of our preferred shares. As of December 31, 2017 and March 31, 2018, we had cash and cash equivalents of $45.6 million and $221.1 million, respectively.

Cash Flows

          The following table summarizes our cash flows for each of the periods presented:

	Year Ended December 31,		Three Months Ended March 31,

	2016	2017	2017	2018

	(in thousands)
Net cash used in operating activities	$(21,867)	$(50,219)	$(5,679)	$(14,972)
Net cash used in investing activities	(3)	(69)	(18)	(75)
Net cash provided by financing activities	42,509	39,873	39,873	190,810

Net increase (decrease) in cash and cash equivalents and restricted cash	$20,639	$(10,415)	$34,176	$175,763

Operating Activities

          During the three months ended March 31, 2018, operating activities used $15.0 million of cash, primarily resulting from our net loss of $16.0 million, partially offset by non-cash charges of $0.5 million and net cash provided by changes in our operating assets and liabilities of $0.5 million. Net cash provided by changes in our operating assets and liabilities for the three months ended March 31, 2018 consisted of a $1.1 million increase in accounts payable and a $0.2 million decrease in prepaid expenses and other current assets, both partially offset by a $0.8 million decrease in accrued expenses. The increase in accounts payable was due to our increased level of operating activities and the timing of vendor invoicing and payments. The decrease in prepaid expenses and other current assets was primarily due to a decrease in prepaid expenses to CMOs related to manufacturing development related to our product candidates. The decrease in accrued expenses was primarily due to a decrease in accrued employee compensation expense related to the payment of the 2017 annual bonus during the three months ended March 31, 2018.

          During the three months ended March 31, 2017, operating activities used $5.7 million of cash, primarily resulting from our net loss of $4.9 million and $0.8 million in net cash used in changes in our operating assets and liabilities, partially offset by non-cash charges of $0.1 million. Net cash used in changes in our operating assets and liabilities for the three months ended March 31, 2017 consisted of a $1.1 million decrease in accrued expenses, partially offset by a $0.4 million increase in accounts payable. The decrease in accrued expenses was primarily due to the payment of the 2016 annual bonus during the three months ended March 31, 2017. The increase in accounts payable was due to our increased level of operating activities and the timing of vendor invoicing and payments.

          During the year ended December 31, 2017, operating activities used $50.2 million of cash, primarily resulting from our net loss of $64.9 million, partially offset by non-cash charges of $0.7 million and net cash provided by changes in our operating assets and liabilities of $13.9 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2017 consisted of a $14.1 million increase in accrued expenses and a $1.0 million increase in accounts payable, both partially offset by a $1.2 million increase in prepaid expenses and other current assets. The increase in accrued expenses was primarily due to an accrued milestone of $10.0 million related to our mavrilimumab program, increased clinical trial and manufacturing activities as well as increased accrued legal and professional fees and accrued employee compensation-related expenses. The increase in accounts payable was due to our increased level of operating activities and the timing of vendor invoicing and payments. The increase in prepaid expenses and other current assets was primarily due to prepaid clinical trial and manufacturing costs associated with our research and development programs.

          During the year ended December 31, 2016, operating activities used $21.9 million of cash, primarily resulting from our net loss of $24.0 million, partially offset by non-cash charges of $0.3 million and net cash provided by changes in our operating assets and liabilities of $1.8 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2016 consisted primarily of a $1.9 million increase in accrued expenses, partially offset by a $0.2 million increase in prepaid expenses and other current assets. The increase in accrued expenses was primarily due to increased research and development costs, an accrued expense related to technology transfer, regulatory consulting costs and accrued compensation expense. The increase in prepaid expenses and other current assets was primarily due to prepaid manufacturing costs and recording an income tax receivable.

Investing Activities

          During the three months ended March 31, 2018, investing activities used $0.1 million of cash, consisting of purchases of property and equipment.

          During the three months ended March 31, 2017, cash used in investing activities was not significant.

          During the year ended December 31, 2017, investing activities used $0.1 million of cash, consisting of purchases of property and equipment.

          During the year ended December 31, 2016, we used an insignificant amount of cash in investing activities, consisting of purchases of property and equipment.

Financing Activities

          During the three months ended March 31, 2018, net cash provided by financing activities was $190.8 million, primarily consisting of net proceeds from our issuance and sale of Series C preferred shares.

          During the three months ended March 31, 2017, net cash provided by financing activities was $39.9 million, consisting of net proceeds from our issuance and sale of Series B preferred shares.

          During the year ended December 31, 2017, net cash provided by financing activities was $39.9 million, consisting of net proceeds from our issuance and sale of Series B preferred shares.

          During the year ended December 31, 2016, net cash provided by financing activities was $42.5 million, consisting of net proceeds from our issuance and sale of Series A preferred shares.

Funding Requirements

          We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the pre-clinical activities and clinical trials of our product candidates. In addition, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. Our expenses will also increase as we:

  •
  continue to conduct our current clinical trials and initiate our planned clinical trials of rilonacept, mavrilimumab and KPL-716;

  •
  advance pre-clinical development of our early-stage programs, KPL-045 and KPL-404;

  •
  manufacture, or have manufactured on our behalf, our pre-clinical and clinical drug material and develop processes for late state and commercial manufacturing;

  •
  seek regulatory approvals for any product candidates that successfully complete clinical trials;

  •
  establish a sales, marketing, medical affairs and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval and intend to commercialize on our own;

  •
  hire additional clinical, quality control and scientific personnel;

  •
  expand our operational, financial and management systems and increase personnel, including personnel to support our clinical development, manufacturing and commercialization efforts and our operations as a public company;

  •
  maintain, expand and protect our intellectual property portfolio; and

  •
  acquire or in-license other product candidates and technologies.

          We believe that our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. We anticipate that we may require additional capital if we choose to pursue in-licenses or acquisitions of other product candidates. If we receive regulatory approval for rilonacept or our other product candidates, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution, depending on where we choose to commercialize.

          Because of the numerous risks and uncertainties associated with research, development and commercialization of biologic product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on and could increase significantly as a result of many factors, including:

  •
  the scope, progress, results and costs of researching and developing our product candidates, and conducting pre-clinical and clinical trials;

  •
  the costs, timing and outcome of regulatory review of our product candidates;

  •
  the costs, timing and ability to manufacture our product candidates to supply our clinical and pre-clinical development efforts and our clinical trials;

  •
  the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

  •
  the costs of manufacturing commercial-grade product and necessary inventory to support commercial launch;

  •
  the ability to receive additional non-dilutive funding, including grants from organizations and foundations;

  •
  the revenue, if any, received from commercial sale of our products, should any of our product candidates receive marketing approval;

  •
  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

  •
  our ability to establish and maintain collaborations on favorable terms, if at all;

  •
  the extent to which we acquire or in-license other product candidates and technologies; and

  •
  the timing, receipt and amount of sales of, or milestone payments related to or royalties on, our current or future product candidates, if any.

          Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings, governmental funding, collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect your rights as a common shareholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, debt financing would result in fixed payment obligations.

          If we raise funds through governmental funding, collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, reduce or eliminate our product development or future commercialization efforts.

Contractual Obligations and Commitments

          The following table summarizes our contractual obligations as of December 31, 2017 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period

	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years	Total

	(in thousands)
Accrued milestone(1)	$10,000	$—	$—	$—	$10,000
Manufacturing commitments(2)	7,766	—	—	—	7,766
Operating lease commitments(3)	270	—	—	—	270

Total	$18,036	$—	$—	$—	$18,036

(1)
Represents a payment of $10.0 million we are obligated to make under our license agreement with MedImmune upon the earlier to occur of (a) the first achievement of a specified regulatory milestone for a product licensed under the agreement and (b) December 31, 2018.

(2)
Amounts in the table reflect commitments for costs associated with our external CMOs, which we have engaged to manufacture pre-clinical and clinical trial materials. Manufacturing commitments include agreements that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. For obligations with cancellation provisions, the amounts included in the preceding table are limited to the non-cancelable portion of the agreement terms or the minimum cancellation fee. As of March 31, 2018, non-cancelable commitments associated with our external CMOs were $5.9 million.

(3)
Represents minimum payments due for the lease of office space by our wholly owned U.S. subsidiary, Kiniksa Pharmaceuticals Corp., or Kiniksa US, in Wellesley Hills, Massachusetts under an operating lease agreement that expires in August 2018. In March 2018, Kiniksa US entered into a lease agreement for our new U.S. headquarters, which expires in July 2021. Upon execution of the lease, we made a prepayment of $0.1 million for August 2018 rent. The lease requires monthly rental payments of $0.1 million beginning in September 2018. The lease requires future rental payments of $0.3 million during the year ending December 31, 2018, an aggregate of $1.6 million during the years ending December 31, 2019 and 2020 and $0.5 million during the year ending December 31, 2021. Such amounts are not reflected in the table.

          Our contracts with CMOs, CROs and other third parties for the manufacture of our product candidates and to support clinical trials and pre-clinical research studies and testing are generally cancelable by us upon prior notice. Payments due upon cancellation consisting only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation are not included in the preceding table as the amount and timing of such payments are not known.

          Under various agreements with third parties, we have agreed to make milestone payments, pay royalties, annual maintenance fees and to meet due diligence requirements based upon specified milestones. We generally have not included any contingent payment obligations, such as milestones, royalties or due diligence, in the table above as the amount, timing and likelihood of such payments are not known. We have not included any of the annual maintenance fee payments in the above table, as although the amount and timing are known, we cannot currently determine the final termination dates of the agreements and, as a result, we cannot determine the total amounts of such payments we will be required to make under the agreements.

          Under our license agreement with Regeneron, we are obligated to make future regulatory milestone payments of $27.5 million in the aggregate. Thereafter, we have agreed to evenly split profits on our sales of rilonacept with Regeneron after deducting certain commercialization expenses subject to specified limits.

          Under our license agreement with MedImmune, we are obligated to make future clinical, regulatory and initial sales milestone payments of up to $72.5 million in aggregate for the first two indications we develop, including a milestone payment of $10.0 million upon the earlier to occur of a specified regulatory milestone and December 31, 2018, and clinical and regulatory milestone payments of up to $15.0 million in the aggregate for each subsequent indication. The $10.0 million milestone payment was accrued on our consolidated balance sheet as of December 31, 2017 and recognized as research and development expense during the year ended December 31, 2017. Such payment is included in the table above. We are also obligated to make milestone payments to MedImmune of up to $85.0 million upon the achievement of annual net sales thresholds of up to, but excluding, $1.0 billion in annual net sales as well as additional milestone payments aggregating up to $1.1 billion upon the achievement of additional specified annual net sales thresholds starting at $1.0 billion and higher. Commencing on the first commercial sale of licensed products, we are obligated to pay tiered royalties on escalating tiers of annual net sales of licensed products starting in the low double-digit percentages and ending at twenty percent. We must pay such royalties on a product-by-product and country-by-country basis until the latest to occur of the expiration of licensed patents, the expiration of regulatory exclusivity or the tenth anniversary of first commercial sale of such product in such country.

          Under our asset purchase agreement with Biogen, we are obligated to make future milestone payments of up to $325.0 million upon the achievement of specified clinical and regulatory milestones as well as upon the achievement of annual net sales thresholds. We have also agreed to pay certain obligations under third-party contracts retained by Biogen that relate to KPL-716. Additionally, we are obligated to pay tiered royalties on escalating tiers of annual net sales of licensed products starting in the high single-digit percentages and ending below the teens.

          Under our license agreement with Novo Nordisk, we are obligated to make future milestone payments upon the achievement of specified clinical, regulatory, initial sales milestones as well as upon the achievement of annual net sales thresholds, including a payment of $1.0 million upon the earlier to occur of a specified regulatory milestone and January 2020. We are also obligated to pay royalties on annual net sales of products licensed under the agreement. In addition, we are obligated to make a payment upon the completion of technology transfer.

          We have an exclusive option to acquire all outstanding capital stock of Primatope, which, subject to extension and the payment of specified extension fees, is exercisable until January 2019. If the option is exercised, we will acquire all of the outstanding equity of Primatope in exchange for upfront consideration of $10.0 million as well as potential milestone payments of up to $10.0 million, in each case payable in a combination of cash and issuance of our Class A common shares.

Critical Accounting Policies and Significant Judgments and Estimates

          Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

          While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements appearing at the end of this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Accrued Research and Development Expenses

          As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advanced payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of these estimates with the service providers and make adjustments if necessary. Examples of estimated accrued research and development expenses include fees paid to:

  •
  vendors, including research laboratories, in connection with pre-clinical development activities;

  •
  CROs and investigative sites in connection with pre-clinical studies and clinical trials; and

  •
  CMOs in connection with drug substance and drug product formulation of pre-clinical studies and clinical trial materials.

          We base our expenses related to pre-clinical studies and clinical trials on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple research institutions and CROs that conduct and manage pre-clinical studies and clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Share-Based Compensation

          We measure options and other share-based awards granted to employees and directors based on the fair value on the date of the grant and recognize the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. We have only issued options and restricted share awards with service-based vesting conditions and record the expense for these awards using the straight-line method.

          For share-based awards granted to consultants and non-employees, we recognize compensation expense over the period during which services are rendered by such consultants and non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of our Class A common shares and updated assumption inputs in the Black-Scholes option-pricing model.

          We estimate the fair value of each option grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of our Class A common shares and assumptions we make for the volatility of our Class A common shares, the expected term of our options, the risk-free interest rate for a period that approximates the expected term of our options and our expected dividend yield.

Determination of the Fair Value of Common Shares

          As there has been no public market for our Class A common shares to date, the estimated fair value of our common shares has been determined by our board of directors as of the date of each option grant, with input from management, considering third-party valuations of our Class A common shares as well as our board of directors' assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants' Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common share valuations were prepared using the option-pricing method, or OPM, which used a market approach to estimate our enterprise value. The OPM treats common shares and preferred shares as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company's securities changes. Under this method, the common shares have value only if the funds available for distribution to shareholders exceeded the value of the preferred share liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common shares is then applied to arrive at an indication of value for the common shares. These third-party valuations were performed at various dates, which resulted in valuations of our common shares of $0.58 per share as of October 15, 2015, $0.68 per share as of September 16, 2016, $1.39 per share as of March 8, 2017 and June 29, 2017, $1.63 per share as of September 4, 2017, $1.71 as of December 14, 2017 and $3.79 as of March 1, 2018.

          Our board of directors considered various objective and subjective factors to determine the fair value of our Class A common shares as of each grant date, including:

  •
  the prices at which we sold preferred shares and the superior rights and preferences of the preferred shares relative to our Class A common shares at the time of each grant;

  •
  the progress and value of our research and development programs, including the status of pre-clinical studies and planned clinical trials for our product candidates;

  •
  our stage of development and our business strategy;

  •
  external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

  •
  our financial position, including cash on hand, our historical and forecasted performance and operating results;

  •
  the lack of an active public market for our Class A common shares and our preferred shares;

  •
  the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our company in light of prevailing market conditions;

  •
  the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry;

  •
  the market value of equity interests in similar corporations and other entities engaged in businesses substantially similar to ours;

  •
  the most recent transactions involving our preferred shares;

  •
  current and potential strategic relationships, licenses and acquisitions; and

  •
  competitive developments.

The assumptions underlying these valuations represent management's best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our share-based compensation expense could be materially different.

          Following the closing of this offering, the fair value of our Class A common shares will be determined based on the quoted market price of our Class A common shares.

Options Granted

          The following table sets forth by grant date the number of Class A common shares subject to options granted from January 1, 2016 through the date of this prospectus, the per share exercise price of the options, the fair value of common shares per share on each grant date and the per share estimated fair value of the options:

Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Fair Value per Common Share on Grant Date	Per Share Estimated Fair Value of Options

March 16, 2016	75,000	$0.58	$0.58	$0.38
June 1, 2016	61,000	$0.58	$0.58	$0.35
September 14, 2016	673,312	$0.68	$0.68	$0.43
December 7, 2016	91,500	$0.68	$0.68	$0.44
March 6, 2017	107,500	$1.39	$1.39	$0.93
June 7, 2017	117,000	$1.39	$1.39	$0.91
June 29, 2017	3,484,186	$1.39	$1.39	$0.92
September 14, 2017	215,000	$1.63	$1.63	$1.07
December 14, 2017	303,000	$1.71	$1.71	$1.12
March 1, 2018	4,514,800	$3.79	$3.79	$2.63

Emerging Growth Company Status

          The JOBS Act permits an "emerging growth company" such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have irrevocably elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards when they are required to be adopted by public companies that are not emerging growth companies.

Off-Balance Sheet Arrangements

          We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Recently Issued Accounting Pronouncements

          A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our consolidated financial statements appearing at the end of this prospectus.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

          As of December 31, 2016, December 31, 2017 and March 31, 2018, we had cash equivalents consisting of money market funds and U.S. Treasury securities. Based on the carrying value of the cash equivalents, an immediate change by 100 basis points in the interest rates would not have a material impact on our financial position or results of operations.

BUSINESS

Overview

          We are a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. We have a pipeline of product candidates across various stages of development, currently focused on autoinflammatory and autoimmune conditions. We have three clinical-stage product candidates, one of which is anticipated to commence a Phase 3 clinical trial in 2018. We follow a disciplined and methodical approach to selectively identify and acquire product candidates with strong biologic rationales or validated mechanisms of action. We believe that each of our product candidates has the potential to address multiple indications.

          Our portfolio of product candidates offers multiple development opportunities. By modulating different parts of the innate and adaptive immune system, these product candidates together have the potential to provide a variety of mechanisms to address multiple devastating diseases.

  •
  Rilonacept (ARCALYST) is a protein cytokine trap for inhibiting interleukin-1a, or IL-1a, and interleukin-1b, or IL-1b. Cytokines are small proteins that play a key role in cell signaling. Rilonacept is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of cryopyrin-associated periodic syndromes, or CAPS, and has been commercially available from Regeneron Pharmaceuticals, Inc., or Regeneron, for this indication since 2008. We are initially developing rilonacept for the treatment of recurrent pericarditis, a debilitating inflammatory cardiovascular disease. We are not aware of any therapy currently approved by the FDA for the treatment of recurrent pericarditis. We are currently conducting an open-label Phase 2 proof-of-concept clinical trial in this disease and expect to report preliminary data in 2018. The trial is divided into five parts to evaluate rilonacept in various subgroups of patients with pericarditis. As of April 23, 2018, a total of four subjects have been enrolled in the clinical trial. Three of the four subjects were experiencing symptomatic recurrent pericarditis at the time of enrollment. All three subjects showed a reduction in C-reactive protein measurements, as well as a reduction in scores of an 11-point Numerical Rating Scale instrument for assessing pericardial-associated chest pain, in the first week of treatment, which was sustained as of April 23, 2018. The fourth subject, in a separate patient cohort, was on corticosteroids at the time of enrollment but not experiencing active symptoms, and has a history of corticosteroid dependence. This subject is being treated with rilonacept and is scheduled to taper off of corticosteroids in the extension period of the trial. As of April 23, 2018, this subject has been free of pericarditis flares for three weeks. Among these subjects, the most commonly reported adverse reaction associated with rilonacept has been injection-site reactions.

  •
  Mavrilimumab is a monoclonal antibody that antagonizes the signaling of granulocyte macrophage colony stimulating factor, or GM-CSF. We are focusing our initial development efforts for mavrilimumab on giant cell arteritis, or GCA, an inflammatory disease of the blood vessels with unmet medical need that can lead to blindness if left untreated. MedImmune Limited, or MedImmune, initially developed mavrilimumab for the treatment of rheumatoid arthritis, or RA. MedImmune's Investigational New Drug application, or IND, for the clinical development of mavrilimumab for the treatment of RA was initially put on clinical hold in 2010 before human data had been generated due to certain effects that were observed in non-clinical studies, which coincides with a theoretical risk of developing pulmonary alveolar proteinosis, or PAP, possibly in the setting of GM-CSF inhibition. Since then, in 2014, the FDA acknowledged that clinical studies in refractory RA may be appropriate based on MedImmune's clinical studies in Europe in which it dosed over 550 RA patients with mavrilimumab and generated an aggregate of over 900 patient years of exposure with no evidence of PAP. Patient years of exposure is a statistical measure of cumulative drug exposure and reflects the total number of years that the RA patients in these studies were treated with mavrilimumab in the aggregate. MedImmune has since withdrawn the IND for mavrilimumab for the treatment of RA. We intend to develop mavrilimumab for the treatment of GCA under a new IND in the United States and new Clinical Trial Application, or CTA, in Europe, and plan to initiate a Phase 2 clinical trial in 2018.

  •
  KPL-716 is a monoclonal antibody that simultaneously inhibits the signaling of the cytokines interleukin-31, or IL-31, and oncostatin M, or OSM, by targeting their common receptor subunit, oncostatin M receptor beta, or OSMRb. We plan to study KPL-716 in a variety of pruritic and fibrotic indications driven by these cytokines and we believe KPL-716 is the only monoclonal antibody in development that simultaneously targets both pathways. We are currently enrolling subjects in a Phase 1a/1b clinical trial in healthy volunteers and in subjects with atopic dermatitis as a proof-of-concept for pruritic conditions. We have completed dosing in the single ascending intravenous and subcutaneous portions of the trial and have initiated a repeat single subcutaneous dose portion of the trial. We expect to report preliminary data from the single dose cohorts of the trial in the second half of 2018. If the data are favorable, we expect our two initial targeted indications for future development of KPL-716 to be prurigo nodularis and atopic dermatitis, both inflammatory, pruritic skin conditions with unmet medical need.

  •
  KPL-045 is a monoclonal antibody inhibitor of the CD30/CD30L interaction, a T-cell co-stimulatory receptor involved in activated T-memory cell function. We are planning IND-enabling studies in T-cell dependent, B-cell mediated diseases, and expect to file an IND with the FDA for this program in 2019.

  •
  KPL-404 is a monoclonal antibody inhibitor of the CD40/CD40L interaction, a central control node of T-cell-dependent, B-cell-mediated humoral adaptive immunity. We are planning IND-enabling studies in T-cell dependent, B-cell mediated diseases, and expect to file an IND with the FDA for this program in 2019.

          The following table summarizes our current pipeline of product candidates:

          In addition to the indications described above, we plan to evaluate rilonacept, mavrilimumab and KPL-716 in other indications. We plan to be opportunistic in our business development activities to identify and potentially acquire the rights to additional programs that expand our existing portfolio. We have also initiated our own internal research efforts to discover and develop molecules to address areas of unmet medical need.

          We intend to directly commercialize our product candidates, if approved, in the United States and select international markets. In parallel with our product development timelines, we plan to build our own commercial and operational organizations around the world. We anticipate building targeted medical affairs and sales teams focused on specialist physicians who treat the patient populations addressed by our product candidates.

Our Team

          We have assembled an experienced management team with a successful track record, many of whom have previously worked together. Our team has expertise across the spectrum of global drug discovery, development, manufacturing and commercialization activities in diseases within both large and orphan indications. Our Chairman and Chief Executive Officer, Sanj K. Patel, has more than 25 years of scientific, clinical and commercial experience in the pharmaceutical and biotechnology industries. Our Chief Medical Officer, John F. Paolini, M.D., Ph.D., has more than 15 years of experience planning, operating and executing clinical development programs across a range of disease indications from orphan diseases to large cardiovascular diseases, and ten years as a practicing cardiologist. Other members of our senior management team have held key management positions at other companies that developed and commercialized therapies for underserved, rare and specialty-focused patient populations. These companies include Synageva, Genzyme, Novo Nordisk, Shire, Sanofi, Pfizer, Bayer, Merck, Novartis and Vertex, among others.

Our Strategy

          Our vision is to build a fully-integrated global biopharmaceutical company by discovering, acquiring, developing and commercializing life-changing therapies for debilitating diseases. We are currently developing a pipeline of novel drug product candidates for the treatment of autoinflammatory and autoimmune diseases, and we aim to be an industry leader in these areas. We are pursuing multiple programs in parallel, with the goal of delivering safe and effective therapies to patients as efficiently as possible.

          Critical components of our business strategy include the following:

  •
  Efficiently and rapidly advance our product candidates through the development process.  We believe that our product candidates have the potential to address significant unmet medical needs and intend to develop them as efficiently and rapidly as possible. In 2018, we expect to report preliminary Phase 2 data for rilonacept and, if the Phase 2 data are favorable, we plan to initiate a Phase 3 clinical trial for rilonacept in recurrent pericarditis. For KPL-716, we anticipate reporting preliminary data from the single dose cohorts in our Phase 1a/1b clinical trial in normal healthy volunteers and subjects with atopic dermatitis in the second half of 2018. We also expect to initiate a Phase 2 clinical trial of mavrilimumab in GCA in 2018.

  •
  Commercialize our product candidates to bring new or improved therapies to patients in need.  We intend to market and commercialize our product candidates, if approved, in the United States and select international markets by developing our own sales, marketing, medical affairs and reimbursement organizations. We anticipate creating a targeted sales organization that supports specialist physicians who treat these specific patient populations and plan to build out this organization as our product candidates approach potential regulatory approval. We believe this approach will allow us to effectively reach patients and prescribers that our product candidates target and leverage the commercial potential of our product candidates.

  •
  Maximize our existing portfolio opportunity by expanding use across multiple indications.  A core component of our approach to product development is identifying assets that each have the potential to treat multiple diseases. We aim to develop and commercialize our product candidates to produce meaningful impact for patients across all relevant indications. Our assets are designed to modulate signaling pathways that are implicated across a spectrum of autoimmune and autoinflammatory conditions. For example, our lead product candidate, rilonacept, is being studied in recurrent pericarditis, and we believe it may be effective in other IL-1a-mediated diseases characterized by painful serosal inflammation. We also believe that both mavrilimumab and KPL-716 have potential in additional indications.

  •
  Leverage our value-driven approach to identify, acquire, discover and develop new therapies.  We follow a disciplined and methodical approach to our review of new opportunities. We focus on research-based and comprehensive indication mapping exercises to categorize and prioritize indications of interest. We evaluate a variety of factors for potential product candidates and discovery targets, including biologic rationale for addressing the disease, potential for regulatory approval, commercial viability, intellectual property position, prospects for favorable pricing and reimbursement and the impact of competition. We also look at assets that could potentially address multiple indications. In building our current pipeline, we evaluated a large number of opportunities and negotiated agreements with parties for the assets that met our criteria and have acquired the rights to develop and commercialize five separate biologics. Going forward, we intend to be opportunistic in our business development activities.

  •
  Build our core capability in autoimmune and autoinflammatory diseases to establish a leadership position in the field. Our current pipeline consists of protein therapeutics across various stages of drug development, including a cytokine trap, rilonacept, and four monoclonal antibodies—mavrilimumab, KPL-716, KPL-045 and KPL-404. Both categories of therapeutics functionally inhibit signaling pathways that are implicated in autoinflammatory- or autoimmune-driven pathologies. We intend to leverage our internal discovery efforts and business development capabilities to complement our existing portfolio to build our core capability and establish a leadership position in the field.

Our Product Candidates

Rilonacept (ARCALYST)

Overview

          Rilonacept was approved by the FDA for the treatment of cryopyrin-associated periodic syndrome, or CAPS, which includes cold auto-inflammatory syndrome and Muckle-Wells syndrome, and has been commercially available in the United States by Regeneron for this indication since 2008. We licensed rilonacept in 2017 from Regeneron. We believe that rilonacept has potential to treat certain diseases mediated by both IL-1a and IL-1b. Our lead indication for rilonacept is recurrent pericarditis, which is a recurring painful inflammation of the pericardium. We have initiated an open-label Phase 2 proof-of-concept clinical trial in patients with recurrent pericarditis who are not well controlled by, or who cannot be weaned off of, current standard of care. We expect to report preliminary data from this trial in 2018. If the results from this trial are favorable, we plan to initiate a Phase 3 clinical trial in the United States for rilonacept in 2018. We also plan to evaluate rilonacept in additional diseases mediated by IL-1a.

          There is currently one other FDA-approved agent that blocks both IL-1a and IL-1b signaling, anakinra, and one that blocks only IL-1b, canakinumab. We believe both therapies have limitations, and neither is approved by the FDA for treatment of pericarditis. Anakinra requires once-daily injections, and canakinumab only blocks IL-1b, making it less effective or ineffective in diseases driven by IL-1a pathology. We believe that rilonacept with its more moderate, once-weekly dosing schedule and its ability to inhibit both IL-1a and IL-1b could provide an improved therapeutic option for a variety of IL-1a-mediated diseases.

Mechanism of Action

          Rilonacept is an inhibitor of IL-1a and IL-1b. IL-1a and IL-1b have been demonstrated to play a key role in inflammatory diseases. IL-1a and IL-1b provoke potent, pro-inflammatory events by engaging the IL-1a and IL-1b receptor. Following tissue insult, the release of IL-1a acts as the primary initiating signal to coordinate the mobilization of immune cells to the damaged area, while IL-1b is secreted mostly by macrophages and is a prototypical cytokine of the canonical inflammasome. IL-1a and IL-1b signaling results in a dramatic increase in the production of cytokines that orchestrate the proliferation and recruitment of phagocytes to the site of damage, resulting in inflammation. Moreover, IL-1a and IL-1b signaling also affect other immune-system cells, such as T-cells and B-cells.

          IL-1b's role in the inflammation process has been extensively studied, while in comparison, much is still unknown about the independent function of IL-1a in disease pathology. Despite driving similar immunological outcomes, IL-1a and IL-1b differ substantially in their expression and regulation, and non-redundant roles for IL-1a or IL-1b have been demonstrated in multiple inflammatory diseases. There are disease states in which IL-1b inhibition alone does not appear to be sufficient for disease remission in the absence of IL-1a inhibition. Published studies suggest certain autoinflammatory diseases may, in fact, be pathologically driven primarily by IL-1a.

          An investigator-initiated study of anakinra successfully demonstrated mechanistic proof-of-concept for inhibiting both IL-1a and IL-1b in the treatment of recurrent pericarditis. In a published case study, a patient with a refractory form of recurrent pericarditis, who was well-controlled on anakinra, was switched from anakinra to canakinumab, which inhibits only IL-1b, for tolerability reasons. The patient's disease returned despite further dose escalation of canakinumab. When the patient was switched back to anakinra, which inhibits IL-a and IL-b, the disease promptly went back into remission. These data, along with confirmatory market research, may indicate that IL-1a and IL-1b play unique roles in recurrent pericarditis and other autoinflammatory diseases in which the pathology may be driven primarily by IL-1a.

Background and Market Opportunity for Recurrent Pericarditis

          Pericarditis is the most common disorder involving the pericardium, the two-layered sac that surrounds the heart. Pericarditis is an inflammation of this sac and is typically characterized by significant chest pain, shortness of breath, coughing and fatigue and is often misconstrued by patients as a heart attack. In addition, typical signs of pericarditis include pericardial friction rub, electrocardiogram changes or pericardial effusion, which is a build-up of fluid around the heart. Pericarditis is described as recurrent if, following an initial occurrence of pericarditis, it recurs after a symptom-free period of about four to six weeks. Pericarditis is considered chronic if symptoms of any one episode last longer than three months, typically causing significant pain and frustration. If pericarditis is left untreated, patients can develop thickening and scarring of the pericardium, potentially requiring invasive surgical stripping. Pericardial effusion, if large enough, can compress the heart externally, requiring emergent drainage.

          We intend to focus our development of rilonacept for the treatment of recurrent pericarditis initially in the United States. Based on claims data from 2012 and literature sources, we estimate that there are approximately 90,000 newly incident patients with episodes of pericarditis in the United States per year. Approximately 20% to 30% of these patients experienced additional recurrent flares, and required additional treatment with non-steroidal anti-inflammatory drugs, or NSAIDs, the immunosuppressive drug colchicine or steroids, either alone or in combination. This results in an annual incidence of approximately 20,000 patients with recurrent pericarditis. Based on an average three year course of recurrent disease, we estimate there may be up to 60,000 patients with recurrent pericarditis in the United States and 5% of these recurrent patients are refractory to their currently available pharmacotherapy (approximately 3,000 patients in the United States). Additionally, we estimate that roughly an additional 9,000 recurrent patients are considered by their physicians not well-controlled on their current therapy, meaning that they are unable to wean off existing therapy, have multiple recurrences despite repeated pharmacotherapy or cannot tolerate their existing therapy.

          There may be other thoracic inflammatory syndromes where rilonacept may prove beneficial, such as pericarditis associated with postpericardiotomy syndrome, an inflammatory reaction of the pericardium in patients who have undergone surgery that involves opening the pericardium. Postpericardiotomy syndrome occurs in up to 30% of the 300,000 patients in the United States undergoing open heart surgery, and we believe rilonacept may be a therapeutic option for a subset of these patients.

Current Treatment Landscape for Recurrent Pericarditis

          We are not aware of any current therapies approved by the FDA for the treatment of recurrent pericarditis. A patient's initial acute episode of pericarditis is typically treated with over-the-counter or prescription NSAIDs or colchicine, both of which are used off-label. Recurrent episodes are treated in a similar manner or by adding systemic corticosteroids which are also used off-label. Both colchicine and corticosteroids often have deleterious effects when used at high doses or for long periods of time, including, for colchicine, gastrointestinal distress and neutropenia and, for corticosteroids, glaucoma, fluid retention, hypertension, mood changes, memory changes, other psychological effects, weight gain and diabetes. Fourth-line treatment for these patients may include other immunosuppressants such as methotrexate and azothiaprine, as well as anakinra.

Our Solution

          Rilonacept is a weekly, subcutaneously-injected, recombinant fusion protein that blocks IL-1a and IL-1b signaling. Beyond recurrent pericarditis, we believe there is significant potential for rilonacept to address additional indications, including other pericarditis populations. More broadly, we believe diseases characterized by painful serosal inflammation may be driven by IL-1a, and we intend to consider development of rilonacept in these indications and in others where we believe IL-1a or IL-1b play a key role in disease pathophysiology.

Clinical Development Plan for Recurrent Pericarditis

          We have initiated an open-label Phase 2 proof-of-concept clinical trial to explore clinical and biochemical endpoints of pericarditis symptomatology and to collect inter- and intra-subject variability data on both at-baseline and on-treatment parameters. The trial is divided into five parts, each enrolling up to 10 subjects who are currently on any combination of co-administered NSAIDs, colchicine or corticosteroids. The subjects are dosed using the approved rilonacept dose for CAPS, which is a loading dose of two 160 mg subcutaneous doses (320 mg total), followed by single, self-administered 160 mg subcutaneous doses every seven days for a total of six weeks. This is followed by an 18-week extension period. During the extension period, the investigator may choose to wean concomitant NSAIDs, colchicine or corticosteroids according to standard-of-care paradigms.

          The five parts of the trial with different patient populations are:

  •
  Part 1: Symptomatic subjects with recurrent pericarditis receiving NSAIDS +/– colchicine +/– steroids with high CRP, a marker of inflammation, measurements;

  •
  Part 2: Symptomatic subjects with recurrent pericarditis receiving NSAIDS +/– colchicine +/– steroids without elevated CRP measurements but with evidence of pericardial inflammation by MRI;

  •
  Part 3: Subjects with recurrent pericarditis who are dependent upon or unable to wean off of corticosteroids;

  •
  Part 4: Symptomatic subjects with postpericardiotomy syndrome receiving NSAIDS +/– colchicine +/– steroids with high CRP measurements; and

  •
  Part 5: Subjects with postpericardiotomy syndrome who are dependent upon or unable to wean off of corticosteroids.

          We intend to use the information gathered in this trial to confirm the results seen to date with anakinra and to inform an end-of-Phase 2 meeting with the FDA. The primary endpoint for Parts 1, 2 and 4 of the trial is to collect inter- and intra-subject variability data on CRP measurements and the NRS in subjects with symptomatic recurrent idiopathic pericarditis both at baseline and on treatment with rilonacept in order to inform power calculations for future trials in pericarditis. The primary endpoint for Parts 3 and 5 is to evaluate feasibility of weaning patients from corticosteroids while receiving rilonacept. This trial has been designed with the potential to examine the response of patients with pericarditis caused by a variety of underlying etiologies.

          As of April 23, 2018, a total of four subjects have been enrolled in the clinical trial. Three of the four subjects have been enrolled in Part 1, and were experiencing symptomatic recurrent pericarditis at the time of enrollment. All three subjects showed a reduction in CRP measurements, as well as a reduction in NRS, in the first week of treatment, which was sustained as of April 23, 2018. The fourth subject, in a separate patient cohort, was on corticosteroids at the time of enrollment in Part 3 of the study but not experiencing active symptoms, and has a history of corticosteroid dependence. This subject is being treated with rilonacept and is scheduled to taper off of corticosteroids in the extension period of the trial. As of April 23, 2018, this subject has been free of pericarditis flares for three weeks. Among these subjects, the most commonly reported adverse reaction associated with rilonacept has been injection-site reactions. We have not enrolled any subjects in Parts 2, 4 or 5 as of April 23, 2018.

Clinical History of Rilonacept

          Regeneron evaluated rilonacept in a total of 21 clinical trials, including two trials in over 100 patients for the treatment of CAPS, and six trials in over 1,800 patients for the treatment of gout flares.

  •
  CAPS:  Regeneron evaluated rilonacept for the treatment of CAPS in two trials. In these trials, 109 patients with CAPS, including eight pediatric patients, were treated with at least one dose of rilonacept. In the pivotal efficacy trial, which evaluated the long-term efficacy and safety of once-weekly dosing, 160 mg of rilonacept markedly decreased the clinical signs and symptoms of CAPS.

  •
  Gout:  Regeneron evaluated rilonacept for the treatment of gout flares in six trials. In the two pivotal efficacy trials in patients with gout, which evaluated the efficacy of once-weekly dosing for the prevention of gout flares during initiation of uric acid-lowering therapy, rilonacept at doses of 80 mg and 160 mg significantly decreased the number of gout flares. Regeneron abandoned active development for the treatment of gout flares after receiving a complete response letter from the FDA requesting additional clinical data, as well as additional CMC information related to a proposed new dosage form Regeneron was evaluating for gout, which was different than the dosage form approved in the CAPS indication and now being used for pericarditis.

  •
  Other Indications:  Regeneron conducted a total of 13 clinical trials of rilonacept for the treatment of rheumatoid arthritis, or RA, polymyalgia rheumatica, osteoarthritis, coronary artery disease, systemic juvenile idiopathic arthritis and end-stage renal disease.

          In the 21 clinical studies conducted by Regeneron with rilonacept to date, the most common adverse events reported were injection site reactions and upper respiratory tract infections. Across these studies, there were a total of five serious adverse events, or SAEs, that were assessed by investigators as drug related. Among patients treated with rilonacept there were three SAE's, colitis, gastrointestinal haemorrhage, and drug eruption. One patient treated with placebo experienced cellulitis and another placebo-treated patient died. The largest clinical programs conducted by Regeneron with rilonacept were its Phase 2 and Phase 3 programs for gout flare prevention, which treated a total of 1,886 patients. The most common adverse events reported for the 160 mg dose, the dosage used for the treatment of CAPS, were injection site reactions (15.5% for rilonacept versus 2.6% for placebo) and upper respiratory tract infections (10.3% for rilonacept versus 10.1% for placebo).

Mavrilimumab

Overview

          Mavrilimumab is a fully-human monoclonal antibody that antagonizes GM-CSF signaling by binding to the alpha subunit of the GM-CSF receptor. Our lead indication for mavrilimumab is GCA, an inflammatory disease of blood vessels, for which we plan to initiate a Phase 2 trial in 2018. We also plan to evaluate mavrilimumab in additional diseases for patients with high unmet medical need, where we believe there is a strong mechanistic rationale.

          Before we licensed mavrilimumab in 2017, MedImmune, Limited, or MedImmune, was developing mavrilimumab for the treatment of RA.

Mechanism of Action

          Mavrilimumab is designed to inhibit the signaling of GM-CSF, a growth factor that stimulates the production of certain types of white blood cells. Studies have demonstrated that with GM-CSF overexpression, pathological changes almost always follow. Reported data suggest GM-CSF is a key player in autoinflammation and autoimmunity, as follows:

  •
  GM-CSF enhanced trafficking of myeloid cells through activated endothelium of blood vessels and contributed to monocyte and macrophage accumulation in blood vessels during inflammation;

  •
  GM-CSF promoted activation, differentiation, survival and proliferation of monocytes and macrophages, as well as resident tissue macrophages in inflamed tissues;

  •
  GM-CSF production led to activation of the vasculature and bone marrow and also promoted the differentiation of effector T cells at inflamed sites and draining lymph nodes; and

  •
  GM-CSF regulated the phenotype of antigen-presenting cells in inflamed tissues by promoting the differentiation of infiltrating monocytes into M1 macrophages and monocyte-derived dendritic cells, or MoDCs.

          Additionally, GM-CSF has been shown to be a confirmed mediator in RA based on the results from the Phase 2b clinical trial in RA conducted by MedImmune. In this trial, mavrilimumab achieved the co-primary endpoints of change from baseline in disease activity score, or DAS, at week 12 and a response of 20% or greater improvement in the American College of Rheumatology criteria, at week 24. Patients with mavrilimumab showed a statistically significant reduction in DAS scores at all dosages compared to placebo, and significantly more mavrilimumab-treated patients achieved ACR20 at all dosages compared to placebo.

Background and Market Opportunity for Giant Cell Arteritis

          GCA is an inflammatory disease of the blood vessels that strikes older adults and causes headaches, jaw and other muscle claudication, and possible ischemic visual loss. Many of the symptoms and signs of GCA result from involvement of the cranial branches of arteries that originate from the aortic arch, but the disease is systemic, and vascular involvement can be widespread. GCA is characterized by infiltration of monocytes, macrophages and the formation of giant cells (i.e., multinucleated fusions of macrophages). GCA generally occurs in adults over 50 years old with a 3:1 imbalance of women to men. We estimate there to be approximately 75,000 to 150,000 prevalent patients with GCA in the United States with similar prevalence rates for other major markets and believe that the incidence of GCA will increase over time as the population ages.

Current Treatment Landscape for Giant Cell Arteritis

          Glucocorticoids, a type of corticosteroid, are the mainstay for the treatment of GCA because they normalize inflammatory markers and resolve patient symptoms. Many patients receive long courses of this therapy to prevent disease flare-up, which are associated with significant and serious side effects, including glaucoma, fluid retention, hypertension, mood changes, memory changes, other psychological effects, weight gain and diabetes. Up to 80% of patients suffer from glucocorticoid toxicity as a result of GCA treatment.

          Despite being effective for some patients, many are unable to wean off of corticosteroids because they continue to experience disease flares as the dose is reduced. In one study cohort published in the literature that followed 106 patients with GCA for 4.5 to 10.1 years, 68 patients (64%) experienced at least one relapse during or after weaning, and 38 patients (36%) experienced two or more. Experimental evidence in mice suggests that corticosteroid treatment does not adequately suppress tissue-infiltrating macrophage function, a key cell type generated and maintained by GM-CSF signaling, and may explain why many patients require long-term chronic treatment and are unable to wean off corticosteroids. We believe by blocking GM-CSF signaling, mavrilimumab may provide additional benefit to these patients by reducing long-term sequelae that results from chronic vessel inflammation.

          In addition, tocilizumab, an inhibitor of interleukin-6, or IL-6, is approved in the United States in GCA for use on top of a concomitant corticosteroid taper. However, nearly half of the patients studied in the Phase 3 clinical trial for tocilizumab experienced disease flares during the 52 weeks treatment period that included a 26-week corticosteroid taper. We believe this indicates a persistent unmet medical need.

Our Solution

          We chose GCA as our first indication for mavrilimumab due to the mechanistic rationale of inhibiting GM-CSF. GM-CSF is a key growth factor for many of these key inflammatory cell types and is found in high concentrations at the site of damage in the vessel wall. We believe these data provide a solid rationale for antagonizing this signaling with mavrilimumab.

Phase 2 Clinical Trial for GCA

          We plan to initiate a Phase 2 clinical trial of mavrilimumab for the treatment of GCA in 2018 in Europe after we submit an investigational medicinal product dossier, or IMPD, and a clinical trial application, or CTA, to and receive clearance from the competent authorities in Europe. We also intend to file an IND for studying mavrilimumab to treat GCA in the United States, which will first need to be cleared by the FDA. Our current plans include enrolling 30 to 60 newly diagnosed and refractory GCA patients who will be randomized to mavrilimumab versus placebo on top of a corticosteroid taper. The primary endpoint will quantify maintenance of complete remission without clinical signs or symptoms of GCA in subjects treated with mavrilimumab versus placebo.

          After initiating the planned Phase 2 trial in GCA, we anticipate initiating research and development activities of mavrilimumab's potential across other various disease states where cells of myeloid phenotype have been implicated by the literature, such as other vasculitides and cardiomyopathies, diseases characterized by barrier dysfunction, other arthropathies or oncologic indications.

Clinical History in Rheumatoid Arthritis

          MedImmune had received authorization to conduct clinical trials for rheumatoid arthritis, or RA, in Europe and executed an extensive Phase 1 and Phase 2 clinical program where the company studied mavrilimumab in over 550 patients with RA through Phase 2b. All of these clinical trials achieved their prospectively defined primary endpoints of safety or efficacy.

          In the United States, MedImmune did not finish its IND process with the FDA after the IND was initially put on clinical hold in 2010 before any human data had been generated. Certain effects had been observed in the lungs of non-human primates, which coincides with the theoretical risk of pulmonary alveolar proteinosis, or PAP, possibly developing in the setting of GM-CSF inhibition. Subsequently, MedImmune discussed its Phase 1 and initial Phase 2b clinical findings with the FDA, and the FDA acknowledged in November 2014 that a clinical trial of mavrilimumab in the United States may be appropriate in patient populations with high morbidity and limited treatment options, including refractory RA. MedImmune did not engage in further dialogue with the FDA and has since withdrawn the IND for mavrilimumab for the treatment of RA, and we plan to file a new IND for our planned Phase 2 clinical trial in GCA. MedImmune opted to out-license the program due to reasons related to its overall portfolio strategy and focus on its three main therapeutic areas, which will allow us as the licensee to continue the dialogue directly with the FDA in the context of our proposed clinical development program. MedImmune's European clinical trials in RA, which included an extensive pulmonary safety adjudication program, revealed no signals of altered pulmonary function (including PAP) attributable to mavrilimumab following long-term administration. We believe that these long-term data, which have not yet been presented to the FDA, support that PAP is a theoretical risk and confirm our belief that mavrilimumab is appropriate to study in patients with diseases like GCA with high morbidity and limited treatment options. Also, several other molecules that inhibit the GM-CSF pathway (or inhibitors of its signaling pathway such as janus kinase 2), have commenced clinical studies in other indications in the United States since 2010 which may provide additional support for our discussions with FDA.

          We believe that the trials conducted by MedImmune provide substantial support for the potential of mavrilimumab in autoimmune diseases. In these trials, mavrilimumab was observed to be well-tolerated. The most common adverse event was infection, with all dose groups (30 mg, 100 mg, 150 mg) in a Phase 2b clinical trial reporting similar rates of infection compared to the placebo group. We believe that these safety results provide an accurate early representation of the safety profile of mavrilimumab, which we believe to be at least competitive with and potentially better than existing systemically administered agents for autoimmune diseases.

          Mavrilimumab's results from Phase 2b clinical trials in RA have provided important information about its safety and efficacy profile and helped solidify our choice for focusing our development efforts in GCA as a lead indication. In addition to the reductions to the primary endpoint demonstrated in the Phase 2b trials, other markers of inflammation, such as CRP, erythrocyte sedimentation rate, or ESR, and IL-6, were similarly reduced, as shown in the graphs below. CRP, ESR and IL-6 are key markers of disease activity for GCA. We believe that these results may also provide evidence for mavrilimumab's utility across a broad range of indications with a similar biomarker profile.

KPL-716 Overview

          KPL-716 is a fully-human monoclonal antibody that targets OSMRb, which mediates signaling of IL-31 and OSM, two key cytokines implicated in inflammation, pruritus and fibrosis. We believe KPL-716 to be the only monoclonal antibody in development that targets both pathways simultaneously. We are initially developing KPL-716 for the treatment of prurigo nodularis and atopic dermatitis, both diseases where OSMRb signaling has been implicated. A significant portion of individuals in the United States experience at least one atopic pruritic disease during their lifetime, and it is well understood that most patients with one type of atopic condition tend to present with other allergic conditions. While we believe KPL-716 may be effective across many pruritic and fibrotic diseases, we have prioritized our development efforts based on unmet medical need and potential market opportunity. We are currently conducting a Phase 1a/1b clinical trial of KPL-716 in healthy volunteers and in subjects with atopic dermatitis as a surrogate for a range of pruritic diseases. If the results of this Phase 1a/1b clinical trial are favorable, we plan to initiate further trials in prurigo nodularis and atopic dermatitis. We expect to report preliminary data from the single dose cohorts in our Phase 1a/1b clinical trial in the second half of 2018.

          We acquired the assets relating to KPL-716 from Biogen MA, Inc., or Biogen, in 2016.

Mechanism of Action

          The OSMRb subunit is an IL-6 type receptor which combines with one of two other subunits to form two distinct cytokine receptors used for the signaling of two different cytokines: IL-31, and OSM. IL-31 produced in the setting of an inflammatory response binds to the IL-31 receptor on keratinocytes, epidermal cells, leading to a sensation of pruritus and further inflammatory responses in the skin. In addition to interacting with IL-31 receptors on keratinocytes, IL-31 also stimulates pruritus directly through IL-31 receptors expressed on unmyelinated C-fibers in the skin responsible for the sensation and transmission of pruritic signaling.

          OSM is produced primarily under inflammatory conditions and stimulates dermal fibroblast proliferation and migration as well as synthesis of collagen and glycosaminoglycan in the skin, leading to fibrosis. In addition to these functions, OSM signaling through the type II OSM receptor upregulates interleukin-4, or IL-4, interleukin-13 receptor, or IL-13Ra1, and interleukin-4 receptor, or IL-4Ra, in human skin equivalent cultures, upregulates IL-4Ra in primary human keratinocytes and also impairs expression of fillagrin, loricrin and involucrin (classical "differentiation" markers of the epidermal differentiation complex cluster) in human skin equivalent cultures. These data implicate OSM signaling as important in many autoimmune diseases characterized by barrier dysfunction, fibrosis and inflammation.

          KPL-716 inhibits both IL-31 and OSM activities at their respective receptors, potentially disrupting the pruritus, inflammation and fibrosis mediated by these cytokine pathways.

Background and Market Opportunity for Prurigo Nodularis and Atopic Dermatitis

Prurigo Nodularis

          Prurigo nodularis is a chronic inflammatory skin condition that affects primarily older adults and is characterized by multiple firm and extremely pruritic nodules typically located on the arms and legs. The etiology of prurigo nodularis is largely unknown, however, human biopsy studies have shown that IL-31, its receptor IL-31Ra, OSM and OSMRb are highly expressed in prurigo nodularis lesions. The pruritus is severe and distressing and can be sudden, sporadic or continuous, worsening with heat, sweating or irritation from clothing. The itching sensation in prurigo nodularis is extreme and often leads to scratching to the point of bleeding, infection or pain. Our market research to-date with physicians and patients highlights the severe and debilitating nature of this disease and the significant levels of unmet need. Multiple physicians have reported suicidal tendencies among their prurigo nodularis patients due to an overwhelming inability to control the unrelenting itch. The exact prevalence of prurigo nodularis is unknown, however, we estimate there to be approximately 300,000 prevalent cases in the United States.

Atopic Dermatitis

          Atopic dermatitis is a chronic inflammatory skin disease that affects approximately 18 million adults in the United States. Human biopsy studies have shown that IL-31, its receptor IL-31Ra, OSM and OSMRb are highly expressed in atopic dermatitis lesions. Based upon public data analyses and discussions with physicians and key opinion leaders in the field, we estimate that approximately 300,000 atopic dermatitis patients in the United States are diagnosed with a moderate-to-severe form of this disease that significantly impairs their professional and social life on a daily basis.

Current Treatment Landscape for Prurigo Nodularis and Atopic Dermatitis

Prurigo Nodularis

          We are not aware of any current FDA-approved therapies for treating prurigo nodularis, and the treatment approach ranges from topical corticosteroids and occlusive steroid containing bandages for more mild patients to systemic corticosteroid, ultraviolet phototherapy and systemic therapies such as thalidomide, methotrexate and cyclosporine for those patients who fail initial treatments. Patients have reported using opioid pain medications to attempt to control the disease in its most severe form.

Atopic Dermatitis

          Current therapies for atopic dermatitis are generally focused on the topical use of non-biologic small molecules, however, dupilumab (subcutaneously injected antibody directed to inhibiting signaling through IL-4Ra) has recently been approved by the FDA for the treatment of atopic dermatitis.

Our Solution

          KPL-716 is a fully-human monoclonal antibody that targets two key pathways for the development of pruritus, inflammation and fibrosis through inhibition of OSMRb. Chronic pruritic diseases are often characterized by a complex interplay among pruritus, inflammation and fibrosis. The pathogenesis of chronic pruritic diseases involves interlocking positive feedback loops in which pruritus causes scratch, and scratch causes reactive inflammation through mechanical disruption of the skin architecture. The decline in skin barrier function and resulting bacterial colonization or infection ultimately increase extracellular matrix formation and collagen deposition, leading to fibrosis. Fibrosis then begets more pruritus through disruption and dysregulation of sensory nerve fiber expression.

          Current therapies target only one or two aspects of this complex pathophysiology and are inevitably limited in their effectiveness. Targeting only one pathway may address a single aspect of the symptomatology, e.g., pruritus, but not the full spectrum of the pathophysiologic components of the disease. This point is particularly relevant since OSM is upregulated in many chronic inflammatory skin diseases and synergistically interacts with pruritic and inflammatory pathways. Of particular relevance is the central role of OSM in inflammation and barrier function and its autocrine effects on type II OSM receptor in IL-31-dependent epidermal proliferation and remodeling as well as inflammation.

          There is a relatively large body of literature linking inflammatory pruritic and inflammatory diseases to both IL-31 and OSM via signaling though OSMRb. KPL-716 has been specifically designed to target both pathways simultaneously and thus KPL-716 may disrupt this pathologic cycle in patients afflicted by prurigo nodularis and atopic dermatitis.

Pre-clinical Development

          In our pre-clinical development program we have observed favorable pharmacokinetics and toxicology characteristics to support clinical development of KPL-716. KPL-716 has shown signs of efficacy in two non-human primate models. In the first, KPL-716 abrogated the pharmacodynamic marker of pruritus in an IL-31 challenge model. A single three milligram per kilogram dose of KPL-716 substantially reduced scratch counts despite multiple repeated injections of IL-31 over several weeks at concentrations we believe to be supraphysiologic in a disease context. In the second non-human primate model, KPL-716 again abrogated the painful response to an injection to an inflammatory agent called carrageenan through the time period measured after a single infusion of KPL-716, implicating OSM in the inflammatory response. We have conducted pre-clinical toxicology studies for KPL-716 with a no adverse event level of 500 milligrams per kilogram with intravenous dosing.

Phase 1a/1b Clinical Trial

          In early 2017, we filed an IND application and began clinical development with KPL-716 in a Phase 1a/1b clinical trial in healthy volunteers and in subjects with moderate-to-severe atopic dermatitis experiencing moderate-to-severe pruritus, respectively. The trial uses a double-blind, randomized, placebo-controlled, sequential-group design to evaluate the safety, tolerability, pharmacokinetics and immunogenicity of KPL-716 in male and female subjects. In addition, in the single-dose Phase 1b portion of the trial, the cohorts of subjects with moderate-to-severe atopic dermatitis received dose levels of KPL-716 that could show an early signal of efficacy in reducing pruritus as an exploratory endpoint using a validated Numerical Rating Score which measures pruritus intensity. We have completed dosing in the first portion of the Phase 1a/1b clinical trial, which is a single ascending dose design. Each dosing cohort received a single dose of KPL-716 administered intravenously or subcutaneously. In the second portion of the Phase 1b clinical trial, each subject will receive repeated single doses of KPL-716 administered subcutaneously. We expect to report preliminary data from the single-dose cohorts in this trial in the second half of 2018.

          We are also conducting an observational study in prurigo nodularis patients called LOTUS-PN. Our LOTUS-PN study will explore the extent to which clinical endpoints correlate with mechanistic biomarkers. In consideration of the importance of humanistic parameters, the LOTUS-PN study will also examine the impact of prurigo nodularis and various treatment options on quality of life. Ultimately, the LOTUS-PN study will seek to provide a better understanding of the clinical presentation and course of prurigo nodularis: its pathogenesis, treatment regimens, outcomes and inter- and intra-patient variability.

Pre-clinical Development

KPL-045

          KPL-045 is a fully-human monoclonal antibody that is designed to inhibit the CD30-CD30 ligand interaction, a co-stimulatory signal helpful in activating and sustaining memory T-cells. The majority of the therapeutics in development modulating the CD30-CD30 ligand interaction are depleting or conjugated to a toxin for the use in hematological malignancies. To our knowledge, KPL-045 is the only non-depleting antibody targeting primarily autoimmune disease in active clinical development. In August 2017, we licensed this antibody from Novo Nordisk.

          In pre-clinical development, of KPL-045 has been observed to have a favorable pharmacokinetic profile to support further development. KPL-045 has demonstrated single-digit nanomolar potency against both human and cynomolgus non-human primate CD30L. We are planning IND-enabling studies in T-cell dependent, B-cell mediated diseases, and expect to file an IND with the FDA for this program in 2019.

KPL-404

          KPL-404 is a humanized monoclonal antibody that is designed to inhibit the CD40-CD40 ligand interaction, a key T-cell co-stimulatory signal critical for B-cell maturation and immunoglobulin class switching. We have a license to conduct research and development on KPL-404 from Primatope Therapeutics, Inc., or Primatope, the company that owns or controls the intellectual property related to KPL-404. We also have an exclusive option to acquire all outstanding capital stock of Primatope, which, subject to extension, is exercisable until January 2019.

          In pre-clinical development, KPL-404 has been observed to have a favorable pharmacokinetic and toxicology profile to support further development. KPL-404 has been effective in multiple non-human primate models of organ transplant rejection, as well as in multiple T-cell dependent antibody response models. We are planning IND-enabling studies in T-cell dependent, B-cell mediated diseases, and expect to file an IND with the FDA for this program in 2019.

Discovery Activities

          We have initiated internal discovery activities directed toward wholly owned molecules for the treatment of autoinflammatory and autoimmune disease targets where we believe there to be a strong mechanistic rationale and clear differentiation from existing approved agents or those in development.

License and Acquisition Agreements

License Agreement with Regeneron

          In September 2017, we entered into a license agreement with Regeneron, or the Regeneron Agreement. Pursuant to the Regeneron Agreement, Regeneron granted us an exclusive license under certain intellectual property rights controlled by Regeneron to develop and commercialize rilonacept worldwide, aside from Israel, Egypt, Turkey and select countries in the Middle East and northern Africa, which we refer to collectively as the Excluded Territory. In the United States and Japan, our license is initially for all indications other than those involving local administration to the eye or ear, oncology, deficiency of the interleukin-1 receptor antagonist, or DIRA, and CAPS. If we are successful in receiving marketing approval for rilonacept in the United States for a new indication, the scope of the license granted to us will automatically expand to include DIRA and CAPS in the United States and Japan, and we will assume the sales and distribution of rilonacept in these additional indications. Outside the U.S. and Japan, our license is for all indications other than local application to the eye or ear, oncology, CAPS, DIRA and certain periodic fever syndromes set forth in the Regeneron Agreement, collectively the Excluded Indications. Under the Regeneron Agreement, we are obligated to use commercially reasonable efforts to develop and commercialize rilonacept outside of the Excluded Indications in our territory. Upon receiving positive data in a Phase 3 clinical trial, Regeneron will transfer the BLA for rilonacept to us.

          We made an upfront payment of $5.0 million to Regeneron and are obligated to make regulatory milestone payments of up to $27.5 million in the aggregate. Thereafter, we have agreed to evenly split profits on our sales of rilonacept with Regeneron after deducting certain commercialization expenses subject to specified limits.

          Regeneron has a right of first negotiation over our engagement of third parties to support our promotional activities in excess of a specified level and over the assignment or sale of our rights to any product we develop under the Regeneron Agreement to a third-party. Furthermore under certain circumstances, we will need Regeneron's prior consent to assign our rights under the Regeneron Agreement.

          The Regeneron Agreement will expire on the date on which we, our affiliates or sublicensees are no longer developing or commercializing any product containing rilonacept. We may terminate the agreement for convenience at any time after the date that is 18 months after the effective date of the agreement with 180 days' written notice or one year's written notice if we terminate the agreement following U.S. marketing approval of a rilonacept product developed by us. We may also terminate with three months' written notice if we reasonably determine that rilonacept is unsafe in the indications we are pursuing. Regeneron may terminate the agreement if there is a consecutive twelve (12) month period during which we do not conduct any material development or commercialization activities or we do not grant a sublicense to a third-party to do so, or if we challenge Regeneron's patent rights in any country in our territory. Either party may terminate the agreement in the event of a material breach by the other party that remains uncured for 90 days (or 30 days for payment-related breaches), or by either party due to the insolvency or bankruptcy of the other party.

          We have also entered into a clinical supply agreement with Regeneron, or the Supply Agreement. Pursuant to the Supply Agreement, Regeneron has the exclusive right to manufacture and supply all of our requirements of rilonacept for clinical development. If Regeneron determines to discontinue the supply of rilonacept to us, it must use its reasonable efforts to transfer all relevant documentation, materials and technology necessary for the manufacture of rilonacept to us or our designee. The Supply Agreement terminates upon the termination of the Regeneron Agreement or the transfer of technology related to the bulk manufacture of rilonacept.

License Agreement with MedImmune

          In December 2017, we entered into a license agreement with MedImmune, or the MedImmune Agreement. Pursuant to the MedImmune Agreement, MedImmune granted us an exclusive, worldwide license under certain intellectual property rights controlled by MedImmune to make, use, develop and commercialize mavrilimumab and any other product containing an antibody to the GM-CSF receptor alpha that is covered by certain MedImmune patent rights for all indications. We also acquired non-exclusive licenses to other MedImmune technology for use in exploiting licensed products. We may sublicense these rights subject to consent of MedImmune and any applicable licensors of rights under which we are licensed. We also acquired reference rights to relevant manufacturing and regulatory documents, and existing inventory of mavrilimumab drug substance. We must use commercially reasonable efforts to develop and commercialize the licensed products.

          We made an upfront payment of $8.0 million to MedImmune and are obligated to make future clinical, regulatory and initial sales milestone payments of up to $72.5 million in the aggregate for the first two indications, including a milestone payment of $10.0 million upon the earlier to occur of a specified regulatory milestone and December 31, 2018, and clinical and regulatory milestone payments of up to $15.0 million in the aggregate for each subsequent indication. We are also obligated to make milestone payments to MedImmune of up to $85.0 million upon the achievement of annual net sales thresholds up to, but excluding, $1.0 billion in annual net sales as well as additional milestone payments aggregating up to $1.1 billion upon the achievement of additional annual net sales thresholds starting at $1.0 billion and higher. Commencing on the first commercial sale of licensed products, we are obligated to pay tiered royalties on escalating tiers of annual net sales of licensed products starting in the low double-digit percentages and ending at twenty percent. We must pay such royalties on a product-by-product and country-by-country basis until the latest to occur of the expiration of licensed patents, the expiration of regulatory exclusivity or the tenth anniversary of first commercial sale of such product in such country.

          The MedImmune Agreement will remain in effect until the expiration of the royalty term in all countries for all licensed products. The MedImmune Agreement may be terminated earlier at any time by us with at least 90 days' prior notice, by either party in the event of material breach by the other party that remains uncured for 90 days, by either party for insolvency or bankruptcy of the other party, or immediately by MedImmune if we challenge the licensed patents.

Biogen Asset Purchase Agreement

          In September 2016, we completed the acquisition of certain assets of Biogen pursuant to an asset purchase agreement, or the Biogen Agreement. Pursuant to the Biogen Agreement, we acquired all of Biogen's right, title and interest in and to certain assets used in or relating to KPL-716 and other antibodies covered by certain patent rights, together the Acquired Assets, including patents and other intellectual property rights, clinical data, certain contracts, know-how and inventory. In addition, Biogen granted us a non-exclusive, sublicensable, worldwide license to certain background patent rights related the KPL-716 program. Under the Biogen Agreement, we are obligated to use commercially reasonable efforts to develop and commercialize the Acquired Assets.

          Under the Biogen Agreement, we made an upfront payment of $11.5 million and a technology transfer payment of $0.5 million to Biogen. In addition, we made a milestone payment of $4.0 million during the year ended December 31, 2017 associated with the achievement of a specified clinical milestone event. We are also obligated to make future milestone payments for each antibody product that includes the Acquired Assets, or an Antibody Product, of up to $325.0 million in the aggregate upon the achievement of specified milestones. These milestone payments relate to multiple indications for an Antibody Product, and are comprised of up to $175.0 million in the aggregate upon achievement of specified clinical and regulatory milestone events and $150.0 million in the aggregate upon the achievement of specified annual net sales thresholds. Commencing on the first commercial sale of an Antibody Product, we are obligated to pay tiered royalties on escalating tiers of annual net sales of licensed products starting in the high single-digit percentages and ending below the teens. We must pay such royalties on a product-by-product and country-by-country basis until the latest to occur of the expiration of patents that cover an Antibody Product, the expiration of regulatory exclusivity or the tenth anniversary of first commercial sale of such product in such country. We have also agreed to pay certain obligations under third-party contracts retained by Biogen that relate to KPL-716.

          Under the Biogen Agreement, Biogen has a time-limited right of first negotiation to purchase the assets we acquired from Biogen or obtain a license to exploit Antibody Products, in each case, in the event we decide to sell the acquired assets, including through the sale of our company, or out-license the rights to the Antibody Products.

          The Biogen Agreement will remain in effect until expiration of all payment obligations in all countries related to the last antibody product subject to the Biogen Agreement. The Biogen Agreement may be terminated by us with 90 days' prior notice, by either party in the event of a material breach by the other party that remains uncured for 90 days (or 30 days for payment-related breaches) or by both parties upon mutual consent. In the event of a termination, the Acquired Assets, including certain licenses and rights related thereto, will revert to Biogen, and, upon written request by Biogen, we are required to grant to Biogen an exclusive, worldwide, sub-licensable license to certain of our intellectual property related to the Acquired Assets, including know-how and patent rights.

Manufacturing

          We rely on third parties to manufacture all of our product candidates. We have entered into a clinical supply agreement with Regeneron to manufacture and supply rilonacept for our clinical trials. Regeneron has also agreed to provide commercial drug material until at least the later of four years after U.S. marketing approval or seven years after the effective date of the agreement.

          We believe that we have sufficient quantities of drug substance to supply our planned Phase 2 clinical trial of mavrilimumab for the treatment of GCA. We also acquired a certain amount of finished mavrilimumab drug product that we plan to use in this clinical trial, and we intend to enter into a fill/finish supply agreement with a contract manufacturing organization, or CMO, to produce additional finished mavrilimumab drug product from our current inventory of drug substance. We plan to identify and enter into an agreement with a CMO to produce mavrilimumab drug substance beyond our existing inventory for any further clinical trials and eventual commercialization of mavrilimumab, if approved. There are certain components, for example, media and feed, used to produce our current mavrilimumab inventory that we will not use in our future manufacturing process. We and any CMO that we enter into agreement with to manufacture mavrilimumab will need to find alternative components to replace the media and feed that had been used by MedImmune to date in the manufacture of mavrilimumab.

          We acquired a certain amount of KPL-716 drug substance from Biogen from which we produced KPL-716 drug product using a CMO. In addition, we have engaged CMOs to manufacture KPL-716 drug substance and product for further clinical development activities. We intend to continue using CMOs to develop our manufacturing process and scale-up for any future clinical trials and eventual commercialization of KPL-716, if approved.

          We are using CMOs to produce our pre-clinical product candidates, KPL-045 and KPL-404, for our planned IND-enabling studies.

          We require all of our CMOs to conduct manufacturing activities in compliance with current good manufacturing practice, or cGMP, requirements. We have assembled a team of experienced employees and consultants to provide the necessary technical, quality and regulatory oversight of our CMOs. We currently rely solely on these third-party manufacturers for scale-up and process development work and to produce sufficient quantities of product candidate for use in pre-clinical studies and clinical trials. Although we have plans to establish our own manufacturing capabilities to support certain pre-clinical and early clinical-stage production of product candidates, we intend to continue to rely on third-party manufacturers for clinical and commercial supply of our product candidates. We anticipate that these CMOs will have the capacity to support both clinical supply and commercial-scale production, but we do not have any formal agreements at this time with any of these CMOs to cover commercial production. We also may elect to pursue additional CMOs for manufacturing supplies of drug substance and finished drug product in the future.

Commercial Operations

          Our team is experienced in commercial leadership and we intend to expand our capabilities in parallel with the development path of our product candidates. If the FDA approves rilonacept for recurrent pericarditis, we intend to market and commercialize rilonacept in the United States by developing our own sales, marketing and medical affairs organizations targeting a subset of cardiologists and rheumatologists currently treating pericarditis. For our other product candidates, we intend to establish commercialization strategies for each as we approach potential marketing approval and, due to the specialization among physicians treating the indications we are targeting, we expect to be able leverage our then-existing sales, marketing and medical affairs organizations.

Competition

          The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize, including rilonacept, mavrilimumab and KPL-716, may compete with existing products and new products that may become available in the future.

          Our competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

          The key competitive factors affecting the success of rilonacept, mavrilimumab and KPL-716, and any other product candidates that we develop, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic competition and the availability of reimbursement from government and other third-party payors. Our commercial opportunity for any of our product candidates could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

          We are aware of the following products currently marketed or in clinical development for the treatment of the diseases that we are initially targeting:

Rilonacept

          We are not aware of any therapies currently approved by the FDA for the treatment of recurrent pericarditis, our lead indication for rilonacept. Anakina (KINERET), produced by Sobi, Inc., is an FDA-approved agent that inhibits IL-1a and IL-1b signaling and is approved for RA and CAPS. Canakinumab (ILARIS), produced by Novartis Pharmaceuticals Corporation, is a monoclonal antibody which inhibits IL-1b signaling and is approved for use in CAPS, tumor necrosis factor receptor associated period syndrome, hyperimmunoglobulin D syndrome, familiar Mediterranean fever and active systemic juvenile idiopathic arthritis. There are also other therapies modulating IL-1a and/or IL-1b which are in various stages of clinical development for diseases other than recurrent pericarditis from AbbVie, Inc., or AbbVie, XBiotech Inc. and Handok Inc.

Mavrilimumab

          Tocilizumab (ACTEMRA), produced by Hoffmann — La Roche AG, or Roche, and Chugai Pharmaceutical Co., Ltd., is an IL-6 inhibitor that is approved by the FDA for the treatment of GCA on top of a concomitant corticosteroid taper. There are also four other programs in clinical development that modulate GM-CSF signaling from GlaxoSmithKline plc, or GSK, Izana Bioscience Ltd., Morphotek, Inc. and Humanigen, Inc. In addition, Eli Lilly and AbbVie are conducting clinical trials for oral janus kinase inhibitors, and Sanofi S.A. and Regeneron intend to initiate a Phase 3 clinical trial with their anti-IL-6 program in 2018.

KPL-716

          We are not aware of any therapies currently approved by the FDA for the treatment of prurigo nodularis. Menlo Therapeutics Inc., Vanda Pharmaceuticals Inc., Trevi Therapeutics, Inc. and Galderma SA, or Galderma, have programs in various stages of clinical development for the treatment of prurigo nodularis.

          The FDA recently approved Regeneron's dupilumab, an antibody that inhibits signaling through the interleukin 4 receptor, to treat atopic dermatitis. Other companies currently developing systemic therapies for atopic dermatitis include Roche, Dermira, Inc., Galderma, Asana BioSciences, LLC, Eli Lilly and Co., Pfizer Inc., AbbVie, Glenmark Pharmaceuticals Ltd., GSK, LEO Pharma Inc., Incyte Corporation, Dermavant Sciences, Inc. and AnaptsysBio, Inc.

Intellectual Property

          Our success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates, manufacturing and process discoveries, and other know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights. We plan to protect our proprietary position using a variety of methods, which include pursuing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements, including compositions of matter and methods-of-use, that are important to the development and implementation of our business. For example, we or our licensors have or are pursuing patents covering the composition of matter for each of our product candidates and we generally pursue patent protection covering methods-of-use for each clinical program. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position.

          We have a field-specific exclusive license under the Regeneron Agreement to granted patents and pending applications in the United States and numerous foreign jurisdictions relating to rilonacept. As of March 31, 2018, the patent rights in-licensed under the Regeneron Agreement relating to our program include one granted patent in the United States and 53 patents granted in foreign jurisdictions, including Canada, Australia, Brazil and selected countries in Europe and Asia. In addition, the patent rights in-licensed under the Regeneron Agreement relating to our program include patent applications that are pending in the United States. A U.S. patent covering rilonacept as a composition of matter has a statutory expiration date in 2019, not including patent term adjustment, and relevant foreign counterparts are expected to expire between 2019 and 2023, in each case, not including any patent term extensions. If we are successful in obtaining regulatory approval of rilonacept for the treatment of recurrent pericarditis, we expect to rely on orphan exclusivity, which generally grants seven years of marketing exclusivity in the United States and 10 years of marketing exclusivity in Europe. See "—License Agreement with Regeneron" above for additional information on our rights under the Regeneron Agreement.

          We have an exclusive license under the MedImmune Agreement to granted patents and pending patent applications in the United States and numerous foreign jurisdictions relating to mavrilimumab. These patents and patent applications cover mavrilimumab as a composition of matter and its use. As of March 31, 2018, the patent rights in-licensed under the MedImmune Agreement relating to our program include three granted patents in the United States and 105 patents granted in foreign jurisdictions, including Canada, Australia and selected countries in Europe and Asia. In addition, the patent rights in-licensed under the MedImmune Agreement relating to our program include patent applications that are pending in the United States and selected countries in Asia and Latin America. The composition of matter patents for mavrilimumab generally have statutory expiration dates in 2027, although the term of some U.S. patents may be longer due to patent term adjustment to compensate for delays during the patent prosecution process. Patent term extension could extend the expiration date of one patent in the United States and patents in certain other jurisdictions, each in accordance with applicable law. There can be no assurances that patents will issue from any pending patent applications. See "—License Agreement with MedImmune" above for additional information on our rights under the MedImmune Agreement.

          We own, via our acquisition of certain assets from Biogen, granted patents and pending patent applications in the United States and numerous foreign jurisdictions relating to KPL-716. These patents and patent applications cover KPL-716 as a composition of matter and its use. As of March 31, 2018, the patent rights acquired from Biogen include three patents granted in the United States and four foreign patents granted in Australia, Japan, Mexico and Singapore. In addition, the patent rights acquired from Biogen include patent applications pending in the United States, Europe, Canada, and selected countries in Asia. The issued composition of matter patents for KPL-716 have statutory expiration dates in 2034. Patent term extension could extend the expiration date of one patent in the United States and patents in certain other jurisdictions, each in accordance with applicable law. There can be no assurance that patents will issue from any of our pending patent applications. See "—Biogen Asset Purchase Agreement" above for additional information on our rights under the Biogen Agreement.

          The term of individual patents depends upon the legal term for patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application. In the United States, a patent's term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO, in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier expiring patent. In certain countries, the term of a patent that covers a drug product may also be eligible for patent term extension when regulatory approval is granted, provided the legal requirements are met. In the future, if and when our drug candidates receive approval by the FDA or foreign regulatory authorities, we expect to apply for patent term extensions on issued patents covering those drugs, depending upon the length of the clinical trials for each drug and other factors. There can be no assurance that any of our pending patent applications will issue or that we will benefit from any patent term extension or favorable adjustment to the term of any of our patents.

Government Regulation

          Government authorities in the United States at the federal, state and local level and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug products, such as rilonacept, mavrilimumab and our other product candidates. Generally, before a new drug can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

U.S. Government Regulation of Biological Products

          In the United States, the FDA regulates biologics under the Federal Food, Drug, and Cosmetic Act, or FDCA, and the Public Health Service Act, or PHSA, and their implementing regulations. Products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA's refusal to approve pending biologic license applications, or BLAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits or civil or criminal penalties.

          The process required by the FDA before a biologic may be marketed in the United States generally involves the following:

  •
  Completion of extensive pre-clinical studies and tests in accordance with applicable regulations, including Good Laboratory Practice, or GLP, regulations and applicable requirements for the humane use of laboratory animals or other applicable regulations;

  •
  Submission to FDA of an IND which must become effective before human clinical trials may begin;

  •
  Approval by an independent institutional review board, or IRB, or ethics committee at each clinical trial site before each trial may be initiated;

  •
  Performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, good clinical practices, or GCPs, and other clinical-trial related regulations to evaluate the safety and efficacy of the investigational product for each proposed indication;

  •
  Submission to FDA of a BLA for marketing approval that includes substantive evidence of safety, purity, and potency from results of pre-clinical testing and clinical trials;

  •
  A determination by FDA within 60 days of its receipt of a BLA to accept the filing for review;

  •
  Satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the biologic will be produced to assess compliance with cGMPs to assure that the facilities, methods and controls used in product manufacture are adequate to preserve the biologic's identity, strength, quality and purity;

  •
  Potential FDA audit of the pre-clinical and/or clinical trial sites that generated the data in support of the BLA;

  •
  Payment of user fees for FDA review of the BLA; and

  •
  FDA review and approval of the BLA, including satisfactory completion of an FDA advisory committee review, if applicable, prior to any commercial marketing or sale of the product in the United States.

Pre-clinical Studies

          Before testing any biological product candidate, including our product candidates, in humans, the product candidate must undergo rigorous pre-clinical testing. The pre-clinical development stage generally involves laboratory evaluations of the chemistry, formulation and stability of the product candidate, as well as trials to evaluate toxicity in animals, which support subsequent clinical testing. The conduct of the pre-clinical tests must comply with federal regulations and requirements, including GLP regulations. The sponsor must submit the results of the pre-clinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before human clinical trials may begin. Some pre-clinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

          The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by, or under control of, the trial sponsor, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about most clinical trials must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in some cases for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

          Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

  •
  Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side effect tolerability and safety of the drug.

  •
  Phase 2 clinical trials involve studies in disease-affected patients to determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified and a preliminary evaluation of efficacy is conducted.

  •
  Phase 3 clinical trials generally involve a larger number of patients at multiple sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. These trials may include comparisons with placebo and/or other comparator treatments. The duration of treatment is often extended to mimic the actual use of a product during marketing.

          Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow up. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.

          Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. The FDA or the sponsor may suspend or terminate a clinical trial at any time or the FDA may impose other sanctions on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRBs requirements or if the drug has been associated with unexpected serious harm to patients.

          Concurrently with clinical trials, companies usually complete additional pre-clinical studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

BLA Review and Approval

          Assuming successful completion of the required clinical testing, the results of the pre-clinical studies and clinical trials, together with detailed information relating to the product's chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must contain proof of safety, purity, potency and efficacy and may include both negative and ambiguous results of pre-clinical studies and clinical trials as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product's use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.

          In most cases, the submission of a BLA is subject to a substantial application user fee. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, for original BLAs, the FDA has ten months from the filing date in which to complete its initial review of a standard application and respond to the applicant, and six months from the filing date for an application with priority review. The FDA does not always meet its PDUFA goal dates, and the review process is often significantly extended by FDA requests for additional information or clarification. This review typically takes twelve months from the date the BLA is submitted to the FDA because the FDA has approximately two months to make a "filing" decision.

          Before approving a BLA, the FDA will typically conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether the manufacturing processes and facilities comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may inspect the sponsor and one or more clinical trial sites to assure compliance with GCP requirements and the integrity of the clinical data submitted to the FDA.

          Additionally, the FDA may refer applications for novel biologic candidates which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. The FDA also may require submission of a REMS plan if it determines that a REMS is necessary to ensure that the benefits of the drug outweigh its risks and to assure the safe use of the biological product. The REMS plan could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required.

          Under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data that are adequate to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric populations and to support dosing and administration for each pediatric population for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The Food and Drug Administration Safety and Innovation Act, or FDASIA, amended the FDCA to require that a sponsor who is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early phase clinical trials or other clinical development programs.

          After the FDA evaluates a BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the BLA identified by the FDA. The Complete Response Letter may require additional clinical or other data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, pre-clinical studies or manufacturing. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the re-submitted BLA does not satisfy the criteria for approval.

          If a product receives regulatory approval, the approval is limited to the conditions of use (e.g., patient population, indication) described in the application. Further, depending on the specific risk(s) to be addressed, the FDA may require that contraindications, warnings or precautions be included in the product labeling, require that post-approval trials, including Phase 4 clinical trials, be conducted to further assess a product's safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation

          Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product in the United States. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. Orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, by providing a major contribution to patient care or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication that could be used "off-label" by physicians in the orphan indication, even though the competitor's product is not approved in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do of the same product, as defined by the FDA, for the same indication we are seeking, or if our product candidate is determined to be contained within the scope of the competitor's product for the same indication or disease. If one of our products designated as an orphan drug receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Expedited Review and Approval

          The FDA has various programs, including fast track designation, breakthrough therapy designation, accelerated approval and priority review, which are intended to expedite or simplify the process for the development and FDA review of drugs and biologics that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs and biologics to patients earlier than under standard FDA review procedures.

          To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides opportunities for more frequent interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the BLA for a fast track product on a rolling basis before the complete application is submitted, if the sponsor and the FDA agree on a schedule for the submission of the application sections, and the sponsor pays any required user fees upon submission of the first section of the BLA.

          In addition, under the provisions of the or FDASIA, passed in July 2012, a sponsor can request designation of a product candidate as a "breakthrough therapy." A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs or biologics designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions with respect to breakthrough therapies, such as holding timely meetings with and providing advice to the product sponsor, intended to expedite the development and review of an application for approval of a breakthrough therapy.

          Products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a product receiving accelerated approval to perform post-marketing trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures.

          Once a BLA is submitted for a product intended to treat a serious condition, the FDA may assign a priority review designation if the FDA determines that the product, if approved, would provide a significant improvement in safety or effectiveness. Under priority review, the FDA must review an application in six months, compared to ten months for a standard review. Most products that are eligible for fast track or breakthrough therapy designation are also likely to be considered appropriate to receive a priority review.

          Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, breakthrough therapy designation, accelerated approval and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.

Post-approval Requirements

          Following approval of a new product, the manufacturer and the approved product are subject to pervasive and continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting of adverse experiences with the product, product sampling and distribution restrictions, complying with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations (i.e., "off-label use") and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. If there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or BLA supplement, which may require the applicant to develop additional data or conduct additional pre-clinical studies and clinical trials. The FDA may also place other conditions on approvals including the requirement for a REMS to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

          FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMPs. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of conditions that violate these rules, including failure to conform to cGMPs, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved BLA, including voluntary recall.

          Once an approval or clearance of a drug is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

  •
  restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

  •
  fines, warning letters or other enforcement-related letters or clinical holds on post-approval clinical trials;

  •
  refusal of the FDA to approve pending BLAs or supplements to approved BLAs, or suspension or revocation of product approvals;

  •
  product seizure or detention, or refusal to permit the import or export of products;

  •
  injunctions or the imposition of civil or criminal penalties; and

  •
  consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

Biosimilars and Exclusivity

          An abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009, or BPCIA, as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the Affordable Care Act. This amendment to the PHSA, in part, attempts to minimize duplicative testing. To date, the FDA has approved a number of biosimilars, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining its approach to reviewing and approving biosimilars.

          Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, must be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. Complexities associated with the larger, and often more complex, structure of biological products as compared to small molecule drugs, as well as the processes by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.

          A reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. "First licensure" typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a supplement for the reference product for a subsequent application filed by the same sponsor or manufacturer of the reference product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the "first licensure" of a biological product is determined on a case-by-case basis with data submitted by the sponsor.

          The BPCIA is complex and only beginning to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation and meaning of the BPCIA is subject to significant uncertainty.

U.S. Patent Term Restoration

          Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended, the extension must be based on the first approval for the product, and the extension cannot extend the total patent term beyond fourteen years from approval. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner.

European Union Drug Development, Review and Approval

          In the European Union, our product candidates also may be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained.

          Similar to the United States, the various phases of pre-clinical and clinical research in the European Union are subject to significant regulatory controls.

          The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP, and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an IMPD (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents. All suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the competent national authority and the Ethics Committee of the Member State where they occurred.

          In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted. The Regulation is anticipated to come into application in 2019. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by currently applicable provisions until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial.

          The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the "EU portal"; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.

          To obtain a marketing authorization of a drug in the European Union, we may submit marketing authorization applications, or MAA, either under the so-called centralized or national authorization procedures.

Centralized Procedure

          The centralized procedure provides for the grant of a single marketing authorization following a favorable opinion by the European Medicines Agency, or EMA, that is valid in all EU member states, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for medicines produced by specified biotechnological processes, products designated as orphan medicinal products, advanced-therapy medicines (such as gene-therapy, somatic cell-therapy or tissue-engineered medicines) and products with a new active substance indicated for the treatment of specified diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions and viral diseases. The centralized procedure is optional for products that represent a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public health. Under the centralized procedure the maximum timeframe for the evaluation of an MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee of Medicinal Products for Human Use, or the CHMP. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is of 150 days, excluding stop-clocks.

National Authorization Procedures

          There are also two other possible routes to authorize medicinal products in several EU countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure:

  •
  Decentralized procedure. Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country of medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure.

  •
  Mutual recognition procedure. In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country. Following this, further marketing authorizations can be sought from other EU countries in a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

European Union Regulatory Exclusivity

          In the European Union, new products authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic applicants from relying on the pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic marketing authorization in the European Union during a period of eight years from the date on which the reference product was first authorized in the European Union. The market exclusivity period prevents a successful generic applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

European Union Orphan Designation and Exclusivity

          The criteria for designating an orphan medicinal product in the European Union, are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. The application for orphan designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the marketing authorization application if the orphan designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

          The ten-year market exclusivity in the European Union may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if:

  •
  the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior;

  •
  the applicant consents to a second orphan medicinal product application; or

  •
  the applicant cannot supply enough orphan medicinal product.

Rest of the World Regulation

          For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from jurisdiction to jurisdiction. Additionally, the clinical trials must be conducted in accordance with cGCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

          If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other Healthcare Laws

          In addition to FDA restrictions on the marketing of pharmaceutical products, other U.S., federal and state healthcare regulatory laws restrict business practices in the pharmaceutical industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, data privacy and security and physician payment and drug pricing transparency laws.

          The U.S. federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting, receiving or providing any remuneration, directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term "remuneration" has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical and medical device manufacturers on the one hand and prescribers, purchasers, formulary managers and beneficiaries on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not meet the requirements of a statutory or regulatory exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the U.S. federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute's intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. The majority of states also have anti-kickback laws, which establish similar prohibitions and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers, or to self-pay patients.

          The federal false claims and civil monetary penalties laws, including the civil False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. A claim includes "any request or demand" for money or property presented to the U.S. government. Actions under the civil False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the civil False Claims Act can result in very significant monetary penalties and treble damages. Several biopharmaceutical, medical device and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies' marketing of products for unapproved (e.g., or off-label), and thus non-covered, uses. In addition, the civil monetary penalties statute imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. Many states also have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

          Violations of fraud and abuse laws, including federal and state anti-kickback and false claims laws, may be punishable by criminal and civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid), disgorgement of profits and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as imprisonment, also can be imposed upon executive officers and employees of such companies. Given the significant size of actual and potential settlements, it is expected that the government authorities will continue to devote substantial resources to investigating healthcare providers' and manufacturers' compliance with applicable fraud and abuse laws.

          The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

          In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and certain other healthcare providers. The Affordable Care Act imposed, among other things, new annual reporting requirements through the Physician Payments

Sunshine Act for covered manufacturers for certain payments and "transfers of value" provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit timely, accurately and completely the required information for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties. Covered manufacturers must submit reports by the 90th day of each subsequent calendar year and the reported information is publicly made available on a searchable website. In addition, certain states require implementation of compliance programs and compliance with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, impose restrictions on marketing practices and/or require the tracking and reporting of marketing expenditures and pricing information as well as gifts, compensation and other remuneration or items of value provided to physicians and other healthcare professionals and entities.

          We may also be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the Final HIPAA Omnibus Rule published on January 25, 2013, impose specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH made HIPAAs security standards directly applicable to "business associates," defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity, although it is unclear that we would be considered a "business associate" in the normal course of our business. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same requirements, thus complicating compliance efforts.

          Similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals, may apply to us to the extent that any of our product candidates, once approved, are sold in a country other than the United States.

          Because of the breadth of these laws and the narrowness of their exceptions and safe harbors, it is possible that business activities can be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

          Ensuring that business arrangements with third parties comply with applicable healthcare laws and regulations is costly and time consuming. If business operations are found to be in violation of any of the laws described above or any other applicable governmental regulations a pharmaceutical manufacturer may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement of profits, individual imprisonment, exclusion from governmental funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of operations, any of which could adversely affect a pharmaceutical manufacturer's ability to operate its business and the results of its operations.

Coverage, Pricing and Reimbursement

          Significant uncertainty exists as to the coverage and reimbursement status of any biological products for which we obtain regulatory approval. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded drug and biologic products. In the United States and markets in other countries, patients who are prescribed products generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Providers and patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. If approved, sales of our product candidates will depend, in part, on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities, managed care plans, private health insurers and other organizations.

          In the United States, the process for determining whether a third-party payor will provide coverage for a biological product typically is separate from the process for setting the price of such product or for establishing the reimbursement rate that the payor will pay for the product once coverage is approved. With respect to biologics, third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the FDA-approved products for a particular indication, or place products at certain formulary levels that result in lower reimbursement levels and higher cost-sharing obligation imposed on patients. A decision by a third-party payor not to cover our product candidates could reduce physician utilization of a product. Moreover, a third-party payor's decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable a manufacturer to maintain price levels sufficient to realize an appropriate return on its investment in product development. Additionally, coverage and reimbursement for products can differ significantly from payor to payor. One third-party payor's decision to cover a particular medical product does not ensure that other payors will also provide coverage for the medical product, or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process usually requires manufacturers to provide scientific and clinical support for the use of their products to each payor separately and is a time-consuming process.

          As noted above, the marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide coverage and adequate reimbursement. An increasing emphasis on cost containment measures in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost-effectiveness of pharmaceutical products, in addition to questioning safety and efficacy. If third-party payors do not consider a product to be cost-effective compared to other available therapies, they may not cover that product after FDA approval or, if they do, the level of payment may not be sufficient to allow a manufacturer to sell its product at a profit.

          In addition, in many foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. In the European Union, governments influence the price of products through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed to by the government. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. The downward pressure on healthcare costs in general, particularly prescription products, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross border imports from low-priced markets exert a commercial pressure on pricing within a country.

Healthcare Reform and Potential Changes to Healthcare Laws

          The FDAs and other regulatory authorities' policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. For example, in December 2016, the 21st Century Cures Act, or Cures Act, was signed into law. The Cures Act, among other things, is intended to modernize the regulation of drugs and devices and to spur innovation, but its ultimate implementation is uncertain. In addition, in August 2017, the FDA Reauthorization Act was signed into law, which reauthorized the FDAs user fee programs and included additional drug and device provisions that build on the Cures Act. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we otherwise may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

          A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products and services, implementing reductions in Medicare and other healthcare funding and applying new payment methodologies. For example, in March 2010, the Affordable Care Act was enacted, which, among other things, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; introduced a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care plans; imposed mandatory discounts for certain Medicare Part D beneficiaries as a condition for manufacturers' outpatient drugs coverage under Medicare Part D; subjected drug manufacturers to new annual fees based on pharmaceutical companies' share of sales to federal healthcare programs; imposed a new federal excise tax on the sale of certain medical devices; created a new Patient Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; created the Independent Payment Advisory Board, which, once empaneled, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for prescription drugs; and established a Center for Medicare Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending.

          Since its enactment, there have been judicial and Congressional challenges to certain aspects of the Affordable Care Act, and we expect there will be additional challenges and amendments to the Affordable Care Act in the future. The current Presidential administration and members of the U.S. Congress have indicated that they may continue to seek to modify, repeal or otherwise invalidate all, or certain provisions of, the Affordable Care Act. Most recently, the Tax Cuts and Jobs Acts was enacted, which, among other things, removes penalties for not complying with the individual mandate to carry health insurance. It is uncertain the extent to which any such changes may impact our business or financial condition.

          In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act to reduce healthcare expenditures. These changes include the Budget Control Act of 2011, which, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year and that will remain in effect through 2025 unless additional action is taken by Congress; and the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. More recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for pharmaceutical and biologic products.

          Individual states in the United States have become increasingly active in passing legislation and implementing regulations designed to control biotechnology and pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

          We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services.

Employees

          As of March 31, 2018, we had 47 employees.

Facilities

          Our U.S. headquarters are located in Lexington, Massachusetts, where Kiniksa US has leased approximately 25,067 square feet of office space, under a lease which expires in July 2021. We believe that our offices are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Legal Proceedings

          We are not subject to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth the name and position of each of our executive officers and directors and their ages as of the date of this prospectus.

Name	Age	Position

Executive Officers:
Sanj K. Patel	48	Chief Executive Officer and Chairman of the Board
Stephen Mahoney	47	President and Chief Operating Officer
Chris Heberlig	43	Chief Financial Officer
John F. Paolini, M.D., Ph.D.	53	Chief Medical Officer
Thomas Beetham	48	Chief Legal Officer
Directors:
Felix J. Baker, Ph.D.	49	Director
Stephen R. Biggar, M.D., Ph.D.	47	Director
Thomas R. Malley	49	Director
Tracey L. McCain	50	Director
Kimberly J. Popovits	59	Director
Barry D. Quart, Pharm.D.	61	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers

          Sanj K. Patel has served as our Chief Executive Officer and Chairman of our board of directors since our formation in July 2015. In June 2008, Mr. Patel founded Synageva BioPharm Corp., or Synageva, a biotechnology company focused on rare diseases, where he acted as President and Chief Executive Officer until its sale to Alexion Pharmaceuticals in June 2015. Prior to Synageva, Mr. Patel held various roles at Genzyme Corporation from 1999 to 2008, most recently as head of U.S. Sales, Marketing and Commercial Operations for the Genzyme Therapeutics franchise, or Genzyme. Mr. Patel is a member of the board of directors of Syros Pharmaceuticals and BioCryst Pharmaceuticals, and, from 2013 to 2015, sat on the board of directors of Intercept Pharmaceuticals. He is also the founder and director of the Sanj K. Patel and Family Foundation, a philanthropic organization that supports charities for patients with rare and devastating diseases. Mr. Patel holds a B.Sc. with Honors from the University of the South Bank, London and completed his management and business studies at Ealing College, London and his Pharmacology research program at the Wellcome Foundation. We believe that Mr. Patel is qualified to serve on our board of directors due to his extensive business, sales and product development experience in the biotechnology industry.

          Stephen Mahoney has served as our Chief Operating Officer since our formation in July 2015 and as our President since June 2017. Prior to serving as our Chief Operating Officer, Mr. Mahoney held various roles at Synageva from 2012 to 2015, most recently as Chief Commercial Officer, where he was responsible for Synageva's global commercial operations. Mr. Mahoney was also responsible for areas such as Global Sales Operations & Business Analytics, Commercial Supply Chain and Logistics, Global Procurement, Patient Services, Sales Training and Legal and Corporate Development. Prior to Synageva, Mr. Mahoney held various roles at Genzyme from 2003 to 2012, most recently as the Regional Legal Director for the Asia Pacific region, where he was responsible for legal and healthcare compliance issues for multiple business units. Mr. Mahoney holds an M.B.A. from Boston College's Carroll School of Management, a J.D. from Boston College Law School and a B.A. from Colorado College.

          Chris Heberlig has served as our Chief Financial Officer since our formation in July 2015. Prior to serving as our Chief Financial Officer, Mr. Heberlig held various roles at Synageva from 2008 to 2015, most recently serving as Senior Vice President of Finance and Business Operations. At Synageva, he led strategic tax planning, including overseeing the transfer of tax and intellectual property assets to Europe, and was responsible for global financial operations, facilities, as well as program management. Mr. Heberlig holds an M.B.A. from Boston University School of Management and a B.A. from St. Lawrence University. Mr. Heberlig is also a Certified Public Accountant.

          John F. Paolini, M.D., Ph.D., has served as our Chief Medical Officer since August 2016. From August 2015 to August 2016, Dr. Paolini was Clinical Research Head of the Cardiovascular and Metabolic Diseases Research Unit at Pfizer Inc., a pharmaceutical company, where he was responsible for bringing forward programs from pre-clinical through early clinical development and proof of concept. Prior to Pfizer, from August 2011 to July 2015, Dr. Paolini served as Chief Medical Officer of Cerenis Therapeutics, a biotechnology company focused on cardiovascular and metabolic diseases, where he was responsible for designing and executing clinical trials and regulatory strategy for a portfolio of products. Dr. Paolini holds an M.D., Ph.D. from Duke University School of Medicine and a B.A. and a Bachelor of Science, or B.S., from Tulane University, and completed his internship, residency and fellowship in Internal Medicine and Cardiology from Brigham and Women's Hospital, Boston.

          Thomas Beetham has served as our Chief Legal Officer since our formation in July 2015 and is also responsible for corporate development. Prior to serving as our Chief Legal Officer, Mr. Beetham was the Chief Legal Officer and Senior Vice President of Corporate Development for Synageva from October 2013 to June 2015. At Synageva, in addition to leading the legal department, Mr. Beetham was responsible for business development activities. Prior to joining Synageva, from October 2011 to October 2013, Mr. Beetham was the General Legal Counsel for New England Biolabs, Inc., a reagent supplier for genomic research, where he was responsible for legal matters and a member of Biolabs' global business development team. Before Synageva, Mr. Beetham was at Genzyme from September 2004 to October 2013, most recently as the lead corporate attorney responsible for Genzyme's hematology/oncology and multiple sclerosis products, and from September 1999 to September 2004 was a corporate and transactional attorney with the law firm of Palmer & Dodge, LLP. Mr. Beetham holds an M.B.A. from Boston College's Carroll School of Management, a J.D. from Boston College Law School and a B.A. from the University of Rochester.

Directors

          Felix J. Baker, Ph.D., has served as our lead director and on our board of directors since October 2015. Since 2000, Dr. Baker has been a Co-Managing Member of Baker Bros. Advisors LP, or Baker Brothers, an investment advisor focused on investments in life science and biotechnology companies. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker currently serves on the boards of directors of Alexion Pharmaceuticals, Genomic Health, Inc. and Seattle Genetics, Inc. and previously served on the board of directors of Synageva. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. We believe Dr. Baker is qualified to serve on our board of directors due to his extensive experience in the biotechnology industry and experience working with and serving on the boards of directors of numerous biotechnology and pharmaceutical companies.

          Stephen R. Biggar, M.D., Ph.D., has served as a member of our board of directors since October 2015. Since 2000, Dr. Biggar has been a partner at Baker Brothers. Dr. Biggar is currently Chairman of the board of directors of ACADIA Pharmaceuticals, serves on the board of Vivelix Pharmaceuticals, Ltd. and previously served on the board of directors of Synageva. Dr. Biggar holds an M.D. and a Ph.D. in Immunology from Stanford University and a BS in Genetics from the University of Rochester. We believe Dr. Biggar is qualified to serve on our board of directors due to his experience in the biotechnology industry, his medical and scientific training and experience working with and serving on the boards of directors of numerous biotechnology and pharmaceutical companies.

          Thomas R. Malley has served as a member of our board of directors since December 2016. Since May 2007, Mr. Malley has served as the President of Mossrock Capital, LLC, a private investment firm. Mr. Malley serves on the boards of directors of BeiGene, Ltd. and Kura Oncology, Inc, and previously served on the boards of directors of OvaScience, Inc., Cougar Biotechnology, Puma Biotechnology and Synageva. Mr. Malley holds a B.S. degree in Biology from Stanford University. We believe Mr. Malley is qualified to serve on our board of directors due to his experience working in the biopharmaceutical industry and experience working with and serving on the boards of directors of numerous biotechnology and pharmaceutical companies.

          Tracey L. McCain has served as a member of our board of directors since February 2018. Since September 2016, Ms. McCain has served as Executive Vice President and Chief Legal and Compliance Officer of Blueprint Medicine Corporation, or Blueprint, a biotechnology company. Prior to Blueprint, from January 2016 to September 2016, Ms. McCain was Senior Vice President and Head of Legal for Sanofi Genzyme, a global business unit of Sanofi,. Between joining Genzyme in May 1997 to January 2016, Ms. McCain held various roles at Genzyme, including as General Counsel following Genzyme's acquisition by Sanofi in 2011. Ms. McCain holds a J.D. from Columbia University School of Law and a B.A. from the University of Pennsylvania. We believe Ms. McCain is qualified to sit on our board of directors due to her experience working with numerous biotechnology and pharmaceutical companies.

          Kimberly J. Popovits has served as a member of our board of directors since February 2018. Since 2009, Ms. Popovits has served as the Chief Executive Officer of Genomic Health, Inc., and since 2012, has served as the Chairman of the board of directors Ms. Popovits also serves on the board of directors of MyoKardia, Inc., and previously sat on the board of directors of ZS Pharma Inc. Ms. Popovits holds a B.A degree in Business from Michigan State University. We believe Ms. Popovits is qualified to sit on our board of directors due to her experience working with and serving on the boards of directors of numerous biotechnology and pharmaceutical companies.

          Barry D. Quart, Pharm.D., has served as a member of our board of directors since October 2015. Since 2013, Dr. Quart has served as the Chief Executive Officer and on the board of directors of Heron Therapeutics, Inc., or Heron, a biotechnology company. In 2006, Dr. Quart co-founded Ardea Biosciences, Inc., a biotechnology company, and served as its President and Chief Executive Officer, and on its board of directors, from its inception through May 2013. Dr. Quart previously served on the board of directors of Synageva. Dr. Quart holds a Pharm.D. degree from the University of California, San Francisco. We believe Dr. Quart is qualified to serve on our board of directors due to his extensive management experience in the biotechnology industry and his experience developing pharmaceutical products.

Family Relationships

          There are no family relationships between our board of directors and our executive officers.

Board Composition

          Our board of directors is currently comprised of seven members. The members of our board of directors were elected in compliance with the provisions of the voting agreement among us and our major shareholders. The voting agreement will terminate upon the closing of this offering, and we will have no further contractual obligations regarding the election of our directors. Our directors hold office until the shareholders shall determine or, in the absence of such a determination, until the next annual general meeting or until their successors have been elected or appointed or their office is otherwise vacated.

          Our amended and restated bye-laws that will become effective upon the closing of this offering provide that the authorized number of directors may be changed only by resolution of our board of directors. Our amended and restated bye-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our shareholders would be entitled to cast in an annual general election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

          In accordance with the terms of our amended and restated bye-laws that will become effective upon the closing of this offering, our board of directors will be divided into three classes, Class I, Class II and Class III. At the first general meeting of shareholders following this offering, each Class I director shall be elected for a three-year initial term of office, each Class II director shall be elected for a two-year initial term of office, and each Class III director shall be elected for a one-year initial term of office. Thereafter, members of each class shall serve three-year terms. Upon the closing of this offering, the members of the classes will be divided as follows:

  •
  the Class I directors will be                  and                  ;

  •
  the Class II directors will be                  and                  ; and

  •
  the Class III directors will be                  ,                   and                  .

          Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of shareholders in the year in which their term expires.

          We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

          In selecting board members for nomination, our board may consider many factors, such as personal and professional integrity; experience in corporate management, such as serving as an officer or former officer of a pharmaceutical or biotechnology company; experience as a board member or executive officer of another publicly-held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience.

Director Independence

          Our board of directors has determined that, of our seven directors,                   ,                   and                  do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the rules of The Nasdaq Stock Market LLC. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

          Our board of directors is currently chaired by our Chief Executive Officer, Sanj K. Patel, and our lead director is Felix J. Baker, Ph.D. Our corporate governance guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

Role of the Board in Risk Oversight

          One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.

Board Committees

          Our board of directors has established three standing committees — audit, compensation and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Upon our listing on Nasdaq, each committee's charter will be available under the Corporate Governance section of our website at www.kiniksa.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

          The audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

  •
  overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

  •
  reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  coordinating our board of directors' oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

  •
  discussing our risk management policies;

  •
  meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

  •
  reviewing and approving or ratifying any related person transactions; and

  •
  preparing the audit committee report required by SEC rules.

The members of our audit committee are                  ,                   and                  .                   serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable listing rules of Nasdaq. Our board of directors has determined that                  and                  meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. Our board of directors has determined that                  is an "audit committee financial expert" as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.

Compensation Committee

          The compensation committee's responsibilities include:

  •
  reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

  •
  overseeing and administering our cash and equity incentive plans;

  •
  reviewing and making recommendations to our board of directors with respect to director compensation;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis" to the extent required; and

  •
  preparing the annual compensation committee report required by SEC rules, to the extent required.

The members of our compensation committee are                  ,                   and                  .                   serves as the chairperson of the committee. Our board of directors has determined that each of                  ,                   and                  is independent under the applicable Nasdaq rules, including the Nasdaq rules specific to membership on the compensation committee and is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

          The nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become board members;

  •
  recommending to our board of directors the persons to be nominated for election as directors and to each board committee; and

  •
  overseeing a periodic evaluation of our board of directors.

The members of our nominating and corporate governance committee are                  ,                   and                  .                   serves as the chairperson of the committee. Our board of directors has determined that                  ,                   and                  are independent under the applicable Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

          No member of our compensation committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the fiscal year ended December 31, 2017.

Code of Ethics and Code of Conduct

          We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon our listing on Nasdaq, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.kiniksa.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

          This section discusses the material components of the executive compensation program for our executive officers who are named in the "2017 Summary Compensation Table" below. In 2017, our "named executive officers" and their positions were as follows:

  •
  Sanj K. Patel, our Chief Executive Officer and Chairman of the Board of Directors;

  •
  Stephen Mahoney, our President and Chief Operating Officer; and

  •
  John F. Paolini, M.D., Ph.D., our Chief Medical Officer.

          This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2017 Summary Compensation Table

          The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2017.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

Sanj K. Patel	2017	700,000	644,950	140,000	10,800	1,495,750
Chief Executive Officer and Chairman of the Board
Stephen Mahoney	2017	405,000	219,629	81,000	10,800	716,429
President and Chief Operating Officer
John F. Paolini, M.D., Ph.D.	2017	380,000	275,358	114,000	10,800	780,158
Chief Medical Officer

(1)
Amounts reflect the full grant-date fair value of share options granted during 2017 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards in Note 8 to our consolidated financial statements included in this prospectus.

(2)
Amount shown represents 401(k) matching contributions. For additional information, refer to the discussion in the "Narrative Disclosure to Summary Compensation Table" below under the heading "— Other Elements of Compensation — Retirement Plans."

Narrative Disclosure to Summary Compensation Table

          The primary elements of compensation for our named executive officers are base salary, annual performance bonuses and long-term equity-based compensation awards. The named executive officers also generally participate in employee benefit plans and programs that we offer to our other full-time employees on the same basis.

2017 Salaries

          We pay our named executive officers a base salary that is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salaries for our named executive officers generally have been set at levels deemed necessary to attract and retain the named executive officers and were originally established in each named executive officer's employment agreement or offer letter. The following table shows the annual base salaries for 2017 of our named executive officers:

Name	2017 Annual Base Salary ($)

Sanj K. Patel	700,000
Stephen Mahoney	405,000
John F. Paolini, M.D., Ph.D.	380,000

2017 Bonuses

          We offer our named executive officers the opportunity to earn annual performance bonuses to compensate them for attaining short-term company and individual goals as approved by our board of directors. For 2017, performance bonuses were based on attaining corporate goals relating to the overall business, including development of KPL-716, business development, intellectual property protection, supply chain requirements, key employee retention and recruitment, capitalization and cost and expense control and operational compliance. The 2017 target bonus amounts for our named executive officers, expressed as percentages of their respective annual base salaries, were 10% for Mr. Patel, 10% for Mr. Mahoney and 30% for Dr. Paolini.

          In December 2017, our board of directors met to review performance against the 2017 bonus goals and approved cash bonuses for the named executive officers in the amounts set forth in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table above.

Equity Compensation

          We generally offer share options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Share options allow our employees to purchase our Class A common shares at a price equal to the fair market value per Class A common share on the date of grant, as determined by the board of directors. In 2017, our named executive officers were granted the share options set forth in the table below. The options vest over four years from the applicable grant date with 25% of the option vesting on the first anniversary of the grant date and 2.0833% of the shares vesting monthly for three years thereafter.

Named Executive Officer	2017 Option Awards Granted

Sanj K. Patel	704,863
Stephen Mahoney	240,032
John F. Paolini, M.D., Ph.D.	300,938

          These options were issued under our 2015 Stock Incentive Plan, or the 2015 Plan, with exercise prices equal to the fair market value of our Class A common shares on the date of grant, as determined by the board of directors, and subject to our standard vesting schedule described above.

          In connection with this offering, we intend to adopt a 2018 Incentive Award Plan, or the 2018 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants and to enable us to obtain and retain services of these individuals, which we believe is essential to our long-term success. We expect that the 2018 Plan will be effective on the day prior to the first public trading date of our Class A common shares, subject to approval of such plan by our shareholders. Following the effective date of the 2018 Plan, we will not make any further grants under our 2015 Plan. However, the 2015 Plan will continue to govern the terms and conditions of the outstanding awards granted under it. For additional information about the 2015 Plan and the 2018 Plan, please see the section titled "Executive Compensation Plans" below.

Other Elements of Compensation

  Retirement Plans

          We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We provide matching contributions of 100% of the first 3% of each participant's salary contributed, plus 50% for each of the next 2% contributed. Employee contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employees are immediately and fully vested in their own contributions and the employer match. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

  Employee Benefits and Perquisites

          All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, a healthcare spending account, a dependent care flexible spending account, short-term and long-term disability insurance and life insurance to the same extent as our other full-time employees generally, subject to the terms and eligibility requirements of those plans.

  No Tax Gross-Ups

          We do not make gross-up payments to cover our named executive officers' personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

 Outstanding Equity Awards at 2017 Fiscal Year-End

          The following table summarizes the number of Class A common shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2017.

		Option Awards

Name	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date

Sanj K. Patel	8/1/2015	802,941	573,530	0.58	12/15/2025
	6/28/2017	—	704,863	1.39	6/28/2027
Stephen Mahoney	8/1/2015	200,735	143,382	0.58	12/15/2025
	6/28/2017	—	240,032	1.39	6/28/2027
John F. Paolini, M.D., Ph.D.	8/15/2016	207,271	414,541	0.68	9/13/2026
	6/28/2017	—	300,938	1.39	6/28/2027

(1)
The options vest over a four-year period with 25% of the shares vesting on the first anniversary of the corresponding vesting start date, and 2.0833% of the shares vesting monthly for three years thereafter. Pursuant to each named executive officer's employment agreement in effect on December 31, 2017, in the event of a termination of employment by the Company without Cause or a result of the named executive officer's death, disability or resignation for Good Reason (as such capitalized terms are defined in their respective employment agreements), Mr. Mahoney and Dr. Paolini are entitled to accelerated vesting of all of their then-unvested Company equity or equity-based awards that would have, absent termination, become vested within 12 months following termination, and Mr. Patel is entitled to accelerated vesting of all of his then-unvested equity or equity-based awards that would have, absent termination, become vested within 18 months following termination. In addition, in the event of a change in control (as defined in the applicable option award agreement), each named executive officer will become immediately 100% fully vested in the named executive officer's option to the extent that such award is not assumed or substituted.

Executive Compensation Arrangements

          In connection with this offering, we intend to enter into new employment agreements with our named executive officers that will supersede their current employment agreements or to amend their existing employment agreements. The new or amended employment agreements will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The material terms of those arrangements are not currently known and will be described in this prospectus once finally determined.

Director Compensation

          Directors who are also our employees or who are affiliated with one of our principal shareholders do not receive compensation for their service as directors. Our non-employee directors have historically received a cash payment of $10,000 per year, paid quarterly, and awards of our share options as compensation for their service as directors.

          We intend to approve and implement a new compensation program for our directors that will become effective on the effectiveness of the registration statement of which this prospectus is a part. The terms of this program are not yet known.

 2017 Director Compensation Table

          The following table sets forth in summary form information concerning the compensation that was earned by or paid to each of our non-employee directors during the year that ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

Felix J. Baker, Ph.D.	—	—	—
Stephen R. Biggar, M.D., Ph.D.	—	—	—
Thomas R. Malley	10,000	68,625	78,625
Barry D. Quart, Pharm.D	10,000	68,625	78,625

(1)
Amounts reflect the full grant-date fair value of share options granted during 2017 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards in Note 8 to our consolidated financial statements included in this prospectus.

The following table sets forth the aggregate numbers of share options (exercisable and unexercisable) held as of December 31, 2017 by our non-employee directors as of December 31, 2017. Refer to our Outstanding Equity Awards at 2017 Fiscal Year End table for information regarding equity awards held by Mr. Patel as of December 31, 2017.

Name	Option Awards (#)

Felix J. Baker, Ph.D.	—
Stephen R. Biggar, M.D., Ph.D.	—
Thomas R. Malley	135,000
Barry D. Quart, Pharm.D	135,000

Executive Compensation Plans

          The following summarizes the material terms of the long-term incentive compensation plans in which our named executive officers and directors will be eligible to participate following the consummation of this offering, and the 2015 Plan, under which we have previously made periodic grants of equity and equity-based awards to our named executive officers and directors.

2015 Equity Incentive Plan

          Our board of directors and shareholders have approved the 2015 Plan, under which we may grant share options, share grants and share-based awards to employees, directors and consultants. We have reserved a total of 13,099,614 of our Class A common shares for issuance under the 2015 Plan. Following the effectiveness of the 2018 Plan, we will not make any further grants under the 2015 Plan and as of the date of this prospectus, only share options are outstanding under the plan. However, the 2015 Plan will continue to govern the terms and conditions of the outstanding awards granted under it. Our Class A common shares subject to awards granted under the 2015 Plan that are forfeited, lapse unexercised or are settled in cash and which following the effective date of the 2018 Plan are not issued under the 2015 Plan will be available for issuance under the 2018 Plan.

          Administration.    Our board of directors administers the 2015 Plan and has the authority to interpret the provisions of the 2015 Plan and awards outstanding thereunder, to make all rules and determinations which it deems necessary or advisable for the administration of the 2015 Plan, to determine which employees, directors and consultants will be granted awards, to determine the number of shares for which awards will be granted, to specify the terms and conditions upon which awards can be granted, to specify the terms and conditions of award agreements under the 2015 Plan, and to make all other determinations in the judgment of the board of directors that are necessary and desirable for the administration of the 2015 Plan. The board of directors may delegate its authority under the 2015 Plan to a committee. Following the effectiveness of this offering, we anticipate that the board of directors will delegate its general administrative authority under the 2015 Plan to its Compensation Committee.

          Types of Awards.    The 2015 Plan provides for the grant of share options, including share options intended to qualify as incentive stock options, or ISOs, under the U.S. Internal Revenue Code of 1986, as amended, or the Code, share grants and share-based awards to employees, directors and consultants of the company or its affiliates, except that share options intended to qualify as ISOs may only be granted to employees who are residents of the United States.

          Certain Transactions.    If certain changes are made in, or events occur with respect to, our Class A common shares, the 2015 Plan and outstanding awards will be adjusted in the class, number and, as applicable, exercise price of securities as determined by the board of directors. In the event of certain corporate transactions of our company, including an amalgamation, consolidation, merger or sale of all or substantially all of our assets, our board or the board of directors of any corporation assuming the obligations under the 2015 Plan, may, in its discretion, take any one or more of the following actions, as to some or all options or share-based awards outstanding under the 2015 Plan (and need not take the same action as to each such option or share-based award): (i) make appropriate provisions for the continuation of options by substituting on an equitable basis for the shares then subject to options either the consideration payable with respect to the outstanding Class A common shares or securities of any successor or acquiring entity; (ii) upon written notice to the participants, provide that the options will terminate unless they are exercised within a specified number of days of the date of such notice; (iii) terminate the options in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of Class A common shares into which such option would have been exercisable, less the aggregate exercise price; (iv) make appropriate provision for the continuation of such share grants on the same terms and conditions by substituting on an equitable basis for the shares then subject to the share grants either the consideration payable with respect to such outstanding shares in connection with the transaction or securities of any successor or acquiring entity; and (v) provide that, upon consummation of the transaction, each outstanding share grant shall be terminated in exchange for a payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of Class A common shares comprising the share grant.

          Amendment and Termination.    The board of directors may terminate, modify or amend the 2015 Plan from time to time, provided that any amendment or modification may not adversely affect the rights of a holder of an outstanding award without such holder's consent. The board of directors may amend or modify the 2015 Plan and any outstanding ISOs to the extent necessary to qualify any or all such options for favorable federal income tax treatment; however, any amendment approved by the board of directors which is determined to be of a scope that requires shareholder approval will be subject to obtaining such approval before taking effect.

2018 Incentive Award Plan

          Effective the day prior to the first public trading date of our Class A common shares, we intend to adopt and ask our shareholders to approve the 2018 Plan, under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, retain and motivate the persons who make important contributions to our company. The material terms of the 2018 Plan are summarized below.

  Eligibility and Administration

          Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2018 Plan. The 2018 Plan will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to the limitations imposed under the 2018 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2018 Plan, to interpret the 2018 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2018 Plan as it deems advisable. The plan administrator will also have the authority to grant awards determine which eligible service providers receive awards, and set the terms and conditions of all awards under the 2018 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2018 Plan.

  Shares Available for Awards

          An aggregate of                  Class A common shares will initially be available for issuance under the 2018 Plan. The number of Class A common shares initially available for issuance will be increased by an annual increase on January 1 of each calendar year beginning in 2019 and ending in and including 2028, equal to the lesser of (A)              % of the Class A common shares outstanding on the final day of the immediately preceding calendar year and (B) a smaller number of our Class A common shares determined by our board of directors. No more than                  Class A common shares may be issued under the 2018 Plan upon the exercise of ISOs. Shares issued under the 2018 Plan may be designated but unissued shares, shares purchased on the open market or treasury shares.

          If an award under the 2018 Plan or the 2015 Plan, expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the 2018 Plan. Awards granted under the 2018 Plan in substitution for any options or other share or share-based awards granted by an entity before the entity's merger or consolidation with us or our acquisition of the entity's property or shares will not reduce the shares available for grant under the 2018 Plan, but may count against the maximum number of shares that may be issued upon the exercise of ISOs.

  Awards

          The 2018 Plan provides for the grant of options to purchase shares, including ISOs, non-qualified stock options, or NSOs, share appreciation rights, or SARs, restricted shares, dividend equivalents, restricted share units, or RSUs, and other share or cash based awards. Certain awards under the 2018 Plan may constitute or provide for payment of "nonqualified deferred compensation" under Section 409A of the Code. All awards under the 2018 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

  •
  Share Options and SARs.  Share options provide for the purchase of our Class A common shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a share option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a share option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

  •
  Restricted Shares and RSUs.  Restricted shares are an award of nontransferable Class A common shares that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver Class A common shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid our Class A common shares prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted shares and RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2018 Plan.

  •
  Other Share or Cash Based Awards.  Other share or cash based awards are awards of cash, fully vested Class A common shares and other awards valued wholly or partially by referring to, or otherwise based on, our Class A common shares or other property. Other share or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other share or cash based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

  Certain Transactions

          In connection with certain corporate transactions and events affecting our Class A common shares, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2018 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2018 Plan and replacing or terminating awards under the 2018 Plan. In addition, in the event of certain non-reciprocal transactions with our shareholders, the plan administrator will make equitable adjustments to the 2018 Plan and outstanding awards as it deems appropriate to reflect the transaction.

  Plan Amendment and Termination

          Our board of directors may amend or terminate the 2018 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2018 Plan, may materially and adversely affect an award outstanding under the 2018 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. Further, the plan administrator cannot, without the approval of our shareholders, amend any outstanding share option or SAR to reduce its price per share other than in the context of corporate transactions or equity restructurings, as described above. The 2018 Plan will remain in effect until the tenth anniversary of the earlier of the date that our board of directors or our shareholders approve the 2018 Plan, unless earlier terminated by our board of directors. No awards may be granted under the 2018 Plan after its termination.

  Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

          The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy, the 2018 Plan or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2018 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator's consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2018 Plan and exercise price obligations arising in connection with the exercise of share options under the 2018 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, our Class A common shares that meet specified conditions, a promissory note, a "market sell order," such other consideration as the plan administrator deems suitable or any combination of the foregoing.

2018 Employee Stock Purchase Plan

          Effective the day prior to the first public trading date of our Class A common shares, we intend to adopt and to ask our shareholders to approve the 2018 Employee Stock Purchase Plan, or the 2018 ESPP. The material terms of the 2018 ESPP are summarized below.

  Shares Available for Awards; Administration

          A total of             Class A common shares will initially be reserved for issuance under the 2018 ESPP. In addition, the number of Class A common shares available for issuance under the 2018 ESPP will be annually increased on January 1 of each calendar year beginning in 2019 and ending in and including 2028, by an amount equal to the lesser of (A)             % of the shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors, provided that no more than             Class A common shares may be issued under the 2018 ESPP. Our board of directors or a committee of our board of directors will administer and will have authority to interpret the terms of a 2018 ESPP and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the 2018 ESPP.

  Eligibility

          Our employees are eligible to participate in the 2018 ESPP if they are customarily employed by us or a participating subsidiary for more than twenty hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase shares under our 2018 ESPP if the employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of our shares.

  Grant of Rights

          The 2018 ESPP is intended to qualify under Section 423 of the Code and shares will be offered under the 2018 ESPP during offering periods. The length of the offering periods under the 2018 ESPP will be determined by the plan administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in the offering period. Offering periods under the 2018 ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

          The 2018 ESPP permits participants to purchase our Class A common shares through payroll deductions of up to a specified percentage of their eligible compensation. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which, in the absence of a contrary designation, will be 25,000 shares. In addition, no employee will be permitted to accrue the right to purchase shares under the 2018 ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our Class A common shares as of the first day of the offering period).

          On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our Class A common shares. The option will expire at the end of the applicable offering period, and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, will be 85% of the lower of the fair market value of our Class A common shares on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the 2018 ESPP at any time not later than a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of our Class A common shares. Participation ends automatically upon a participant's termination of employment.

          A participant may not transfer rights granted under the 2018 ESPP other than by will or the laws of descent and distribution.

  Certain Transactions

          In the event of certain non-reciprocal transactions or events affecting our Class A common shares, the plan administrator will make equitable adjustments to the 2018 ESPP and outstanding rights. In the event of certain unusual or non-recurring events or transactions, including a change in control, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares subject to outstanding rights, (4) the use of participants' accumulated payroll deductions to purchase shares on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

  Plan Amendment

          The plan administrator may amend, suspend or terminate the 2018 ESPP at any time. However, shareholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the 2018 ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the 2018 ESPP or changes the 2018 ESPP in any manner that would cause the 2018 ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

          The following includes a summary of transactions since our inception in July 2015 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our share capital or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under "Executive and Director Compensation." We also describe below certain other transactions with our directors, executive officers and shareholders.

Preferred Share Financings

Series A Preferred Share Financing

          In October 2015, we issued and sold an aggregate of 21,937,521 Series A Preferred Shares, and in September 2016 we sold an additional 24,862,523 Series A Preferred Shares to new investors and certain of our directors and executive officers at a price of $1.7094 per share, resulting in aggregate gross proceeds of $80.0 million.

Series B Preferred Share Financing

          In March 2017, we issued and sold an aggregate of 15,731,175 Series B Preferred Shares to new investors, existing investors, a director and an executive officer at a price of $2.5427 per share, resulting in aggregate gross proceeds of $40.0 million.

Series C Preferred Share Financing

          In February 2018, we issued and sold an aggregate of 34,932,049 Series C Preferred Shares to new investors, existing investors and certain executive officers at a price of $5.7254 per share, resulting in aggregate gross proceeds of $200.0 million.

          The following table sets forth the aggregate number of preferred shares acquired by the listed holders of more than 5% of our share capital or their affiliated entities and certain of our executive officers and directors. Each preferred share identified in the following table will convert into one common share upon the closing of this offering.

Preferred Share Participant	Series A	Series B	Series C

5% or Greater Shareholders(1)
Entities Managed by Baker Bros. Advisors LLP(2)	43,875,042	9,832,068	11,352,918
HH RSV-XVII Holdings Limited	—	3,146,261	8,733,014
Arrowpoint Funds	—	1,573,000	1,222,621
Executive Officers
Sanj K. Patel(3)	1,170,001	196,641	174,760
Stephen Mahoney	292,500	—	17,466
Thomas Beetham	131,625	—	17,466
Chris Heberlig	204,750	—	17,466
Thomas R. Malley(4)	—	196,641	—

(1)
Additional details regarding these shareholders and their equity holdings are provided under the caption "Principal Shareholders."

(2)
667, L.P. and Baker Brothers Life Sciences, L.P. participated in our preferred share financing. See "Principal Shareholders" for additional details.

(3)
Additional details regarding this named executive officer's equity holdings are provided under the caption "Principal Shareholders."

(4)
Mr. Malley's investment was made through his affiliated entity, Mossrock Capital, LLC.

          Our directors, Felix J. Baker, Ph.D. and Stephen R. Biggar, M.D., Ph.D., are associated with 667, L.P. and Baker Brothers Life Sciences, L.P., which beneficially own more than 5% of our share capital.

Investors' Rights Agreement

          In connection with our Series C preferred share financing, we entered into an amended and restated investors' rights agreement, or the investors' rights agreement, with holders of our preferred shares, including certain executive officers, holders of 5% of our share capital and entities affiliated with certain of our directors. The investors' rights agreement, among other things, grants these shareholders specified registration rights with respect to our Class A common shares, including common shares issued or issuable upon conversion of the preferred shares held by them. For more information regarding the registration rights provided in these agreements, please refer to the section entitled "Description of Share Capital — Registration Rights."

Voting Agreement

          In connection with our Series C preferred share financing, we entered into a second amended and restated voting agreement in February 2018, or the voting agreement, with holders of our preferred shares, including certain executive officers, holders of 5% of our share capital and entities affiliated with certain of our directors. Pursuant to the voting agreement, the preferred shareholders agree to elect the following directors to serve as members on our board of directors: Sanj K. Patel, Felix J. Baker, Ph.D, Stephen R. Biggar, M.D., Ph.D, Barry D. Quart, Pharm.D., Thomas R. Malley, Tracey L. McCain and Kimberly J. Popvits. As of the date of this prospectus, each of these directors continues to serve on our board of directors. Pursuant to the voting agreement, Dr. Baker and Dr. Biggar were initially selected to serve on our board of directors as the directors designated by the holders of our preferred shares. Mr. Patel was initially selected to serve on our board of directors in his capacity as our Chief Executive Officer. Dr. Quart, Mr. Malley and Mses. McCain and Popovits were initially selected to serve on our board of directors as independent directors. The voting agreement will terminate upon the closing of this offering, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they have completed their term.

Indemnification Agreements

          We have entered into indemnification agreements with all of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related investment funds) and executive officer to the fullest extent permitted by Bermuda law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of such person's services as a director or executive officer.

Employment Agreements

          In connection with this offering, we intend to enter into new employment agreements with our named executive officers or amend their existing employment agreements. The material terms of those arrangements are not currently known and will be described in this prospectus once finally determined in "Executive and Director Compensation — Executive Compensation Arrangements."

Share Option Grants to Executive Officers and Directors

          We have granted share options to our executive officers and certain of our directors as more fully described in the section entitled "Executive and Director Compensation."

Policies and Procedures for Related Person Transactions

          Our board of directors will adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee considers all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

 PRINCIPAL SHAREHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our Class A common shares, Class A1 common shares, Class B common shares and Class B1 common shares, as of March 31, 2018, and as adjusted to reflect the sale of Class A common shares in this offering, by:

  •
  each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A common shares or Class B common shares (by voting power);

  •
  each of our named executive officers and directors; and

  •
  all of our executive officers and directors as a group.

          The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on                  Class A common shares outstanding,                  Class A1 common shares outstanding,                  Class B common shares outstanding, and                  Class B1 common shares, each as of March 31, 2018 and assumes the conversion of all outstanding preferred shares into                  Class A common shares,                   Class A1 common shares,                   Class B common shares, and                   Class B1 common shares, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, common shares subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2018 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

          Unless noted otherwise, the address of all listed shareholders is c/o Kiniksa Pharmaceuticals Corp., 100 Hayden Avenue, Lexington, Massachusetts 02421. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial Ownership Before the Offering									Beneficial Ownership After the Offering
	Class A common shares		Class A1 common shares†		Class B common shares††		Class B1 common shares†††		% of Total Voting Power Before the Offering	Class A common shares		Class A1 common shares†		Class B common shares††		Class B1 common shares†††		% of Total Voting Power After the Offering
	Shares	%	Shares	%	Shares	%	Shares	%		Shares	%	Shares	%	Shares	%	Shares	%
Name of Beneficial Owner
5% or Greater Shareholders:
Entities Managed by Baker Bros. Advisors LLP(1)
HH RSV-XVII Holdings Limited(2)
Arrowpoint Funds(3)
Named Executive Officers and Directors:
Sanj K. Patel(4)
Stephen Mahoney(5)
John F. Paolini, M.D., Ph.D.(6)
Felix J. Baker, Ph.D.(1)
Stephen R. Biggar, M.D., Ph.D.(1)
Thomas R. Malley(7)
Tracey L. McCain
Kimberly J. Popovits
Barry D. Quart, Pharm.D.(8)
All executive officers and directors as a group (11 persons)(9)

*
Represents beneficial ownership less than 1%.

†
Our Class A1 common shares are convertible into Class A common shares at any time at the option of the holder, with prior notice to us, on a one-for-one basis, unless, as a result of such conversion, the holder and its affiliates would own more than 9.99% of the combined voting power of our outstanding share capital. Accordingly, each holder of Class A1 common shares is deemed to be the beneficial owner of the number of Class A common shares that would result in such holder owning up to 9.99% of the voting power of our outstanding share capital, in addition to any other Class A common shares beneficially owned by such holder.

††
Our Class B common shares are convertible into Class A common shares or Class B1 common shares at any time at the option of the holder, with prior notice to us, on a one-for-one basis. Accordingly, each holder of Class B common shares is deemed to be the beneficial owner of, in each case, an equal number of Class A common shares and Class B1 common shares, in addition to any other Class A common shares or Class B1 common shares beneficially owned by such holder.

†††
Our Class B1 common shares are convertible into Class A common shares or Class B common shares at any time at the option of the holder, with prior notice to us, on a one-for-one basis, unless, as a result of such conversion, the holder and its affiliates would own more than 9.99% of the combined voting power of our outstanding share capital. Accordingly, each holder of Class B1 common shares is deemed to be the beneficial owner of the number of Class A common shares and Class B common shares, in each case, that would result in such holder owning up to 9.99% of the voting power of our outstanding share capital, in addition to any other Class A common shares or Class B common shares beneficially owned by such holder.

(1)
Consists of (a)                           Class B common shares and                          Class B1 common shares following conversion of Series A preferred shares held directly by Baker Brothers Life Sciences, L.P. ("Life Sciences"), (b)                            Class A common shares and                          Class A1 common shares following conversion of Series B preferred shares and Series C preferred shares held directly by Life Sciences, (c)                            Class B common shares and                           Class B1 common shares following conversion of Series A preferred shares held directly by 667, L.P. ("667") and (d)                           Class A common shares and                          Class A1 common shares following conversion of Series B preferred shares and Series C preferred shares held directly by 667. Baker Bros. Advisors LP is the Investment Adviser for the Baker Funds.

(2)
Consists of                          Class A common shares and                          Class A1 common shares following conversion of Series B preferred shares and Series C preferred shares held by HH RSV-XVII Holdings Limited.

(3)
Consists of                          Class A common shares and                          Class A1 common shares following conversion of Series B preferred shares and Series C preferred shares held by Arrowpoint Funds.

(4)
Consists of (i)                Class A common shares, (ii) Class B common shares and (iii)                  Class A common shares which Mr. Patel has the right to acquire pursuant to outstanding share options which are or will be exercisable within 60 days of March 31, 2018.

(5)
Consists of (i)                Class A common shares, (ii) Class B common shares and (iii)                  Class A common shares which Mr. Mahoney has the right to acquire pursuant to outstanding share options which are or will be exercisable within 60 days of March 31, 2018.

(6)
Consists of               Class A common shares which Dr. Paolini has the right to acquire pursuant to outstanding share options which are or will be exercisable within 60 days of March 31, 2018.

(7)
Consists of (i)                Class A common shares and (ii)                Class A common shares which Mr. Malley has the right to acquire pursuant to outstanding share options which are or will be exercisable within 60 days of March 31, 2018.

(8)
Consists of               Class A common shares which Dr. Quart has the right to acquire pursuant to outstanding share options which are or will be exercisable within 60 days of March 31, 2018.

(9)
Consists of (i)                Class A common shares, (ii)                Class A1 common shares, (iii)                 Class B common shares, (iv)                Class B1 common shares and (v)                 Class A common shares which the executive officers and directors have the right to acquire pursuant to outstanding share options which are or will be exercisable within 60 days of March 31, 2018.

DESCRIPTION OF SHARE CAPITAL

          The following description of our share capital and provisions of our memorandum of association and amended and restated bye-laws are summaries. You should also refer to our memorandum of association and amended and restated bye-laws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

          We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 50484. We were incorporated on July 21, 2015. Our registered office is located in Bermuda at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

          The objects of our business are unrestricted, and we have the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

          Our shareholders have approved certain amendments to our bye-laws that will become effective upon the closing of this offering. The following description assumes that such amendments have become effective.

          Since our incorporation, other than a subdivision of our designated and issued share capital, there have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

          There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.

Share Capital

          Following this offering, our designated share capital will consist of                  Class A common shares, par value $0.0001 per share,                  Class B common shares, par value $0.0001 per share,                   Class A1 common shares, par value $0.0001 per share and                  Class B1 common shares, par value $0.0001 per share, and there will be                  Class A common shares,                   Class B common shares,                  Class A1 common shares and                  Class B1 common shares issued and outstanding.

          Pursuant to our bye-laws, subject to the requirements of Nasdaq and subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our designated but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

          Following this offering, we will have four classes of common shares: Class A, Class A1, Class B and Class B1. Class A and Class B common shares are voting common shares, or together the voting common shares, and Class A1 and Class B1 are non-voting common shares. Except as described in this prospectus with respect to voting rights conversion and transferability each common share will have the same rights and powers of, rank equally to, share ratably with and will be identical in all respects and as to all matters with each other common share. In the event of our liquidation, dissolution or winding up, the holders of our common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preferred shares. None of our common shares have pre-emptive, redemption or sinking fund rights.

Class A Common Shares

          The shares being offered in this offering are our Class A common shares. As of March 31, 2018, there were 1,979,742 Class A common shares issued and outstanding. All Class A common shares are fully paid and non-assessable.

Class B Common Shares

          As of March 31, 2018, there were 9,750,005 Class B common shares outstanding. Each holder of Class B common shares may convert any portion of its Class B common shares into Class A common shares or Class B1 common shares at any time. In addition, each Class B common share automatically converts into one Class A common share upon transfer, except for transfers to or between affiliated holders. Our Class B common shares also have greater voting power than our Class A common shares, as described in "— Voting Rights."

Class A1 Common Shares

          As of March 31, 2018, there were no Class A1 common shares issued and outstanding. No Class A1 common shares may be issued until the effectiveness of the registration statement of which this prospectus forms a part. Following this offering, each holder of Class A1 common shares may elect to convert any portion of its Class A1 common shares into voting Class A common shares at any time, unless, as a result of such conversion, the holder and its affiliates would own more than 9.99% of the combined voting power of our share capital outstanding. A holder of Class A1 common shares may increase, decrease or waive this limitation on ownership by providing us with 61-days' notice. In addition, each Class A1 common share automatically converts into one Class A common share upon transfer, except for transfers to or between affiliated holders.

Class B1 Common Shares

          As of March 31, 2018, there were no Class B1 common shares issued and outstanding. No Class B1 common shares may be issued until the effectiveness of the registration statement of which this prospectus forms a part. Following this offering, each holder of Class B1 common shares may elect to convert any portion of its Class B1 common shares into Class A common shares or Class B common shares at any time, unless, as a result of such conversion, the holder and its affiliates would own more than 9.99% of the combined voting power of our share capital outstanding. A holder of Class B1 common shares may increase, decrease or waive this limitation on ownership by providing us with 61-days' notice. In addition, each Class B1 common share automatically converts into one Class A common share upon transfer, except for transfers to or between affiliated holders.

Preferred Shares

          Under Bermuda law and our amended and restated bye-laws that will become effective upon the consummation of this offering, our board of directors is authorized to issue preferred shares in one or more series without shareholder approval. Our board of directors has the discretion under the bye-laws to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred shares, without any further shareholder approval. The rights with respect to a series of preferred shares may be greater than the rights attached to our Class A common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preferred shares. The effect of issuing preferred shares could include, among other things, one or more of the following:

  •
  restricting dividends in respect of our Class A common shares;

  •
  diluting the voting power of our Class A common shares or providing that holders of preferred shares have the right to vote on matters as a class;

  •
  impairing the liquidation rights of our common shares; or

  •
  delaying or preventing a change of control of us.

          Upon the consummation of this offering, there will be no preferred shares outstanding, and we have no present plans to issue any preferred shares following the offering.

Voting Rights

          Unless a different majority is required by Bermuda law or by our bye-laws, resolutions to be approved by holders of voting common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of our voting common shares vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. Any individual who is a shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board of directors may determine.

          Each Class A common share is entitled to one vote per share and each Class B common share is entitled to ten votes per share Each Class A1 common share and Class B1 common share is non-voting. Immediately following this offering, the holders of Class A common shares will account for         % of our aggregate voting power and the holders of Class B common shares will account for the remaining         % of our aggregate voting power. Our bye-laws will generally provide that holders of our voting common shares are entitled to vote, on a non-cumulative basis, at all annual general and special general meetings of shareholders with respect to matters on which voting common shares are eligible to vote. However, these percentages may change depending on any conversion of Class A1 and Class B1 common shares into voting common shares, to the extent any are issued, and any conversion of Class B common shares into Class A common shares. See " — Common Shares" for more information.

Dividend Rights

          Under Bermuda law and our bye-laws, we may not declare or pay dividends if there are reasonable grounds for believing that: (i) we would after the payment be unable to pay our liabilities as they become due; or (ii) that the realizable value of our assets would thereby be less than our liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preferred shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

          We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends on our Class A common shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant.

          We are a holding company and have no direct operations. As a result, we will depend upon distributions from our subsidiaries to pay any dividends.

Variation of Rights

          If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares or the purchase or redemption by us of our shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preferred shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preferred shares, to vary the rights attached to any other series of preferred shares.

Transfer of Shares

          Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that it is not fully paid. The board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as the board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of such holder's common shares by completing a form of transfer in the form set out in the bye-laws (or as near thereto as circumstances admit) or in such other common form as the board of directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share the board of directors may accept the instrument signed only by the transferor.

Meetings of Shareholders

          Under the Companies Act, a company is required to convene at least one general meeting of shareholders each calendar year, which is referred to as the annual general meeting. However, the members may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any member may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called.

          The Companies Act provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. The Companies Act also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our President or Chairman or any two directors or any director and secretary may convene an annual general meeting or a special general meeting. Under our bye-laws, at least twenty days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present throughout the meeting and representing in person or by proxy in excess of 50% of the total issued voting shares.

Access to Books and Records and Dissemination of Information

          Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of a company, minutes of general meetings and a company's audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

          Our amended and restated bye-laws provide that our board of directors shall consist of such number of directors as the board of directors or members determine. Upon the closing of this offering, our board of directors will consist of seven directors. Our board of directors will be divided into three classes that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms will be staggered so that the term of only one class of directors expires at each annual general meeting. Following the election of all of the directors at the first general meeting of shareholders following this offering, the initial terms of the Class I, Class II and Class III directors will expire in 2021, 2020 and 2019, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term.

          A shareholder holding any percentage of the common shares in issue may propose for election as a director someone who is not an existing director or is not proposed by our board of directors. Where a director is to be elected at an annual general meeting, notice of any such proposal for election must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting; provided, that our board of directors has determined that shareholders may nominate persons for election at such special general meeting, that notice must be given not later than seven days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

          A director may be removed, only with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

          Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law permits individual and corporate directors, and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or under Bermuda law that our directors must retire at a certain age.

          The remuneration of our directors is determined by the board of directors and each such director, other than directors who are employees of the Company, shall be paid a fee at a rate determined by the board of directors. The directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

          A director who has a direct or indirect interest in any contract or arrangement with the Company must disclose such interest as required by the Companies Act. Such an interested director is not entitled to vote on or participate in any discussion in respect of any such contract or arrangement in which he or she is interested.

Indemnification of Directors and Officers

          Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the Company. Section 98 further provides that a Bermuda company may indemnify its judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

          We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. We will purchase and maintain a directors' and officers' liability policy for such a purpose.

Amendment of Memorandum of Association and Bye-laws

          Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Amendments to most provisions of our bye-laws will require an affirmative vote of a majority of our board of directors and a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time. In addition, amendments to certain sections of our bye-laws containing anti-takeover provisions will require an affirmative vote of at least 66% of the directors and at least 66% of all issued and outstanding shares carrying the right to vote at general meetings at the relevant time.

These provisions make it more difficult for any person to remove or amend any provisions in our bye-laws that may have an anti-takeover effect.

          Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the Company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the Company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Business Combinations

          The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our amended and restated bye-laws provide that the approval of a simple majority of shareholders voting at a meeting to approve the amalgamation or merger agreement shall be sufficient, and the quorum for such meeting shall be two or more persons holding or representing more than 50% of the issued voting shares.

          Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Business Combinations

          Although the Companies Act does not contain specific provisions regarding "business combinations" between companies organized under the laws of Bermuda and "interested shareholders," we have included these provisions in our bye-laws. Specifically, our bye-laws contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

  •
  prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and voting shares outstanding at the time the transaction commenced; or

  •
  after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special general meeting of shareholders by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder.

For purposes of these provisions, a "business combination" includes recapitalizations, mergers, amalgamations, consolidations, exchanges, asset sales, leases, certain issues or transfers of shares or other securities and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is any person or entity that beneficially owns 15% or more of our issued and outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Shareholder Suits

          Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

          When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

          Our amended and restated bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

          Pursuant to our amended and restated bye-laws, our board of directors may (1) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (2) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

          Our amended and restated bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

          We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermudan dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermudan dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

          The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the Nasdaq. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority. We have sought and have obtained a specific permission from the Bermuda Monetary Authority for the issue and transfer of our common shares up to the amount of our designated capital from time to time, and options, warrants, depository receipts, rights, loan notes, debt instruments and our other securities to persons resident and non-resident for exchange control purposes with the need for prior approval of such issue or transfer.

          In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Registration Rights

          Upon the closing of this offering, holders of                  Class A common shares (including Class A common shares issuable upon the conversion of our Class A1 common shares, Class B common shares, and Class B1 common shares), which we refer to as registrable securities, or their transferees will be entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act pursuant to an amended and restated investors rights agreement by and among us and certain of our shareholders, until such shares can otherwise be sold without restriction under Rule 144, or until the rights otherwise terminate pursuant to the terms of the investors' rights agreement. The registration of our common shares as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

          If at any time beginning 180 days after the closing date of this offering the holders of a majority of the registrable securities request in writing that we effect a registration with respect to all or part of such registrable securities then outstanding, we may be required to register their shares. We are obligated to effect at most one registration in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

          If at any time after this offering we propose to register any of our Class A common shares under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 Registration Rights

          If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form S-3, 25% of the holders of the registrable securities then outstanding on an as-converted into Class A common shares basis request in writing that we effect a registration with respect to registrable securities at an aggregate price to the public in the offering of at least $5.0 million, we will be required to effect such registration within 20 days after the date of such request; provided, however, that we will not be required to effect such a registration if, within any twelve-month period, we have already effected two registrations on Form S-3 for the holders of registrable securities. On the day we are eligible to use a Form S-3 registration statement, we are obligated to register any then outstanding registrable securities held by affiliates.

Expenses

          Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling securityholders and blue-sky fees and expenses.

Termination of Registration Rights

          The registration rights terminate upon the earlier of the closing of a deemed liquidation event, as defined in our bye-laws, or, with respect to the registration rights of an individual holder, when the holder can sell all of such holder's registrable securities in a 90-day period without restriction under Rule 144 under the Securities Act.

Certain Corporate Anti-Takeover Provisions

          Certain provisions in our bye-laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Class A common shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Preferred Shares

          Pursuant to our bye-laws, preferred shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, powers, qualifications, limitations and restrictions.

Classified Board

          Upon consummation of this offering, in accordance with the terms of our bye-laws, our board of directors will be divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms after their election at the first general meeting of shareholders following this offering. Our bye-laws will further provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Removal of Directors

          Upon consummation of this offering, in accordance with the terms of our bye-laws, our directors may be removed only for cause by resolution passed by such number of shareholders that collectively hold more than 50% of the issued shares entitled to vote on such resolution. Any vacancy on our board, including a vacancy resulting from an enlargement of our board, may be filled only by vote of a majority of our directors then in office.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

          Our bye-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the last annual general meeting. Our bye-laws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Amendment of Certain Bye-Laws

          Amendments to certain sections of our bye-laws containing anti-takeover provisions will require an affirmative vote of at least 66% of the directors and at least 66% of all issued and outstanding shares carrying the right to vote at general meetings at the relevant time.

Registrar and Transfer Agent

          A register of holders of the Class A common shares will be maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register will be maintained in the United States by                  , which will also serve as transfer agent. The transfer agent's address is                  .

Listing

          We have applied to have our Class A common shares listed on The Nasdaq Global Market under the symbol "KNSA."

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our Class A common shares. Future sales of substantial amounts of Class A common shares in the public market after this offering, or the perception that such sales may occur, could adversely affect the market price of our Class A common shares and could impair our future ability to raise equity capital.

          Upon the closing of this offering, we will have outstanding an aggregate of             Class A common shares,              Class A1 common shares,              Class B common shares and             Class B1 common shares, assuming the issuance of             Class A common shares offered by us in this offering, the conversion of all our outstanding preferred shares into             Class A common shares,             Class A1 common shares,              Class B common shares and             Class B1 common shares upon the closing of this offering, and no exercise of options after March 31, 2018. Of these shares, all Class A common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

          The aggregate remaining             Class A common shares, Class A1 common shares, Class B common shares and Class B1 common shares will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately             shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

          In addition, of the             Class A common shares that were subject to share options outstanding as of March 31, 2018, options to purchase                       Class A common shares were vested as of March 31, 2018 and, upon exercise, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.

Lock-Up Agreements

          We and all of our equity holders as of the date of this prospectus, including each of our executive officers and directors, have entered into or will enter into lock-up agreements with the underwriters or otherwise agree, subject to certain exceptions, that we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of our common shares, any options or warrants to purchase our common shares, or any securities convertible into, or exchangeable for or that represent the right to receive our common shares, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC for a period of 180 days from the date of this prospectus.

Rule 144

Affiliate Resales of Restricted Securities

          In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned our Class A common shares for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of our Class A common shares then outstanding, which will equal approximately             shares immediately after this offering; or

  •
  the average weekly trading volume in our Class A common shares on The Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

          In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned our Class A common shares for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

          Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

          In general, under Rule 701, any of an issuer's employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory share or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

          The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

          We intend to file one or more registration statements on Form S-8 under the Securities Act to register all Class A common shares subject to outstanding share options and Class A common shares issued or issuable under our share plans. We expect to file the registration statement covering shares offered pursuant to our share plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights

          Upon the closing of this offering, the holders of             Class A common shares (including Class A common shares issuable upon the conversion of our Class A1 common shares, Class B common shares, and Class B1 common shares), or their transferees, will be entitled to various rights with respect to the registration under the Securities Act of these shares and any common shares issued as a dividend or other distribution with respect to these Class A common shares. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates. See "Description of Share Capital — Registration Rights" for additional information.

BERMUDA COMPANY CONSIDERATIONS

          Our corporate affairs will be governed by our memorandum of association and our amended and restated bye-laws that will become effective upon the closing of this offering and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their stockholders.

Bermuda	Delaware
Shareholder Meetings

•

May be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
• May be held in or outside Bermuda.	• May be held in or outside of Delaware.
• Notice:	• Notice:
• Shareholders must be given at least five days' advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.	• Written notice shall be given not less than ten nor more than 60 days before the meeting.
• Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

•

Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice, and in the case of a special meeting, the purpose for which the meeting is called.

Bermuda	Delaware
Shareholders' Voting Rights
• Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.	• With limited exceptions, stockholders may act by written consent to elect directors unless prohibited by the certificate of incorporation.

•

Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

• Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

•

The voting rights of shareholders are regulated by a company's bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.

•

For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

• When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.
• The bye-laws may provide for cumulative voting.	• The certificate of incorporation may provide for cumulative voting.

Bermuda	Delaware
Mergers or Sale of Assets

•

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

•

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

•

Every company may at any meeting of its board of directors sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and in the best interests of the company to do so when authorized by a resolution adopted by the holders of a majority of issued and outstanding shares of a company entitled to vote.

•

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

•

Any company that is the wholly owned subsidiary of a holding company, or one or more companies which are wholly owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders provided that the approval of the board of directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

•

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholdersif one of the two corporations is a Delaware entity and the laws or a foreign corporation do not prohibit such merger. However, in a case where the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

• Any mortgage, charge or pledge of a company's property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.

•

Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Bermuda	Delaware
Directors
• The board of directors must consist of at least one director.	• The board of directors must consist of at least one member.
• The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the board of directors and/or the shareholders in accordance with the company's bye-laws.

•

Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

• Removal:

•

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

•

In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

•

In the case of a corporation with cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes against removal would be sufficient to elect such director using cumulative voting.

Bermuda	Delaware
Duties of Directors

•

The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company's bye-laws to be exercised by the shareholders of the company. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•

a duty to act in good faith in the best interests of the company;

•

a duty not to make a personal profit from opportunities that arise from the office of director;

•

a duty to avoid conflicts of interest; and

•

a duty to exercise powers for the purpose for which such powers were intended.

•

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•

to act honestly and in good faith with a view to the best interests of the company; and

•

to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

•

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directorsexcept as may be otherwise provided in its certificate of incorporation. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

•

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

•

The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company's individual shareholders, creditors or any class thereof.

Bermuda	Delaware
Takeovers

•

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•

By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•

By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

•

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

•

Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company or is an affiliate or associate of the corporation and owned 15% of voting stock within a 3-year period, the person is an "interested stockholder" and may not engage in "business combinations" with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Bermuda	Delaware

•

Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Dissenter's Rights of Appraisal

•

A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

• With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•

The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Bermuda	Delaware
Dissolution

•

Under Bermuda law, a solvent company may be wound up by way of a shareholders' voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

•

Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Shareholders' Derivative Actions

•

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

•

In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which such stockholder complains or that such stockholder's stock thereafter devolved upon the stockholder by operation of law.

MATERIAL BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following is a discussion of the material Bermuda and U.S. federal income tax considerations that may be relevant to an investment decision by a potential investor with respect to our common shares.

Bermuda Tax Considerations

Taxation of the Company

          Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. The Company has received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax will not be applicable to the Company or to any of their operations or their shares, debentures or other obligations, until March 31, 2035. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to the Company. The Company pays annual Bermuda government fees which fees are calculated on a sliding scale based on the assessable capital of the company. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

Taxation of Shareholders

          Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by holders of our shares, other than shareholders ordinarily resident in Bermuda, if any.

Material U.S. Federal Income Tax Considerations to U.S. Holders

          The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the Class A common shares. The effects of any applicable state or local laws, or other U.S. federal tax laws such as estate and gift tax laws, or the alternative minimum tax or the Medicare contribution tax on net investment income, are not discussed. This summary applies only to investors who acquire the Class A common shares in exchange for cash, hold the Class A common shares as capital assets (generally, property held for investment) and who have the U.S. dollar as their functional currency. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, all as in effect as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

          The following discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances or to holders subject to particular rules, including:

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  persons holding Class A common shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities, commodities or currencies;

  •
  S corporations or entities or arrangements treated as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt organizations or governmental organizations;

  •
  individual retirement accounts or other tax deferred accounts;

  •
  persons who acquired the Class A common shares pursuant to the exercise of any employee share option or otherwise as compensation;

  •
  persons that own or are deemed to own 10% or more of our stock by vote or value;

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A common shares being taken into account in an applicable financial statement;

  •
  persons that hold Class A common shares through a permanent establishment or fixed base outside the United States; and

  •
  persons deemed to sell Class A common shares under the constructive sale provisions of the Code.

          We believe we are a "controlled foreign corporation" for U.S. federal income tax purposes, and therefore, if you are a U.S. shareholder owning 10% or more of our stock by vote or value directly, indirectly or constructively, the U.S. federal income tax consequences to you of owning our Class A common shares may be significantly different than those described below. If you own 10% or more of our stock by vote or value directly, indirectly or constructively, you should consult your tax advisors regarding the U.S. federal income tax consequence of your investment in our Class A common shares.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON SHARES.

          For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Class A common shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or another entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

          If you are an entity taxable as a partnership for U.S. federal income tax purposes that holds Class A common shares, your tax treatment generally will depend on your status and the activities of the partnership. Partnerships holding Class A common shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

Taxation of Dividends and Other Distributions on the Class A Common Shares

          The discussion in this section "Taxation of Dividends and Other Distributions on the Class A Common Shares" is subject to the discussion regarding passive foreign investment companies below. As discussed above under "Dividend Policy," the Company does not currently intend to declare dividends on the Class A common shares in the foreseeable future. In the event the Company does pay dividends, the gross amount of any distribution to you with respect to the Class A common shares will be included in your gross income as dividend income when actually or constructively received to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a return of your tax basis in the Class A common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that distributions will generally be reported as ordinary dividend income for such purposes. Dividends we pay will not be eligible for the dividends-received deduction available to corporations in respect of dividends received from U.S. corporations.

          Subject to certain limitations, dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders may be taxable at preferential tax rates. A non-U.S. corporation is generally treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as Nasdaq, on which the Company has applied to list the Class A common shares. However, the preferential tax rates discussed above will not apply if we are treated as a passive foreign investment company with respect to the U.S. Holder for the taxable year in which a dividend is paid or the preceding year. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends. Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's receipt of the dividend.

          Dividends will generally constitute foreign source income for foreign tax credit limitation purposes. Any tax withheld with respect to distributions on the Class A common shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against such U.S. Holder's U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the Class A common shares generally will constitute "passive category income." The rules with respect to the foreign tax credit are complex and may depend upon a U.S. Holder's particular circumstances. You should consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Disposition of the Class A Common Shares

          The discussion in this section "Taxation of Dispositions of Class A Common Shares" is subject to the discussion regarding passive foreign investment companies below. You will recognize gain or loss on any sale, exchange or other taxable disposition of Class A common shares equal to the difference between the amount realized (in U.S. dollars) on the disposition and your tax basis (in U.S. dollars) in the Class A common shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the Class A common shares for more than one year at the time of the disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations. Any such gain or loss you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisor regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

          Because we do not expect to earn revenue from our business operations during the current taxable year, and because our sole source of income currently is interest on bank accounts, we believe we will likely be a PFIC for our current taxable year. A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

  •
  at least 75% of its gross income for such taxable year is passive income, or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

          For purposes of the above calculations, if a non-U.S. corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains, but generally excludes rents and royalties which are derived in the active conduct of a trade or business and which are received from a person other than a related person.

          A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the Class A common shares, our PFIC status will depend in large part on the market price of the Class A common shares, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

          If we are classified as a PFIC in any year with respect to which a U.S. Holder owns Class A common shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the Class A common shares, regardless of whether we continue to meet the tests described above unless we cease to be a PFIC and the U.S. Holder (1) has made a "deemed sale" election under the PFIC rules, (2) the U.S. Holder has a valid mark-to-market election in effect (as described below) or (3) the U.S. Holder makes a QEF Election (defined below) with respect to all taxable years in which we are a PFIC during such U.S. Holder's holding period in which we are a PFIC or makes a purging election to cause a deemed sale of the PFIC shares at their fair market value in conjunction with a QEF Election (see discussion below regarding such elections). If a U.S. Holder makes a deemed sale election, such U.S. Holder will be deemed to have sold the common shares held by such U.S. Holder at their fair market value, and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, a U.S. Holder's Class A common shares subject to such election will not be treated as shares in a PFIC, and the rules described below with respect to any "excess distributions" or any gain from an actual sale or other disposition of the Class A common shares will not apply. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC.

          For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" you receive and any gain you realize from a sale or other disposition (including a pledge) of Class A common shares, unless you (i) make a QEF Election (as defined below) with respect to all taxable years of your holding period during which we are a PFIC (as discussed below) or make a purging election to cause a deemed sale of the PFIC shares at their fair market value in conjunction with a QEF Election (see discussion below regarding such elections) or (ii) make a "mark-to-market" election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A common shares will be treated as an excess distribution. Under these special tax rules, if you receive any excess distribution or realize any gain from a sale or other disposition of the Class A common shares:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the Class A common shares,

  •
  the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to the highest tax rate in effect for that year and an interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

          The tax liability for amounts allocated to years before the year of disposition or "excess distribution" cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of Class A common shares cannot be treated as capital, even if you hold the Class A common shares as capital assets.

          If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own your proportionate share of any such lower-tier PFICs, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any "excess distribution" described above if we receive a distribution from such lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

          A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If you make a mark-to-market election for the Class A common shares, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the Class A common shares as of the close of your taxable year over your adjusted basis in such Class A common shares. Accordingly, a mark-to-market election may accelerate the recognition of income without a corresponding receipt of cash. You are allowed a deduction for the excess, if any, of the adjusted basis of the Class A common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Class A common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of Class A common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on Class A common shares, as well as to any loss realized on the actual sale or disposition of Class A common shares to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the Class A common shares. Your basis in the Class A common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except the lower applicable tax rates for qualified dividend income would not apply. If we cease to be a PFIC when you have a mark-to-market election in effect, gain or loss realized by you on the sale of Class A common shares will be a capital gain or loss and taxed in the manner described above under "Taxation of Disposition of the Class A Common Shares."

          The mark-to-market election is available only for "marketable stock," which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The Class A common shares have been approved for listing on The Nasdaq Global Select Market and, accordingly, provided the Class A common shares are regularly traded, if you are a holder of Class A common shares, the mark-to-market election would be available to you if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the Class A common shares cease to be marketable stock. If we are a PFIC for any year in which a U.S. Holder owns Class A common shares but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to shares of such subsidiaries that are treated as owned by you. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

          Alternatively, a U.S. Holder can make an election, if we provide the necessary information, to treat us and each lower-tier PFIC (if any) as a qualified electing fund (a "QEF Election") in the first taxable year we (and any relevant subsidiaries) are treated as a PFIC with respect to the holder. If such election remains in place while we and any lower-tier PFIC subsidiaries are PFICs, we and our subsidiaries will not be treated as PFICs with respect to such U.S. Holder when we cease to be a PFIC. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to the holder's timely filed U.S. federal income tax return. We will provide the information necessary for a U.S. Holder to make a QEF Election with respect to us and will cause each lower-tier PFIC we control to provide such information.

          If a U.S. Holder makes a QEF Election with respect to a PFIC, the holder will be currently taxable on its pro rata share of the PFIC's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. Accordingly, a QEF election may accelarate the recognition of income without a corresponding receipt of cash. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the holder's income under the QEF Election would not be taxable to the holder. A U.S. Holder will increase its tax basis in its Class A common shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed that is not included in the holder's income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of Class A common shares in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Class A common shares. U.S. Holders should note that if they make QEF Elections with respect to us and any lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their Class A common shares for any taxable year significantly in excess of any cash distributions received in such taxable year. U.S. Holders should consult their tax advisors regarding making QEF Elections in their particular circumstances.

          If we are considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in Class A common shares.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN OUR Class A common shares.

Information Reporting and Backup Withholding

          Dividend payments with respect to Class A common shares and proceeds from the sale, exchange or other disposition of Class A common shares may be subject to information reporting to the IRS and U.S. backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional Reporting Requirements

          Certain U.S. Holders who are individuals (and certain entities) that hold an interest in "specified foreign financial assets" (which may include the Class A common shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for Class A common shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of Class A common shares.

UNDERWRITING

          The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares

Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
JMP Securities LLC
Wedbush Securities Inc.

Total

          The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters will have an option to buy up to an additional             Class A common shares from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             Class A common additional shares.

Paid by the Company

		No Exercise		Full Exercise

Per Share	$		$
Total	$		$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors and holders of substantially all of the company's common shares have agreed or will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See the section entitled "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have applied to have our Class A common shares listed on The Nasdaq Global Market under the symbol "KNSA."

          In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional Class A common shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A common shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional Class A common shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional Class A common shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

          The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             . We will agree to reimburse the underwriters for expenses related to any applicable state securities filings and to the Financial Industry Regulatory Authority incurred by them in connection with this offering in an amount up to $             .

          The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

          Sales of shares made outside of the United States may be made by affiliates of the underwriters. Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

  •
  To any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Goldman, Sachs & Co. LLC and J.P. Morgan Securities LLC for any such offer; or

  •
  In any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our common shares shall result in a requirement for the publication by us or any Brazilian placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer to public" in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU and includes any relevant implementing measure in the Relevant Member State.

          This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

          In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

 LEGAL MATTERS

          The validity of the Class A common shares offered hereby will be passed upon for us by Conyers Dill & Pearman, Bermuda Limited. Certain legal matters as to U.S. law in connection with this offering will be passed upon for us by Latham & Watkins LLP. Certain legal matters will be passed upon for the underwriters by Ropes & Gray LLP.

EXPERTS

          The financial statements as of December 31, 2016 and 2017 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXCHANGE CONTROLS

          The permission of the Bermuda Monetary Authority is required, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes our Class A common shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority has, pursuant to its statement of June 1, 2005, given its general permission under the Exchange Control Act 1972 (and related regulations) for the issue and free transferability of our Class A common shares to and between non-residents of Bermuda for exchange control purposes, provided that the Class A common shares remain listed on an appointed stock exchange, which includes The Nasdaq Global Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed herein. Certain issues and transfers of Class A common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

          We are organized pursuant to the laws of Bermuda. In addition, it is anticipated that some or all of our directors and officers will reside outside the United States, and all or a substantial portion of our assets and their assets are or may be located in jurisdictions outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or us or to recover against them or us on judgments of United States courts, including judgments predicated upon civil liability provisions of the United States federal securities laws.

          We have been advised that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

          In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. We have been advised that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with SEC. The address of that site is www.sec.gov.

          Upon the closing of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Kiniksa Pharmaceuticals, Ltd.

Opinion on the Financial Statements

          We have audited the accompanying consolidated balance sheets of Kiniksa Pharmaceuticals, Ltd. and its subsidiary (the "Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, of convertible preferred shares and shareholders' deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

          These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

          We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

          Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 27, 2018

We have served as the Company's auditor since 2016.

KINIKSA PHARMACEUTICALS, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
			March 31, 2018	Pro Forma March 31, 2018
	2016	2017
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,970	$45,555	$221,108	$221,108
Restricted cash	105	105	105	105
Prepaid expenses and other current assets	259	1,444	1,240	1,240

Total current assets	56,334	47,104	222,453	222,453
Property and equipment, net	84	125	126	126
Restricted cash	—	—	210	210
Deferred offering costs	8	25	1,608	1,608
Deferred tax assets	41	238	378	378

Total assets	$56,467	$47,492	$224,775	$224,775

Liabilities, Convertible Preferred Shares and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$212	$1,218	$2,796	$2,796
Accrued expenses	2,090	6,212	6,472	6,472
Accrued milestone	—	10,000	10,000	10,000

Total current liabilities	2,302	17,430	19,268	19,268
Deferred rent	—	—	30	30

Total liabilities	2,302	17,430	19,298	19,298

Commitments and contingencies (Note 12)
Convertible preferred shares (Series A, B and C), $0.0001 par value; 46,800,044 shares, 62,531,219 shares and 97,463,268 shares designated, issued and outstanding as of December 31, 2016 and 2017 and March 31, 2018 (unaudited), respectively; aggregate liquidation preference of $80,000, $120,000 and $320,000 as of December 31, 2016 and 2017 and March 31, 2018 (unaudited), no shares issued or outstanding, pro forma as of March 31, 2018 (unaudited)	79,897	119,770	310,592
Shareholders' equity (deficit):
Class A common shares, par value of $0.0001 per share; 12,273,501 shares designated as of December 31, 2016 and 15,049,615 shares designated as of December 31, 2017 and March 31, 2018 (unaudited); 1,967,242 shares issued and outstanding as of December 31, 2016 and 2017 and 1,979,742 shares issued and outstanding as of March 31, 2018 (unaudited), shares issued and outstanding, pro forma, as of March 31, 2018 (unaudited)	—	—	—
Class B common shares, par value of $0.0001 per share; 9,750,005 shares designated, issued and outstanding as of December 31, 2016 and 2017 and March 31, 2018 (unaudited), shares issued and outstanding, pro forma, as of March 31, 2018 (unaudited)	1	1	1
Class A1 common shares, $0.0001 par value, no shares designated, issued or outstanding as of December 31, 2016 and 2017 and March 31, 2018 (unaudited); shares designated, issued and outstanding, pro forma as of March 31, 2018 (unaudited)	—	—	—
Class B1 common shares, $0.0001 par value, no shares designated, issued or outstanding as of December 31, 2016 and 2017 and March 31, 2018 (unaudited); shares designated, issued and outstanding, pro forma as of March 31, 2018 (unaudited)	—	—	—
Additional paid-in capital	392	1,289	1,864
Accumulated deficit	(26,125)	(90,998)	(106,980)	(106,980)

Total shareholders' equity (deficit)	(25,732)	(89,708)	(105,115)	205,477

Total liabilities, convertible preferred shares and shareholders' equity (deficit)	$56,467	$47,492	$224,775	$224,775

The accompanying notes are an integral part of these consolidated financial statements.

KINIKSA PHARMACEUTICALS, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,		Three Months Ended March 31,

	2016	2017	2017	2018

			(unaudited)
Operating expenses:
Research and development	$17,439	$56,357	$3,145	$12,630
General and administrative	6,563	9,043	1,903	3,710

Total operating expenses	24,002	65,400	5,048	16,340

Loss from operations	(24,002)	(65,400)	(5,048)	(16,340)
Interest income	65	529	74	305

Loss before benefit (provision) for income taxes	(23,937)	(64,871)	(4,974)	(16,035)
Benefit (provision) for income taxes	(36)	(2)	33	53

Net loss and comprehensive loss	$(23,973)	$(64,873)	$(4,941)	$(15,982)

Net loss per share attributable to common shareholders—basic and diluted	$(33.53)	$(13.12)	$(1.29)	$(2.36)

Weighted average common shares outstanding—basic and diluted	715,045	4,944,889	3,840,055	6,773,251

Pro forma net loss per share attributable to common shareholders—basic and diluted (unaudited)		$(1.00)		$(0.18)

Pro forma weighted average common shares outstanding—basic and diluted (unaudited)		64,588,468		88,711,164

The accompanying notes are an integral part of these consolidated financial statements.

KINIKSA PHARMACEUTICALS, LTD.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Shares (Series A, B and C)		Common Shares (Class A and B)		Additional Paid-In	Accumulated	Total Shareholders'

	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2015	21,937,521	$37,398	11,700,006	$1	$14	$(2,152)	$(2,137)
Issuance of Series A convertible preferred shares, net of issuance costs of $1	24,862,523	42,499	—	—	—	—	—
Exercise of options	—	—	17,241	—	10	—	10
Share-based compensation expense	—	—	—	—	368	—	368
Net loss	—	—	—	—	—	(23,973)	(23,973)

Balances at December 31, 2016	46,800,044	79,897	11,717,247	1	392	(26,125)	(25,732)
Issuance of Series B convertible preferred shares, net of issuance costs of $127	15,731,175	39,873	—	—	—	—	—
Share-based compensation expense	—	—	—	—	897	—	897
Net loss	—	—	—	—	—	(64,873)	(64,873)

Balances at December 31, 2017	62,531,219	119,770	11,717,247	1	1,289	(90,998)	(89,708)
Issuance of Series C convertible preferred shares, net of issuance costs of $9,178	34,932,049	190,822	—	—	—	—	—
Exercise of options	—	—	12,500	—	17	—	17
Share-based compensation expense	—	—	—	—	558	—	558
Net loss	—	—	—	—	—	(15,982)	(15,982)

Balances at March 31, 2018 (unaudited)	97,463,268	$310,592	11,729,747	$1	$1,864	$(106,980)	$(105,115)

The accompanying notes are an integral part of these consolidated financial statements.

KINIKSA PHARMACEUTICALS, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,		Three Months Ended March 31,

	2016	2017	2017	2018

			(unaudited)
Cash flows from operating activities:
Net loss	$(23,973)	$(64,873)	$(4,941)	$(15,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	22	28	6	8
Share-based compensation expense	368	897	114	558
Loss on disposal of property and equipment	—	—	—	66
Non-cash rent expense	—	—	—	30
Deferred income taxes	(46)	(197)	(34)	(140)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(219)	(1,185)	(122)	204
Accounts payable	119	1,006	375	1,091
Accrued expenses	1,862	4,105	(1,078)	(807)
Accrued milestone	—	10,000	—	—

Net cash used in operating activities	(21,867)	(50,219)	(5,679)	(14,972)

Cash flows from investing activities:
Purchases of property and equipment	(3)	(69)	(18)	(75)

Net cash used in investing activities	(3)	(69)	(18)	(75)

Cash flows from financing activities:
Proceeds from issuance of Series A convertible preferred shares, net of issuance costs	42,499	—	—	—
Proceeds from issuance of Series B convertible preferred shares, net of issuance costs	—	39,873	39,873	—
Proceeds from issuance of Series C convertible preferred shares, net of issuance costs	—	—	—	190,822
Payments of deferred offering costs	—	—	—	(29)
Proceeds from exercise of options	10	—	—	17

Net cash provided by financing activities	42,509	39,873	39,873	190,810

Net increase (decrease) in cash and cash equivalents and restricted cash	20,639	(10,415)	34,176	175,763
Cash and cash equivalents and restricted cash at beginning of period	35,436	56,075	56,075	45,660

Cash and cash equivalents and restricted cash at end of period	$56,075	$45,660	$90,251	$221,423

Supplemental information:
Cash paid for income taxes	$115	$290	$—	$—
Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accrued expenses and accounts payable	$8	$25	$—	$1,579

The accompanying notes are an integral part of these consolidated financial statements.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share amounts)

1. Nature of the Business and Basis of Presentation

          Kiniksa Pharmaceuticals, Ltd. (the "Company") is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need. The Company was incorporated in July 2015 as a Bermuda exempted company. The Company has a pipeline of product candidates across various stages of development, currently focused on autoinflammatory and autoimmune conditions.

          The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry. There can be no assurance that the Company's research and development will be successfully completed, that adequate protection for the Company's technology will be obtained, that any products developed will obtain necessary government regulatory approval or that any products, if approved, will be commercially viable. The Company operates in an environment of rapid technological innovation and substantial competition from pharmaceutical and biotechnological companies. In addition, the Company is dependent upon the services of its employees, consultants and service providers. Even if the Company's product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

          Through December 31, 2017 and March 31, 2018 (unaudited), the Company has funded its operations primarily with proceeds from the sale of convertible preferred shares. The Company has incurred recurring losses since its inception, including net losses of $23,973 and $64,873 for the years ended December 31, 2016 and 2017, respectively and $4,941 and $15,982 for the three months ended March 31, 2017 and 2018 (unaudited), respectively. In addition, as of December 31, 2017 and March 31, 2018 (unaudited), the Company had an accumulated deficit of $90,998 and $106,980, respectively. The Company expects to continue to generate operating losses for the foreseeable future. As of February 27, 2018, the issuance date of the annual consolidated financial statements for the years ended December 31, 2016 and 2017, the Company expected that its cash and cash equivalents of $45,555 as of December 31, 2017, together with the $200,000 of gross proceeds received from the Company's sale of Series C convertible preferred shares in February 2018 (see Note 6), would be sufficient to fund its operating expenses and capital expenditure requirements for at least twelve months from the issuance date of the annual consolidated financial statements. As of April 27, 2018, the issuance date of the interim consolidated financial statements for the three months ended March 31, 2018, the Company expects that its cash and cash equivalents of $221,108 as of March 31, 2018 (unaudited) will be sufficient to fund its operating expenses and capital expenditure requirements for at least twelve months from the issuance date of the interim consolidated financial statements. The future viability of the Company beyond that point is dependent on its ability to raise additional capital to finance its operations.

          The Company is seeking to complete an initial public offering ("IPO") of its common shares. Upon the closing of a qualified public offering, on specified terms, the Company's outstanding convertible preferred shares will automatically convert into common shares (see Note 6). In the event the Company does not complete an IPO, the Company expects to seek additional funding through private equity financings, debt financings, or other capital sources, which may include collaborations with other companies, government funding arrangements or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

1. Nature of the Business and Basis of Presentation (Continued)

terms of any financing may adversely affect the holdings or the rights of the Company's shareholders.

          If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

2. Summary of Significant Accounting Policies

  Principles of Consolidation

          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of the Company and its wholly owned U.S. subsidiary, Kiniksa Pharmaceuticals Corp. ("Kiniksa US"), after elimination of all significant intercompany accounts and transactions.

          In assessing the consolidation requirement for variable interest entities ("VIEs"), the Company focuses on identifying whether it has both the power to direct the activities that most significantly impact the VIE's economic performance and the obligation to absorb losses or the right to receive benefits from the VIE. In the event that the Company is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the VIE would be included in the Company's consolidated financial statements. At December 31, 2016 and 2017 and during the years then ended and at March 31, 2018 and during the three months then ended (unaudited), the Company was not the primary beneficiary of a VIE.

  Use of Estimates

          The preparation of the Company's consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual for research and development expenses and the valuation of common shares and share-based awards. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

  Unaudited Interim Financial Information

          The accompanying consolidated balance sheet as of March 31, 2018, the consolidated statements of operations and comprehensive loss and of cash flows for the three months ended March 31, 2017 and 2018, and the consolidated statement of convertible preferred shares and shareholders' deficit for the three months ended March 31, 2018 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company's financial position as of March 31, 2018 and the results of its operations and its cash flows for the three months ended March 31, 2017 and 2018. The financial data and other information disclosed in these notes related to the three months ended March 31, 2017 and 2018 are also unaudited. The results for the three months ended March 31, 2018 are not necessarily indicative of results to be expected for the year ending December 31, 2018, any other interim periods, or any future year or period.

  Unaudited Pro Forma Information

          The accompanying unaudited pro forma consolidated balance sheet as of March 31, 2018 has been prepared to give effect, upon the closing of a qualified IPO, to the automatic conversion of (i) all outstanding Series A convertible preferred shares into             Class B common shares and             Class B1 common shares and (ii) all outstanding Series B and Series C convertible preferred shares into             Class A common shares and             Class A1 common shares as if the Company's proposed IPO had occurred on March 31, 2018.

          In the accompanying consolidated statements of operations and comprehensive loss, the unaudited pro forma basic and diluted net loss per share attributable to common shareholders for the year ended December 31, 2017 and the three months ended March 31, 2018 have been prepared to give effect, upon the closing of a qualified IPO, to the automatic conversion of (i) all outstanding Series A convertible preferred shares into             Class B common shares and             Class B1 common shares and (ii) all outstanding Series B and Series C convertible preferred shares into             Class A common shares and             Class A1 common shares as if the proposed IPO had occurred on the later of January 1, 2017 or the issuance date of the convertible preferred shares.

  Cash and Cash Equivalents

          The Company classifies deposits in banks, money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase as cash and cash equivalents. At December 31, 2016 and 2017 and March 31, 2018 (unaudited), cash and cash equivalents consisted principally of U.S. Treasury notes, amounts held in money market accounts and cash on deposit at commercial banks.

  Concentrations of Credit Risk

          Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. At December 31, 2016 and 2017 and March 31, 2018 (unaudited), all of the Company's cash and cash equivalents were held at two financial institutions. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  Restricted Cash

          Restricted cash classified as a current asset as of December 31, 2016 and 2017 and March 31, 2018 (unaudited) includes cash held in a money market fund in connection with the Company's corporate credit cards. These amounts have been classified as current assets based on the contractual release date of the restrictions.

          In conjunction with the Company's lease agreement entered into in March 2018 (see Note 12), the Company maintains a letter of credit for the benefit of the landlord. As of March 31, 2018 (unaudited), the underlying cash balance of $210 securing this letter of credit, was classified as non-current in the consolidated balance sheet.

  Property and Equipment

          Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations and comprehensive loss in the period of disposal. The expected useful lives of the respective assets are as follows:

Estimated Useful Life
Computer hardware and software	3 - 5 years
Vehicles	5 years
Laboratory and facility equipment	5 years
Furniture and fixtures	5 - 7 years
Leasehold improvements	Shorter of estimated useful life or lease term

  Impairment of Long-Lived Assets

          Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. To date, the Company has not recorded any impairment losses on long-lived assets.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  Deferred Offering Costs

          The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process preferred share or common equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction to the carrying value of convertible preferred shares or in shareholders' equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. The Company recorded deferred offering costs related to the sale of convertible preferred shares of $8 and $25 as of December 31, 2016 or 2017, respectively. The Company recorded deferred offering costs in contemplation of an initial public offering of its Class A common shares of $1,608 as of March 31, 2018 (unaudited).

  Fair Value Measurements

          Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

  •
  Level 1 — Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

          The Company's restricted cash, which is held in a money market fund, is carried at fair value, determined based on Level 1 inputs in the fair value hierarchy described above (see Note 3). The Company's cash equivalents, consisting of money market accounts and U.S. Treasury notes, are carried at fair value, determined based on Level 1 and 2 inputs in the fair value hierarchy described above (see Note 3). The carrying values of the Company's prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  Segment Information

          The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions. The Company's singular focus is on developing and delivering therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need.

  Research and Development Costs

          Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred to discover, research and develop drug candidates, including personnel expenses, share-based compensation expense, allocated facility-related and depreciation expenses, third-party license fees and external costs of outside vendors engaged to conduct clinical development activities and clinical trials as well as to manufacture clinical trial materials. Non-refundable prepayments for goods or services that will be used or rendered for future research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

  Research Contract Costs and Accruals

          The Company has entered into various research and development-related contracts with companies both inside and outside of the United States. The related costs are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies or clinical trials, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ materially from the Company's estimates. The Company's historical accrual estimates have not been materially different from the actual costs.

  Patent Costs

          The Company charges patent-related costs in connection with filing and prosecuting patent applications to operations as incurred as their realization is uncertain. These costs are classified as general and administrative expenses.

  Share-Based Compensation

          The Company measures all share-based awards granted to employees and directors based on their fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. The Company issues share-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any share-based awards with performance-based vesting conditions.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

          For share-based awards granted to consultants and non-employees, compensation expense is recognized over the vesting period of the awards, which is generally the period during which services are rendered by such consultants and non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company's Class A common shares and updated assumption inputs in the Black-Scholes option-pricing model.

          The Company classifies share-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient's payroll costs are classified or in which the award recipient's service payments are classified.

          The fair value of each restricted share award is estimated on the date of grant based on the fair value of the Company's Class A or Class B common shares on that same date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected share price volatility, the expected term of the award, the risk-free interest rate, and expected dividends (see Note 8). The Company historically has been a private company and lacks company-specific historical and implied volatility information for its shares. Therefore, it estimates its expected share price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded share price. The expected term of the Company's options has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options. The expected term of options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common shares and does not expect to pay any cash dividends in the foreseeable future.

  Comprehensive Loss

          Comprehensive loss includes net loss as well as other changes in shareholders' equity (deficit) that result from transactions and economic events other than those with shareholders. There was no difference between net loss and comprehensive loss for each of the periods presented in the accompanying consolidated financial statements.

  Income Taxes

          The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company's tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

          The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. To date, the Company has not taken any uncertain tax positions or recorded any reserves, interest or penalties.

  Net Income (Loss) per Share

          The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common shareholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

          Basic net income (loss) per share attributable to common shareholders is computed by dividing the net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) attributable to common shareholders is computed by adjusting net income (loss) attributable to common shareholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common shareholders is computed by dividing the diluted net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding options, unvested restricted common shares and convertible preferred shares are considered potential dilutive common shares.

          The Company's convertible preferred shares contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common shareholders, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common shareholders, diluted net loss per share attributable to common shareholders is the same as basic net loss per share attributable to common shareholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

shareholders for the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited).

  Recently Adopted Accounting Pronouncements

          In May 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting ("ASU 2017-09"), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. ASU 2017-09 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2017-09 as of the required effective date of January 1, 2018. The adoption of ASU 2017-09 will have an impact on the modification of stock-based awards, if any, after the date of adoption. The adoption of ASU 2017-09 did not have an impact on the Company's financial position, results of operations or cash flows.

          In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The ASU is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company adopted this standard effective as of January 1, 2016 and applied it to its license and asset purchase agreements during the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited) (see Note 9).

          In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"), which requires that amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years and should be applied using a retrospective transition method to each period presented. Early adoption is permitted. The Company elected to early adopt ASU 2016-18 effective as of January 1, 2017 and has reflected the adoption retrospectively to all periods presented in its consolidated financial statements. As a result, the Company's consolidated statements of cash flows include restricted cash with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the such statements.

          In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). This guidance addresses diversity in practice in how certain cash receipts and cash payments are presented in the statement of cash flows. The standard is effective for fiscal years beginning after December 15, 2017, including interim periods in those fiscal years, and early adoption is permitted. The adoption of ASU 2016-15 is required to be applied retrospectively. The Company adopted ASU 2017-09 as of

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

the required effective date of January 1, 2018, and the adoption did not have an impact on the Company's consolidated statement of cash flows.

          In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). ASU 2016-09 addresses several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross share compensation expense with actual forfeitures recognized as they occur, and classification on the statement of cash flows. Certain of these changes are required to be applied retrospectively, while other changes are required to be applied prospectively. The Company adopted ASU 2016-09 effective as of January 1, 2016 and elected prospectively to account for forfeitures as they occur rather than apply an estimated forfeiture rate to share-based compensation expense. The adoption of ASU 2016-09 did not have a material impact on the Company's financial position, results of operations or cash flows.

          In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes ("ASU 2015-17"). ASU 2015-17 requires deferred tax liabilities and assets to be classified as non-current in the consolidated balance sheet. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted ASU 2015-17 effective as of January 1, 2016 and has reflected the adoption retrospectively to all periods presented in its consolidated financial statements. The adoption of ASU 2015-17 did not have a material impact on the Company's financial position, results of operations or cash flows.

          In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). The amendments in this update explicitly require a company's management to assess if there is substantial doubt about an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements and to provide related footnote disclosures in certain circumstances. The Company adopted ASU 2014-15 effective as of January 1, 2016. This guidance relates to footnote disclosure only and its adoption had no impact on the Company's financial position, results of operations or cash flows.

          In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which supersedes existing revenue recognition guidance under GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle, and will require companies to use more judgment and make more estimates than under the current guidance. The Company expects that these judgments and estimates will include identifying performance obligations in the customer contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

2014-09 such that the standard is effective for public entities for annual periods beginning after December 15, 2017 and for interim periods within those fiscal years. The FASB subsequently issued amendments to ASU 2014-09 that have the same effective date and transition date. The Company adopted ASU 2014-09 as of the required effective date of January 1, 2018 and the adoption did not have an impact on the Company's consolidated financial statements as the Company does not currently have any revenue-generating arrangements.

  Recently Issued Accounting Pronouncements

          In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) I. Accounting for Certain Financial Instruments with Down Round Features II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception ("ASU 2017-11"). Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. ASU 2017-11 is required to be adopted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2017-11 will have on its consolidated financial statements.

          In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The guidance is effective for annual periods beginning after December 15, 2018 and for interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

3. Fair Value of Financial Assets and Liabilities

          The following tables present information about the Company's financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements as of December 31, 2016 Using:

	Level 1	Level 2	Level 3	Total

Assets:
Restricted cash — money market funds	$105	$—	$—	$105
Cash equivalents — money market funds	550	—	—	550
Cash equivalents — U.S. Treasury notes	—	52,504	—	52,504

	$655	$52,504	$—	$53,159

	Fair Value Measurements as of December 31, 2017 Using:

	Level 1	Level 2	Level 3	Total

Assets:
Restricted cash — money market funds	$105	$—	$—	$105
Cash equivalents — money market funds	5,487	—	—	5,487
Cash equivalents — U.S. Treasury notes	—	14,995	—	14,995

	$5,592	$14,995	$—	$20,587

	Fair Value Measurements as of March 31, 2018 Using:

	Level 1	Level 2	Level 3	Total

	(unaudited)
Assets:
Restricted cash — money market funds (including non-current portion)	$315	$—	$—	$315
Cash equivalents — money market funds	110,267	—	—	110,267
Cash equivalents — U.S. Treasury notes	—	84,429	—	84,429

	$110,582	$84,429	$—	$195,011

          During the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited), there were no transfers between Level 1, Level 2 and Level 3.

          The money market funds were valued using quoted prices in active markets, which represent a Level 1 measurement in the fair value hierarchy. The Company's cash equivalents as of December 31, 2016 and 2017 and March 31, 2018 (unaudited) also consisted of U.S. Treasury notes, which are not traded on a daily basis and, therefore, represent a Level 2 measurement in the fair value hierarchy at each period end.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

4. Property and Equipment, Net

          Property and equipment, net consisted of the following:

	December 31,		March 31,

	2016	2017	2018

			(unaudited)
Furniture and fixtures	$14	$83	$6
Computer hardware and software	9	9	77
Vehicles	85	85	85

	108	177	168
Less: Accumulated depreciation	(24)	(52)	(42)

	$84	$125	$126

          Depreciation expense for the years ended December 31, 2016 and 2017 was $22 and $28, respectively and $6 and $8 for the three months ended March 31, 2017 and 2018 (unaudited), respectively.

5. Accrued Expenses

          Accrued expenses consisted of the following:

	December 31,		March 31,

	2016	2017	2018

			(unaudited)
Accrued employee compensation and benefits	$986	$1,570	$843
Accrued research and development expenses	979	3,905	3,742
Accrued legal and professional fees	122	688	1,599
Other	3	49	288

	$2,090	$6,212	$6,472

6. Convertible Preferred Shares

          As of December 31, 2016 and 2017, the Company's bye-laws, as amended and restated (the "Amended Bye-Laws"), designated 62,531,219 authorized shares to be issued as convertible preferred shares with a par value of $0.0001 per share, of which 46,800,044 shares have been further designated as Series A convertible preferred shares (the "Series A preferred shares") and 15,731,175 shares have been further designated as Series B convertible preferred shares (the "Series B preferred shares"). As of March 31, 2018 (unaudited), the Company's bye-laws, as further amended and restated, designated 97,463,268 authorized shares to be issued as convertible preferred shares with a par value of $0.0001 per share, of which 46,800,044 shares have been further designated as Series A preferred shares, 15,731,175 have been further designated as Series B preferred shares and 34,932,049 shares have been further designated as Series C convertible preferred shares (the "Series C preferred shares"). The holders of preferred shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

6. Convertible Preferred Shares (Continued)

the control of the Company. Therefore, the Series A, Series B and Series C preferred shares (collectively, the "Preferred Shares") are classified outside of shareholders' equity (deficit).

          In October 2015, the Company issued and sold 21,937,521 Series A preferred shares at a price of $1.7094 per share (the "Series A Original Issue Price") for proceeds of $37,398, net of issuance costs of $102.

          In September 2016, the Company issued and sold an additional 24,862,523 Series A preferred shares at a price of $1.7094 per share for proceeds of $42,499, net of issuance costs of $1.

          In March 2017, the Company issued and sold 15,731,175 Series B preferred shares at a price of $2.5427 per share (the "Series B Original Issue Price") for proceeds of $39,873, net of issuance costs of $127.

          In February 2018, the Company issued and sold 34,932,049 Series C convertible preferred shares at a price of $5.7254 per share (the "Series C Original Issue Price") for proceeds of $190,822, net of issuance costs of $9,178.

          As of each balance sheet date, the Preferred Shares consisted of the following:

	December 31, 2016

	Preferred Shares Designated	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Shares Issuable Upon Conversion

Series A preferred shares	46,800,044	46,800,044	$79,897	$80,000	46,800,044

	December 31, 2017

	Preferred Shares Designated	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Shares Issuable Upon Conversion

Series A preferred shares	46,800,044	46,800,044	$79,897	$80,000	46,800,044
Series B preferred shares	15,731,175	15,731,175	39,873	40,000	15,731,175

	62,531,219	62,531,219	$119,770	$120,000	62,531,219

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

6. Convertible Preferred Shares (Continued)

	March 31, 2018

	(unaudited)
	Preferred Shares Designated	Preferred Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Common Shares Issuable Upon Conversion

Series A preferred shares	46,800,044	46,800,044	$79,897	$80,000	46,800,044
Series B preferred shares	15,731,175	15,731,175	39,873	40,000	15,731,175
Series C preferred shares	34,932,049	34,932,049	190,822	200,000	34,932,049

	97,463,268	97,463,268	$310,592	$320,000	97,463,268

          The holders of the Preferred Shares have the following rights and preferences:

  Voting

          The holders of Preferred Shares are entitled to vote, together with the holders of common shares, on all matters submitted to shareholders for a vote. The holders of Series A preferred shares are entitled to the number of votes per Series A preferred share equal to the number of whole Class B common shares into which the Series A preferred shares are convertible on the record date determining shareholders entitled to participate in such vote (which is ten votes for each Class B common share). The holders of Series B preferred shares are entitled to the number of votes per Series B preferred share equal to the number of whole Class A common shares into which the Series B preferred shares are convertible on the record date determining shareholders entitled to participate in such vote (which is one vote for each Class A common share). The holders of Series C preferred shares are entitled to the number of votes per Series C preferred share equal to the number of whole Class A common shares into which the Series C preferred shares are convertible on the record date determining shareholders entitled to participate in such vote (which is one vote for each Class A common share). Except as provided by law or by the other provisions of the Amended Bye-Laws, holders of Preferred Shares vote together with the holders of common shares as a single class.

          The holders of Preferred Shares, voting together as a single class, are entitled to elect two directors of the Company. The holders of Preferred Shares, voting together with the holders of common shares as a single class, are entitled to elect the remaining directors of the Company, except for the one director that the holders of Class A common shares and Class B common shares, voting together as a single class, are entitled to elect.

  Conversion

          Each Series A preferred share shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, in such manner as is permitted by Bermuda law, into such number of fully paid and non-assessable Class B common shares as is determined by dividing the Series A Original Issue Price by the

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

6. Convertible Preferred Shares (Continued)

Series A Conversion Price (as defined below) in effect at the time of conversion. Each Series B preferred share shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, in such manner as is permitted by Bermuda law, into such number of fully paid and non-assessable Class A common shares as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. Each Series C preferred share shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, in such manner as is permitted by Bermuda law, into such number of fully paid and non-assessable Class A common shares as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion.

          The Series A Original Issue Price and Series A Conversion Price were equal to $1.7094 as of December 31, 2016 and 2017 and March 31, 2018 (unaudited). The Series B Original Issue Price and Series B Conversion Price were equal to $2.5427 as of December 31, 2017 and March 31, 2018 (unaudited). The Series C Original Issue Price and Series C Conversion Price were equal to $5.7254 as of March 31, 2018 (unaudited). Such Series A, Series B and Series C Original Issue Prices and Series A, Series B and Series C Conversion Prices, and the rate at which each series of preferred shares may be converted into common shares, are subject to adjustment from time to time to reflect future share dividends, splits, combinations, recapitalizations and similar events. The Series A, Series B and Series C Conversion Prices are also subject to adjustments based on weighted-average anti-dilution provisions set forth in the Amended Bye-Laws in the event that additional securities are issued at a purchase price less than the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price then in effect. As of December 31, 2016 and 2017 and March 31, 2018 (unaudited), each Series A preferred share was convertible into one Class B common share. As of December 31, 2017 and March 31, 2018 (unaudited), each Series B preferred share was convertible into one Class A common share. As of March 31, 2018 (unaudited), each Series C preferred share was convertible into one Class A common share.

          Upon either (a) the closing of the sale of Class A common shares or Class B common shares to the public at a price of at least $5.7254 per share ($5.1282 prior to the issuance of the Series C preferred shares) (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the applicable class of common shares) in an initial public offering resulting in at least $100,000 of gross proceeds to the Company (a "Qualified IPO") or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding Preferred Shares, voting together as a single class on an as-if-converted to Class A common shares basis, all outstanding Series A preferred shares shall automatically be converted, in such manner as is permitted pursuant to Bermuda law, into Class B common shares at the then effective conversion rate, and all outstanding Series B and Series C preferred shares shall automatically be converted, in such manner as is permitted pursuant to Bermuda law, into Class A common shares at the then effective conversion rate. In the event of a mandatory conversion of preferred shares as a result of a Qualified IPO, (i) holders of Series A preferred shares may elect to receive Class B1 common shares in lieu of Class B common shares and (ii) holders of Series B and Series C preferred shares may elect to receive Class A1 common shares in lieu of Class A common shares.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

6. Convertible Preferred Shares (Continued)

  Dividends

          The holders of the Preferred Shares are entitled to receive noncumulative dividends when and if declared by Company's board of directors. The Company may not declare, pay or set aside any dividends on any other class or series of shares of the Company, other than dividends on common shares payable in common shares, unless the holders of the Preferred Share first receive, or simultaneously receive, a dividend on each outstanding Preferred Share equal to (A) in the case of a dividend on any class of common shares or any class or series that is convertible into common shares, that dividend per Preferred Share as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common shares and (2) the number of common shares issuable upon conversion of a share the applicable series of Preferred Shares, or (B) in the case of a dividend on any class or series that is not convertible into common shares, at a rate per Preferred Share determined by (1) dividing the amount of the dividend payable on each share of such class or series of shares by the original issue price of such class or series (subject to appropriate adjustment in the event of any bonus share, share dividend, share split, combination of or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the applicable Series A, Series B or Series C Original Issue Price. Through December 31, 2016 and 2017 and March 31, 2018 (unaudited), no cash dividends have been declared or paid.

  Liquidation Preference

          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event (as defined below), the holders of Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, on a pari passu basis, before any payment shall be made to the holders of common shares by reason of their ownership thereof, an amount per share equal to the greater of (i) one times the applicable Series A, Series B or Series C Original Issue Price, plus any dividends declared but unpaid thereon, and (ii) such amount per share as would have been payable had all Preferred Shares been converted into common shares immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. Thereafter, the remaining assets of the Company available for distribution to its shareholders shall be distributed among the holders of common shares, pro rata based on the number of shares held by each such holder.

          If upon any such liquidation, dissolution or winding up of the Company or deemed liquidation event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Preferred Shares the full amount to which they shall be entitled, the holders of Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by such holders of Preferred Shares upon such distribution if all amounts payable on or with respect to such shares were paid in full.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

6. Convertible Preferred Shares (Continued)

          Unless a majority of the holders of the then outstanding Preferred Shares, on an as-if-converted to Class A common shares basis, elect otherwise, a deemed liquidation event shall include a merger or consolidation (other than one in which shareholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring company or corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

  Redemption

          The Amended Bye-Laws do not provide redemption rights to the holders of Preferred Shares.

7. Common Shares

          As of December 31, 2016, and 2017, the Amended Bye-Laws authorized the Company to issue 120,000,000 total shares with a par value of $0.0001, of which 12,273,501 and 15,049,615 shares have been designated as Class A common shares as of December 31, 2016 and 2017, respectively, and 9,750,005 shares have been designated as Class B common shares as of December 31, 2016 and 2017. During the three months ended March 31, 2018 (unaudited), the Company amended and restated its Amended Bye-Laws to increase the total number of authorized shares to 122,263,000 shares, of which 15,049,615 shares have been designated as Class A common shares and 9,750,005 shares have been designated as Class B common shares as of March 31, 2018 (unaudited). The remaining 51,176,450, 32,669,162 and 112 shares that were not designated as common shares or Preferred Shares as of December 31, 2016 and 2017 and March 31, 2018 (unaudited), respectively, may be designated to any class at any time in the future by the Company's board of directors. No Class A1 common shares or Class B1 common shares were designated as of December 31, 2016 and 2017 and March 31, 2018 (unaudited). The rights of the holders of the Company's Class A common shares, Class B common shares, Class A1 common shares and Class B1 common shares are identical, except with respect to voting and conversion, as described below. The voting, dividend and liquidation rights of the holders of the Company's common shares are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Shares as set forth above.

  Voting

          Each Class A common share entitles the holder to one vote on all matters submitted to the shareholders for a vote. Each Class B common share entitles the holder to ten votes on all matters submitted to the shareholders for a vote. Holders of Class A1 common shares or Class B1 common shares have no voting rights. The holders of Class A and Class B common shares, voting together as a single class, are entitled to elect one director of the Company.

  Dividends

          Common shareholders are entitled to receive dividends, as may be declared by the board of directors. These dividends are subject to the preferential dividend rights of the holders of the Company's Preferred Shares. Through December 31, 2016 and 2017 and March 31, 2018 (unaudited), no cash dividends have been declared or paid.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

7. Common Shares (Continued)

  Conversion

          Each Class B common share shall automatically convert into one Class A common share upon certain transfers of such shares by the holder thereof (subject to certain exceptions). Each Class B common share shall be convertible, at the holder's election and at any time into one Class A common share or one Class B1 common share. Each Class A1 common share is convertible into one Class A common share at the holder's election. Each Class B1 common share is convertible into one Class A common share or one Class B common share at the holder's election.

          There are no conversion rights associated with the Company's Class A common shares.

8. Share-Based Compensation

  2015 Equity Incentive Plan

          The Company's 2015 Equity Incentive Plan, as amended (the "2015 Plan"), provides for the Company to grant qualified incentive options, nonqualified options, share grants and other share-based awards to employees and non-employees to purchase the Company's Class A common shares.

          The total number of common shares that may be issued under the 2015 Plan was 10,323,500 and 13,099,614 shares as of December 31, 2016 and 2017, respectively, of which 5,979,013 shares remained available for future grant as of December 31, 2016 and 4,548,941 shares remained available for future grant as of December 31, 2017. The total number of common shares that may be issued under the 2015 plan was 13,099,614 shares as of March 31, 2018 (unaudited), of which 221,641 shares remained available for future grant.

          The exercise price for incentive options is determined by the board of directors. All incentive options granted to any person possessing less than 10% of the total combined voting power of all classes of shares may not have an exercise price of less than 100% of the fair market value of the Class A common shares on the grant date. All incentive options granted to any person possessing more than 10% of the total combined voting power of all classes of shares may not have an exercise price of less than 110% of the fair market value of the Class A common shares on the grant date. The option term for incentive awards may not be greater than 10 years. Incentive options granted to persons possessing more than 10% of the total combined voting power of all classes of shares may not have an option term of greater than five years. The vesting period for equity-based awards is determined by the board of directors, which is generally four to six years. For awards granted to employees and non-employees with four-year vesting terms, 25% of the option vests on the first anniversary of the grant date and the remaining shares vest equally each month for three years thereafter. For awards granted to employees with six-year vesting terms, 16% of the option vests on the first anniversary of the grant date and the remaining shares vest based on a predetermined vesting schedule for five years thereafter.

          Shares that are expired, terminated, surrendered or canceled under the 2015 Plan without having been fully exercised will be available for future awards.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

8. Share-Based Compensation (Continued)

          During the years ended December 31, 2016 and 2017, the Company granted options to purchase 865,812 and 4,221,686 Class A common shares, respectively, to employees and directors. During the three months ended March 31, 2017 and 2018 (unaudited), the Company granted options to purchase 102,500 and 4,514,800 Class A common shares, respectively, to employees and directors. The Company recorded share-based compensation expense for options granted to employees and directors of $354, $876, $110 and $536 during the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited), respectively.

          During the years ended December 31, 2016 and 2017, the Company granted options to purchase 35,000 and 5,000 Class A common shares, respectively, to non-employees. During the three months ended March 31, 2017 (unaudited), the Company granted options to purchase 5,000 Class A common shares to non-employees. The Company did not grant any options to non-employees during the three months ended March 31, 2018 (unaudited). The Company recorded share-based compensation expense for options granted to non-employees of $14, $21, $4 and $22 during the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited), respectively.

  Option Valuation

          The assumptions that the Company used to determine the grant-date fair value of options granted to employees and directors were as follows, presented on a weighted-average basis:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018

			(unaudited)
Risk-free interest rate	1.45%	1.99%	2.17%	2.71%
Expected term (in years)	6.25	6.25	6.25	6.56
Expected volatility	70.75%	74.18%	74.03%	75.25%
Expected dividend yield	0%	0%	0%	0%

          The assumptions that the Company used to determine the fair value of options granted to non-employees were as follows, presented on a weighted-average basis:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018

			(unaudited)
Risk-free interest rate	1.94%	2.49%	2.49%	2.78%
Expected term (in years)	10.00	10.00	10.00	7.89
Expected volatility	65.85%	78.28%	78.28%	73.96%
Expected dividend yield	0%	0%	0%	0%

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

8. Share-Based Compensation (Continued)

  Options

          Through December 31, 2017 and March 31, 2018 (unaudited), all options granted by the Company under the 2015 Plan were for the purchase of Class A common shares. The following table summarizes option activity under the 2015 Plan for the year ended December 31, 2017 and the three months ended March 31, 2018 (unaudited):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

			(in years)
Outstanding as of December 31, 2016	4,327,246	$0.60	9.10	$356
Granted	4,226,686	1.43
Exercised	—	—
Forfeited	(20,500)	1.37

Outstanding as of December 31, 2017	8,533,432	$1.01	8.82	$6,010
Granted	4,514,800	3.79
Exercised	(12,500)	1.39
Forfeited	(187,500)	1.39

Outstanding as of March 31, 2018 (unaudited)	12,848,232	$1.98	9.03	$23,280

Options exercisable as of December 31, 2017	2,304,642	$0.59	8.07	$2,580
Options exercisable as of March 31, 2018 (unaudited)	2,609,787	$0.60	7.82	$8,333
Options unvested as of December 31, 2017	6,228,790	$1.16	9.09	$3,431
Options unvested as of March 31, 2018 (unaudited)	10,238,445	$2.33	9.34	$14,947

          The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company's common shares for those options that had exercise prices lower than the fair value of the Company's common shares.

          During the year ended December 31, 2016, an option holder exercised 17,241 options for Class A common shares with an intrinsic value of $2 for total cash proceeds of $10. There were no options exercised during the year ended December 31, 2017. During the three months ended March 31, 2018 (unaudited), an option holder exercised 12,500 options for Class A common shares with an instrinsic value of $30 for total cash proceeds of $17.

          The weighted-average grant-date fair value per share of options granted during the years ended December 31, 2016 and 2017 was $0.42 and $0.94, respectively. The weighted-average grant-date fair value per share of options granted during the three months ended March 31, 2017 and 2018 (unaudited) was $0.93 and $2.63, respectively.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

8. Share-Based Compensation (Continued)

          The total fair value of options vested during the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited) was $402, $445, $89 and $126, respectively.

  Restricted Shares

          Under terms of the Class A and Class B restricted share agreements covering the Class A and Class B common shares, restricted common shares are subject to a vesting schedule. The restricted shares vest over a four-year period during which time the Company has the right to repurchase up to all unvested shares at the amount paid if the relationship between the recipient and the Company ceases. Subject to the continued employment (or other engagement of the recipient by the Company as described in the restricted share agreements), all of the restricted common shares become fully vested within four years of the date of issuance.

          The following table summarizes restricted share activity for the year ended December 31, 2017 and the three months ended March 31, 2018 (unaudited):

	Class A		Class B

	Number of Shares	Weighted Average Fair Value at Issuance	Number of Shares	Weighted Average Fair Value at Issuance

Unvested restricted shares outstanding as of December 31, 2016	1,340,626	$0.0001	6,906,254	$0.0001
Granted	—	—	—	—
Vested	(487,500)	0.0001	(2,437,501)	0.0001

Unvested restricted shares outstanding as of December 31, 2017	853,126	$0.0001	4,468,753	$0.0001
Granted	—	—	—	—
Vested	(121,875)	0.0001	(609,375)	0.0001

Unvested restricted shares outstanding as of March 31, 2018 (unaudited)	731,251	$0.0001	3,859,378	$0.0001

          The aggregate fair value of restricted shares that vested during the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited) was $2,348, $3,973, $670 and $1,757, respectively.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

8. Share-Based Compensation (Continued)

  Share-Based Compensation

          Share-based compensation expense was classified in the consolidated statements of operations and comprehensive loss as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2016	2017	2017	2018

			(unaudited)
Research and development expenses	$59	$324	$30	$202
General and administrative expenses	309	573	84	356

	$368	$897	$114	$558

          As of December 31, 2017 and March 31, 2018 (unaudited), total unrecognized compensation cost related to the unvested share-based awards was $4,280 and $16,226, respectively, which is expected to be recognized over a weighted average remaining period of 3.22 years and 4.58 years, respectively.

9. License and Acquisition Agreements

  Biogen Asset Purchase Agreement

          In September 2016, the Company entered into an asset purchase agreement (the "Biogen Agreement") with Biogen MA Inc. ("Biogen") to acquire all of Biogen's right, title and interest in and to certain assets used in or relating to KPL-716 and other antibodies covered by certain patent rights, including patents and other intellectual property rights, clinical data, know-how, and clinical drug supply. In addition, Biogen granted to the Company a non-exclusive, sublicensable, worldwide license to certain background patent rights related to the KPL-716 program. The Company is obligated to use commercially reasonable efforts to develop and commercialize such acquired products.

          In exchange for these rights, the Company made an upfront payment to Biogen of $11,500 and a technology transfer payment of $500. The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment and technology transfer payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use.

          Under the Biogen Agreement, the Company is obligated to make milestone payments to Biogen of up to $179,000 upon the achievement of specified clinical and regulatory milestones in multiple indications in various territories. During the year ended December 31, 2017, the Company made a milestone payment of $4,000 associated with the achievement of a specified clinical milestone event. Additionally, the Company could be obligated to make up to an aggregate of up to $150,000 of payments upon the achievement of specified annual net sales milestones and to pay

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

9. License and Acquisition Agreements (Continued)

tiered royalties on escalating tiers of annual net sales of licensed products starting in the high single-digit percentages and ending below the teens.

          The Company also agreed to pay certain obligations under third-party contracts retained by Biogen that relate to the KPL-716 program. Under these retained contracts, the Company paid a one-time upfront sublicense fee of $150 and is obligated to pay insignificant annual maintenance fees as well as clinical and regulatory milestone payments of up to an aggregate of $1,575. During the year ended December 31, 2017 the Company paid $75 upon the achievement of certain milestones in connection with the retained contracts. There were no milestone payments made during the three months ended March 31, 2018 (unaudited).

          The Biogen Agreement will terminate upon the expiration of all payment obligations with respect to the last product in all countries in the territory. The Company has the right to terminate the agreement with 90 days' prior written notice. Both parties may terminate by mutual written consent or in the event of material breach of the agreement by the other party that remains uncured for 90 days (or 30 days for payment-related breaches).

          During the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited), the Company recorded research and development expense in connection with the Biogen Agreement of $12,100, $4,169, $61 and $11, respectively.

  Novo Nordisk License Agreement

          In August 2017, the Company entered into a license agreement (the "Novo Nordisk Agreement") with Novo Nordisk A/S ("Novo Nordisk"), pursuant to which the Company has been granted an exclusive, sublicensable, worldwide license under certain intellectual property rights controlled by Novo Nordisk to make, use, develop and commercialize KPL-045 for all indications. The Company is obligated to use commercially reasonable efforts to develop and commercialize such licensed products.

          In consideration for the license, the Company made an upfront payment of $1,500 to Novo Nordisk. The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use.

          Under the Novo Nordisk Agreement, the Company is also required to make a payment of $150 upon completion of the technology transfer by Novo Nordisk. The technology was transferred during the three months ended March 31, 2018 and, as a result, this payment was made and is recorded in the Company's statement of operations for the three months ended March 31, 2018 (unaudited). In addition, the Company is obligated to make milestone payments upon the achievement of specified clinical, regulatory and initial sales milestones and upon the achievement of annual net sales thresholds, including a payment of $1,000 upon the earlier to occur of a specified regulatory milestone and January 2020, unless the Novo Nordisk Agreement is earlier terminated by either party. As of December 31, 2017 and March 31, 2018 (unaudited), the Company determined that the payment related to the milestone was not probable and, therefore, no

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

9. License and Acquisition Agreements (Continued)

amount was recorded in the Company's consolidated statement of operations and comprehensive loss during the year ended December 31, 2017 and the three months ended March 31, 2018 (unaudited). The Company has also agreed to pay royalties on annual net sales of products licensed under the agreement.

          Under the Novo Nordisk Agreement, the Company is solely responsible for all development, regulatory and commercial activities and costs. The Company is also responsible for costs related to filing, prosecuting and maintaining the licensed patent rights.

          The Novo Nordisk Agreement will terminate upon expiration of the last-to-expire royalty term for any licensed product in the territories, as defined in the agreement. Either party may terminate the agreement upon the other party's insolvency or bankruptcy or for uncured material breach of the agreement by the other party. Novo Nordisk has the right to terminate the agreement if the Company challenges any of the licensed patent rights. The Company may also terminate the agreement for any reason upon prior written notice to Novo Nordisk.

          During the year ended December 31, 2017 and the three months ended March 31, 2018 (unaudited), the Company recorded research and development expense of $1,500 and $150, respectively, in connection with the Novo Nordisk Agreement.

  Primatope Stock Purchase Option Agreement

          In September 2017, the Company entered into a stock purchase option agreement (the "Primatope Agreement") with Primatope Therapeutics, Inc. ("Primatope"), pursuant to which the Company has been granted a license to certain intellectual property rights controlled by Primatope to research, develop, and manufacture the pre-clinical antibody, KPL-404.

          The agreement provides the Company with an exclusive call option to purchase 100% of the capital stock of Primatope. Upon execution of the agreement, the Company made $500 in upfront payments for the initial option period through April 2018 (the "Initial Option Period"). The Primatope Agreement allows up to three extensions of the Initial Option Period through January 2019 (including the initial option period, the "Option Period") for total extension payments of up to $800. In April 2018, the Company made a payment of $250 to extend the Option Period for an additional three months to June 2018. During the Option Period, the Company may conduct research and pre-clinical work to assess the viability of the asset.

          If the call option is exercised, the Company will acquire all of the outstanding equity of Primatope in exchange for upfront consideration of $10,000 as well as potential milestone payments of up to $10,000. The upfront payment and the milestone payments may be paid in a combination of cash and issuance of the Company's Class A common shares.

          The Company has determined that the call option represents a variable interest in Primatope and that Primatope is a VIE. However, as the Company has no ability to control the board of directors or direct the ongoing activities of Primatope, the Company does not have power over the activities that most significantly impact Primatope's economic performance and is not the primary beneficiary of Primatope. As a result, the Company does not consolidate the assets, liabilities, and results of operations of Primatope.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

9. License and Acquisition Agreements (Continued)

          Either party may terminate the Primatope Agreement for uncured material breach of the agreement by the other party or by mutual written consent.

          During the year ended December 31, 2017, the Company recorded research and development expense of $500 in connection with the Primatope Agreement. The Company did not incur any research and development expense in connection with the Primatope Agreement during the three months ended March 31, 2018 (unaudited).

  Regeneron License Agreement

          In September 2017, the Company entered into a license agreement (the "Regeneron Agreement") with Regeneron Pharmaceuticals, Inc. ("Regeneron"), pursuant to which the Company has been granted an exclusive, sublicensable license under certain intellectual property rights controlled by Regeneron to develop and commercialize rilonacept in certain fields and territories. The Company is obligated to use commercially reasonable efforts to develop and commercialize such licensed products.

          In exchange for these rights, the Company made an upfront payment of $5,000. The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use.

          Under the Regeneron Agreement, the Company is also obligated to make payments to Regeneron of up to an aggregate of $27,500 upon the achievement of specified regulatory milestones. Upon commercialization of the licensed products, the parties will share profits equally, after deducting certain commercialization expenses subject to specified limits.

          Under the Regeneron Agreement, the Company is solely responsible for all development and commercialization activities and costs in its respective territory. The Company is also responsible for costs related to the filing, prosecution and maintenance of certain licensed patent rights.

          The parties also entered into a clinical supply agreement under which Regeneron agreed to manufacture the developed product during the clinical phase. During the year ended December 31, 2017 and the three months ended March 31, 2018 (unaudited), the Company recognized research and development expense of $208 and $376, respectively related to the purchase of drug materials under this agreement. As of December 31, 2017 and March 31, 2018 (unaudited), the Company has non-cancelable purchase commitments under the clinical supply agreement (see Note 12).

          The Regeneron Agreement will expire when the Company is no longer developing or commercializing any licensed product under the Regeneron Agreement. Either party may terminate the agreement upon the other party's insolvency or bankruptcy or for material breach of the agreement by the other party that remains uncured for 90 days (or 30 days for payment-related breaches). Regeneron has the right to terminate the agreement if the Company suspends its development or commercialization activities for a consecutive 12 month period or does not grant a sublicense to a third-party to perform such activities, or if the Company challenges any of the licensed patent rights. The Company may terminate the agreement at any time that is 18 months

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

9. License and Acquisition Agreements (Continued)

after the effective date of the agreement with 180 days' written notice or with one years' written notice if we terminate the agreement following U.S. marketing approval of a rilonacept product developed by the Company. The Company may also terminate the agreement with three month's written notice if the products are determined to have certain safety concerns.

          During the year ended December 31, 2017 and the three months ended March 31, 2018 (unaudited), the Company recorded research and development expense of $5,208 and $376, respectively, in connection with the agreements with Regeneron.

  MedImmune License Agreement

          In December 2017, the Company entered into a license agreement (the "MedImmune Agreement") with MedImmune, Limited ("MedImmune"), pursuant to which MedImmune granted the Company an exclusive, sublicensable, worldwide license to certain intellectual property rights to make, use, develop and commercialize mavrilimumab. Under the MedImmune Agreement, the Company also acquired reference rights to relevant manufacturing and regulatory documents and MedImmune's existing supply of mavrilimumab drug substance and product. The Company is obligated use commercially reasonable efforts to develop and commercialize the licensed products.

          In exchange for these rights, the Company made an upfront payment of $8,000. The Company accounted for the acquisition of technology as an asset acquisition because it did not meet the definition of a business. The Company recorded the upfront payment as research and development expense in the consolidated statement of operations and comprehensive loss because the acquired technology represented in-process research and development and had no alternative future use. In addition, the Company is obligated to make clinical, regulatory and initial sales milestone payments of up to $72,500 in aggregate for the first two indications, including a milestone payment of $10,000 upon the earlier to occur of a specified regulatory milestone and December 31, 2018, unless the MedImmune Agreement is earlier terminated by either party. As of December 31, 2017, the Company determined that the payment related to this milestone was probable and, therefore, recognized research and development expense and an accrued milestone of $10,000 during the year ended December 31, 2017. In addition, the Company is obligated to make clinical and regulatory milestone payments of up to $15,000 in the aggregate for each subsequent indication. The Company is obligated to make milestone payments to MedImmune of up to $85,000 upon the achievement of annual net sales thresholds up to, but excluding, $1,000,000 in annual net sales as well as additional milestone payments aggregating up to $1,100,000 upon the achievement of additional specified annual net sales thresholds starting at $1,000,000 and higher. The Company has also agreed to pay tiered royalties on escalating tiers of annual net sales of licensed products starting in the low double-digit percentages and ending at twenty percent. Royalty rates are subject to reductions upon certain events.

          The Company is solely responsible for all development, manufacturing, and commercial activities and costs of the licensed products, including clinical studies or other tests necessary to support the use of a licensed product. The Company is also responsible for costs related to the filing, prosecution and maintenance of the licensed patent rights.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

9. License and Acquisition Agreements (Continued)

          The MedImmune Agreement will expire upon the expiration of the royalty term in the last country for the last indication, as defined in the agreement. Either party may terminate the agreement upon the other party's insolvency or bankruptcy or for material breach of the agreement by the other party that remains uncured for 90 days. MedImmune has the right to terminate the agreement if the Company challenges any of the licensed patent rights. The Company may terminate the agreement at any time upon 90 days' prior written notice.

          During the year ended December 31, 2017, the Company recorded research and development expense of $18,000 in connection with the MedImmune Agreement. The Company did not incur any research and development expense in connection with the MedImmune Agreement during the three months ended March 31, 2018 (unaudited).

10. Income Taxes

          As a company incorporated in Bermuda, the Company is principally subject to taxation in Bermuda. Under the current laws of Bermuda, tax on a company's income is assessed at a zero percent tax rate. As a result, the Company has not recorded any income tax benefits from its losses incurred in Bermuda during each reporting period, and no net operating loss carryforwards will be available to the Company for those losses.

          In August 2015, the Company entered into agreements with its wholly owned subsidiary, Kiniksa US, under which Kiniksa US provides management and research and development services to the Company for which the Company pays costs plus a service fee. Kiniksa US is subject to tax for federal and state tax purposes. On December 22, 2017, the United States enacted new tax reform ("Tax Cuts and Jobs Act"). The Tax Cuts and Jobs Act contains provisions with separate effective dates but is generally effective for taxable years beginning after December 31, 2017. Beginning with the year ending December 31, 2018, the corporate statutory rates on U.S. earnings will be reduced from a top marginal rate of 35% to a flat rate of 21%. The impact of the future rate reduction resulted in a provision for income taxes of $69 for the year ended December 31, 2017 relating to the revaluation of the Company's net deferred tax assets.

          Income (loss) before provision for income taxes consisted of the following:

	Year Ended December 31,

	2016	2017

Bermuda	$(24,254)	$(65,391)
Foreign (U.S.)	317	520

	$(23,937)	$(64,871)

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

10. Income Taxes (Continued)

          The components of the Company's income tax provision for the years ended December 31, 2016 and 2017 are as follows:

	Year Ended December 31,

	2016	2017

Current income tax provision:
Bermuda	$—	$—
U.S. federal	78	184
U.S. state	4	15

Total current income tax provision	82	199

Deferred income tax provision (benefit):
Bermuda	—	—
U.S. federal	(26)	(87)
U.S. state	(20)	(110)

Total deferred income tax provision (benefit)	(46)	(197)

Total provision for income taxes	$36	$2

          A reconciliation of the Bermuda statutory income tax rate of 0% to the Company's effective income tax rate is as follows:

	Year Ended December 31,

	2016	2017

Bermuda statutory income tax rate	—%	—%
Foreign (U.S.) tax rate differential	(0.5)	(0.4)
Research and development tax credits	0.5	0.5
2017 Tax Cuts and Jobs Act	—	(0.1)

Effective income tax rate	—%	—%

          The Company recorded immaterial tax benefits in the three months ended March 31, 2017 and 2018 (unaudited). The Company expects an immaterial level of tax benefit in 2018, comprised of current tax expense related to the Company's operations in the U.S. which is more than offset by federal and state research and development tax credits.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

10. Income Taxes (Continued)

          Net deferred tax assets consisted of the following:

	December 31,

	2016	2017

Research and development tax credit carryforwards	$18	$90
Depreciation and amortization	(4)	(14)
Accrued expenses and other	37	189

Total deferred tax assets	51	265
Valuation allowance	(10)	(27)

Net deferred tax assets	$41	$238

          As of December 31, 2017, the Company had state research and development tax credit carryforwards of approximately $113, available to reduce future tax liabilities, which begin to expire in 2031 through 2032. As of March 31, 2018 (unaudited), the amount of the Company's deferred tax assets did not change materially from the amount as of December 31, 2017.

          As required by ASC 740, the Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. In order to utilize state research and development tax credits, the Company will need taxable income in the jurisdiction of where the credit was generated. The Company currently has no taxable income in certain state jurisdictions and thus management has determined that it is more likely than not that the Company will not recognize the benefits of state research and development tax credits generated in those jurisdictions, and as a result, a valuation allowance of $10 and $27 has been established at December 31, 2016 and 2017, respectively. The remaining deferred tax assets will be fully utilized in the United States based on future income generated under the cost-plus arrangement in place.

          Utilization of the state research and development tax credits may be subject to substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50% over a three-year period.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

10. Income Taxes (Continued)

          Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2016 and 2017 were due primarily to an increase in state research and development tax credits and were as follows:

	Year Ended December 31,

	2016	2017

Valuation allowance at beginning of year	$(1)	$(10)
Increases recorded to income tax provision	(9)	(17)

Valuation allowance at end of year	$(10)	$(27)

          The Company has not recorded any amounts for unrecognized tax benefits as of December 31, 2016 or 2017. The Company's policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2016 and 2017, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the Company's consolidated statements of operations and comprehensive loss.

          The Company files income tax returns in the United States and certain state jurisdictions. Kiniksa US's federal and state income tax returns are subject to tax examinations for the tax years ended December 31, 2013 and subsequent years. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future period. There are currently no income tax examinations pending.

11. Net Loss per Share and Unaudited Pro Forma Net Loss per Share

  Net Loss per Share

          The rights, including the liquidation and dividend rights, of the holders of Class A and Class B common shares are identical, except with respect to voting rights. As the liquidation and dividend rights are identical, losses are allocated on a proportionate basis and the resulting net loss per share attributed to common shareholders will, therefore, be the same for both Class A and Class B common shares on an individual or combined basis.

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

11. Net Loss per Share and Unaudited Pro Forma Net Loss per Share (Continued)

          Basic and diluted net loss per share attributable to common shareholders was calculated as follows:

	Year Ended December 31,		Three Months Ended March 31,

	2016	2017	2017	2018

			(unaudited)
Numerator:
Net loss attributable to common shareholders	$(23,973)	$(64,873)	$(4,941)	$(15,982)

Denominator:
Weighted average common shares outstanding — basic and diluted	715,045	4,944,889	3,840,055	6,773,251

Net loss per share attributable to common shareholders — basic and diluted	$(33.53)	$(13.12)	$(1.29)	$(2.36)

          The Company's unvested restricted common shares have been excluded from the computation of basic net loss per share attributable to common shareholders.

          The Company's potentially dilutive securities, which include options, unvested restricted shares and convertible preferred shares, have been excluded from the computation of diluted net loss per share attributable to common shareholders as the effect would be to reduce the net loss per share attributable to common shareholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,		Three Months Ended March 31,

	2016	2017	2017	2018

			(unaudited)
Options to purchase common shares	4,327,246	8,533,432	4,434,246	12,848,232
Unvested restricted shares	8,246,880	5,321,879	7,515,629	4,590,629
Convertible preferred shares (as converted to common shares)	46,800,044	62,531,219	62,531,219	97,463,268

	59,374,170	76,386,530	74,481,094	114,902,129

  Unaudited Pro Forma Net Loss per Share

          The unaudited pro forma basic and diluted net loss per share attributable to common shareholders for the year ended December 31, 2017 and the three months ended March 31, 2018

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

11. Net Loss per Share and Unaudited Pro Forma Net Loss per Share (Continued)

have been prepared to give effect to adjustments arising upon the closing of a qualified initial public offering.

          The unaudited pro forma basic and diluted weighted average common shares outstanding used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common shareholders for the year ended December 31, 2017 and the three months ended March 31, 2018 have been prepared to give effect, upon a qualified initial public offering, to the automatic conversion of (i) all outstanding Series A preferred shares into Class B common shares and Class B1 common shares and (ii) all outstanding Series B and Series C preferred shares into Class A common shares and Class A1 common shares as if the proposed initial public offering had occurred on the later of January 1, 2017 or the issuance date of the Preferred Shares.

          Unaudited pro forma basic and diluted net loss per share attributable to common shareholders was calculated as follows:

	Year Ended December 31, 2017	Three Months Ended March 21, 2018

	(unaudited)
Numerator:
Net loss attributable to common shareholders	$(64,873)	$(15,982)

Denominator:
Weighted average common shares outstanding — basic and diluted	4,944,889	6,773,251
Pro forma adjustment to reflect assumed automatic conversion of Preferred Shares upon the closing of the proposed initial public offering	59,643,579	81,937,913

Pro forma weighted average common shares outstanding — basic and diluted	64,588,468	88,711,164

Pro forma net loss per share attributable to common shareholders — basic and diluted	$(1.00)	$(0.18)

12. Commitments and Contingencies

  Lease Agreements

          On July 24, 2015, Kiniksa US entered into an operating lease in Wellesley Hills, Massachusetts for office space that comprises the headquarters for Kiniksa US. In March 2016, effective August 1, 2016, Kiniksa US entered into an expansion and extension on its lease, which expanded its leased space to a total of 10,800 square feet. On March 31, 2017, Kiniksa US renewed this lease and extended the lease term to August 2018. Monthly lease payments, inclusive of base rent and ancillary charges, total $27. As of December 31, 2017 future minimum lease payments under

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

12. Commitments and Contingencies (Continued)

non-cancelable operating lease commitments, which are all due during the year ending December 31, 2018, totaled $270.

          On March 13, 2018, Kiniksa US entered into an operating lease in Lexington, Massachusetts for office and laboratory space that comprises the new headquarters for Kiniksa US. The lease expires on July 31, 2021. Upon execution of the lease, the Company made a prepayment of $67 for August 2018 base rent. Monthly lease payments begin in September 2018 and include base rent of $67 as well as, ancillary charges such as the share of operating expenses and real estate taxes.

          The following table summarizes the future minimum lease payments under non-cancelable operating lease commitments, for the Lexington office, as of March 31, 2018 (unaudited):

Year Ending December 31,
2018	$267
2019	802
2020	802
2021	468

$2,339

          The Company recognizes rent expense on a straight-line basis over the respective lease period and has recorded deferred rent for rent expense incurred but not yet paid. The Company recorded rent expense of $286, $402, $100 and $130 during the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited), respectively.

  License Agreements

          The Company has entered into license agreements with various parties under which it is obligated to make contingent and non-contingent payments (see Note 9).

  Manufacturing Commitments

          During the year ended December 31, 2017 and three months ended March 31, 2018 (unaudited), the Company entered into agreements with several contract manufacturing organizations to provide pre-clinical and clinical trial materials. As of December 31, 2017 and March 31, 2018 (unaudited), the Company had non-cancelable purchase commitments under these agreements totaling $7,766 and $5,870, respectively, which are all due during the year ending December 31, 2018.

  Indemnification Agreements

          In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and executive officers that will require the Company, among other things, to indemnify them against certain

KINIKSA PHARMACEUTICALS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands, except share and per share amounts)

12. Commitments and Contingencies (Continued)

liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2016 or 2017.

  Legal Proceedings

          The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities.

13. Benefit Plans

          The Company has established a defined-contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company provides matching contributions of 100% of the first 3% of each participant's salary contributed, plus 50% for each of the next 2% contributed. Employees are immediately and fully vested in their own contributions and the Company's match. During the years ended December 31, 2016 and 2017 and the three months ended March 31, 2017 and 2018 (unaudited), the Company contributed $143, $264, $75 and $115, respectively, to the plan.

14. Subsequent Events

          For its consolidated financial statements as of December 31, 2017 and for the year then ended, the Company evaluated subsequent events through February 27, 2018, the date on which those financial statements were issued.

15. Subsequent Events (Unaudited)

          For its interim consolidated financial statements as of March 31, 2018 and for the three months then ended, the Company evaluated subsequent events through April 27, 2018, the date on which those financial statements were issued.

Class A Common Shares

Goldman, Sachs & Co. LLC
J.P. Morgan
JMP Securities
Wedbush PacGrow

          Through and including                  , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          The following table indicates the expenses to be incurred in connection with this offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The Nasdaq Global Market fee.

Amount

SEC Registration fee		$12,450
FINRA filing fee		15,500
The Nasdaq Global Market initial listing fee			*
Accountants' fees and expenses			*
Legal fees and expenses			*
Blue Sky fees and expenses			*
Transfer Agent's fees and expenses			*
Printing and engraving expenses			*
Miscellaneous			*

Total expenses	$		*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers.

          Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

          We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. We will maintain a general liability insurance policy that covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

          We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

          In any underwriting agreement we enter into in connection with the sale of Class A common shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

          Set forth below is information regarding shares issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

          Issuance of Securities.

          In September 2015, we issued and sold 1,950,001 shares of Class A common shares to our employees and a consultant at a price per share of $.0001 for aggregate gross consideration of $195.

          In October 2015, we issued 9,750,005 Class B common shares to all of our Class A common shareholders as a distribution on their Class A common shares.

          In October 2015, we issued and sold an aggregate of 21,937,521 Series A preferred shares to investors at a price per share of $1.7094 for aggregate gross consideration of $37.5 million.

          In September 2016, we issued and sold 24,862,523 Series A preferred shares to investors at a price per share of $1.7094 for aggregate gross consideration of $42.5 million.

          In March 2017, we issued and sold an aggregate of 15,731,175 Series B preferred shares to investors at a price per share of $2.5427 for aggregate gross consideration of $40.0 million.

          In February 2018, we issued and sold an aggregate of 34,932,049 Series C preferred shares to investors at a price per $5.7254 per share for aggregate gross proceeds of $200.0 million.

          Since July 15, 2015, the date of formation of the registrant, the registrant has issued 17,241 Class A common shares pursuant to the exercise of share options at an exercise price of $0.58 and 12,500 Class A common shares pursuant to the exercise of share options at an exercise price of $1.39, for total aggregate proceeds to the registrant of $27,374.78.

          The securities listed above were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

Item 16.    Exhibits and Financial Statement Schedules.

          (a)     Exhibits.

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement

3.1		Memorandum of Association of the Registrant

3.2		Amended and Restated Bye-laws of the Registrant (currently in effect)

3.3	*	Form of Amended and Restated Bye-laws of the Registrant (to be effective upon the closing of this offering)

4.1	*	Specimen Share Certificate evidencing the Class A common shares

4.2		Second Amended and Restated Investors' Rights Agreement, dated as of February 9, 2018

5.1	*	Opinion of Conyers Dill & Pearman, Bermuda

10.1		2015 Equity Incentive Plan, as amended, and form of share option grant notice and option agreement thereunder

10.2	*	2018 Incentive Award Plan and form of award agreements thereunder

10.3	*	Amended and Restated Employment Agreement by and between Kiniksa Pharmaceuticals Corp. and Sanj K. Patel

10.4	*	Amended and Restated Employment Agreement by and between Kiniksa Pharmaceuticals Corp. and Stephen F. Mahoney

10.5	*	Amended and Restated Employment Agreement by and between Kiniksa Pharmaceuticals Corp. and John F. Paolini

10.6	†	Asset Purchase Agreement, dated September 7, 2016, by and between the Registrant and Biogen MA Inc., as amended

10.7	†	License Agreement, dated September 25, 2017, by and between the Registrant and Regeneron Pharmaceuticals, Inc.

10.8	†	License Agreement, dated as of December 21, 2017, by and between the Registrant and MedImmune, Limited

10.9		Clinical Supply Agreement, dated as of September 27, 2017, by and between the Registrant and Regeneron Pharmaceuticals, Inc.

10.10		Sublease Agreement, dated as of March 13, 2018, by and between Kiniksa Pharmaceuticals Corp. and Shire Human Genetic Therapies, Inc.

10.11		Form of Indemnification Agreement for Non-Fund-Designated Directors

10.12		Form of Indemnification Agreement for Fund-Designated Directors

10.13		Form of Indemnification Agreement for Officers

21.1		Subsidiaries of the Registrant

23.1		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	*	Consent of Conyers Dill & Pearman, Bermuda (included in Exhibit 5.1)

Exhibit Number	Description of Exhibit
24.1	Power of Attorney (included in the signature pages to this Registration Statement)

*
To be filed by amendment.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

          (b)     Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

          The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton, Bermuda, on this 27th day of April 2018.

KINIKSA PHARMACEUTICALS, LTD.
By:	/s/ SANJ K. PATEL Sanj K. Patel Chief Executive Officer and Chairman of the Board of Directors

 SIGNATURES

          We, the undersigned officers and directors of Kiniksa Pharmaceuticals, Ltd., hereby severally constitute and appoint Sanj K. Patel and Chris Heberlig, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SANJ K. PATEL Sanj K. Patel	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	April 27, 2018
/s/ CHRIS HEBERLIG Chris Heberlig	Chief Financial Officer (principal financial and accounting officer)	April 27, 2018
/s/ FELIX BAKER Felix J. Baker	Director	April 27, 2018
/s/ STEPHEN R. BIGGAR Stephen R. Biggar	Director	April 27, 2018
/s/ THOMAS MALLEY Thomas R. Malley	Director	April 27, 2018
/s/ TRACEY MCCAIN Tracey L. McCain	Director	April 27, 2018
/s/ KIMBERLY POPOVITS Kimberly J. Popovits	Director	April 27, 2018
/s/ BARRY D. QUART Barry D. Quart	Director	April 27, 2018

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant has signed this registration statement, on this 27th day of April 2018.

KINIKSA PHARMACEUTICALS, CORP.
By:	/s/ SANJ K. PATEL Sanj K. Patel Chief Executive Officer